Exhibit 2.1

AGREEMENT AND PLAN

OF

MERGER

COMMERCE UNION BANCSHARES, INC.

PIONEER MERGER SUB, INC.

RELIANT BANK

COMMUNITY FIRST, INC.

AND

COMMUNITY FIRST BANK & TRUST

August 22, 2017

TABLE OF CONTENTS

ARTICLE I
DEFINITIONS

Section 1.1	Certain Definitions	1
Section 1.2	Other Definitions	8

ARTICLE II
THE MERGERS

Section 2.1	The Merger	8
Section 2.2	The Second Step Merger	9
Section 2.3	Merger Sub Shareholder Approval	10
Section 2.4	Closing	10
Section 2.5	The Bank Merger	10

ARTICLE III
MERGER CONSIDERATION

Section 3.1	Conversion of CFI Common Stock	11
Section 3.2	Exchange Procedures	11
Section 3.3	Rights as CFI Shareholders	13
Section 3.4	No Fractional Shares	13
Section 3.5	Dissenters’ Rights; Dissenting Shares	13
Section 3.6	Excluded Shares	14
Section 3.7	Merger Sub Common Stock	14
Section 3.8	Commerce Union Stock	14
Section 3.9	Adjustments Upon Change in Capitalization	14
Section 3.10	CFI Equity Awards	14
Section 3.11	Withholding Rights	15

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF COMMUNITY FIRST PARTIES

Section 4.1	Community First Disclosure Memorandum	15
Section 4.2	Representations and Warranties	16

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF COMMERCE UNION PARTIES

Section 5.1	Commerce Union Disclosure Memorandum	39
Section 5.2	Representations and Warranties	39

ARTICLE VI
CONDUCT PENDING THE MERGER

Section 6.1	Community First Party Forbearances	52
Section 6.2	Commerce Union Party Forbearances	56
Section 6.3	Absence of Control	57

ARTICLE VII
COVENANTS

Section 7.1	Acquisition Proposals	57

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of the 22nd day of August, 2017, is made and entered into by and among Commerce Union Bancshares, Inc., a Tennessee corporation (“Commerce Union”); Pioneer Merger Sub, Inc., a Tennessee corporation and direct, wholly owned subsidiary of Commerce Union (“Merger Sub”); Reliant Bank, a Tennessee-chartered commercial bank and direct, wholly owned subsidiary of Commerce Union (“Reliant”); Community First, Inc., a Tennessee corporation (“CFI”); and Community First Bank & Trust, a Tennessee-chartered commercial bank and direct, wholly owned subsidiary of CFI (“Bank”), under authority of resolutions of their respective boards of directors duly adopted.

R E C I T A L S

A. The board of directors of each of Commerce Union, Merger Sub, Reliant, CFI, and Bank has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Commerce Union, Merger Sub, Reliant, CFI, and Bank, respectively, and their respective shareholders.

B. As a material inducement for Commerce Union, Merger Sub, and Reliant to enter into this Agreement, certain holders of CFI Common Stock (as defined below) have entered into Voting Agreements dated as of the date hereof and substantially in the form attached hereto as Exhibit A pursuant to which such Persons have agreed, among other things, to vote their shares of CFI Common Stock in favor of approval of this Agreement and the transactions contemplated hereby.

C. For United States federal income tax purposes, the Parties (as defined below) intend for the Merger (as defined below) and the Second Step Merger (as defined below) provided for herein to, taken together as part of a single integrated transaction for purposes of the Internal Revenue Code of 1986, as amended, and the regulations and formal guidance issued thereunder (the “Code”), qualify as a “reorganization” under the provisions of Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, for and in consideration of the foregoing, the mutual covenants, representations, warranties, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions. For purposes of and as used in this Agreement, the terms defined below shall, when capitalized, have the indicated meanings.

“Acquisition Proposal” means, with respect to a Party, any inquiry, indication, proposal, solicitation, or offer, or the filing of any regulatory application, notice, waiver, or request (whether in draft or final form), from or by any Person relating to (i) any direct or indirect sale, acquisition, purchase, lease, exchange, mortgage, pledge, transfer, or other disposition of 20% or more of such Party’s consolidated assets in a single transaction or series of transactions; (ii) any tender offer (including a self-tender) or exchange offer with respect to, or direct or indirect purchase or acquisition of, 20% or more of any class of equity or voting securities of such Party; or (iii) any merger, share exchange, consolidation, business combination, reorganization, recapitalization, or similar transaction involving such Party or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of CFI, in each case other than the transactions contemplated by this Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such Person. For this purpose, the terms “controls,” “controlled by,” and “under common control with” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Bank Stock” means the common stock, par value $10.00 per share, of Bank.

“Banking Act” means the Tennessee Banking Act, Tenn. Code Ann. § 45-1-101 et seq.

“BHCA” means the Bank Holding Company Act of 1956, as amended (12 U.S.C. § 1841 et seq.)

“Book-Entry Shares” means non-certificated shares of CFI Common Stock immediately prior to the Effective Time.

“Business Day” means Monday through Friday of each week, excluding legal holidays recognized as such by the United States government and any day on which banking institutions in the State of Tennessee are authorized or obligated to close.

“Certificate” means a certificate which prior to the Effective Time represents shares of CFI Common Stock.

“CFI Common Stock” means the common stock, no par value, of CFI.

“CFI Equity Award” means a CFI Option or CFI Restricted Share Award.

“CFI Equity Plans” mean, collectively, the Community First, Inc. 2005 Stock Incentive Plan and the Community First, Inc. 2016 Equity Incentive Plan.

“CFI ESPP” means the Community First, Inc. Employee Stock Purchase Plan, as amended.

“CFI Loan Property” means any property in which CFI or Bank or a Subsidiary of CFI or Bank holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“CFI Material Adverse Effect” means a material and adverse effect on (i) the business, financial condition, operations, or results of operations of CFI and its Subsidiaries taken as a whole or (ii) the ability of CFI or Bank to timely perform its obligations under this Agreement or to timely consummate the transactions contemplated by this Agreement; provided, however, that, with respect to clause (i), the following shall not be deemed to have or contribute to, and shall not be taken into account in determining whether there exists, has been, or would reasonably be expected to be, a CFI Material Adverse Effect: (A) changes after the date hereof in Laws of general applicability that apply to insured depository institutions and/or registered bank holding companies generally, or interpretations thereof by Governmental Entities, (B) changes after the date hereof in GAAP or regulatory accounting requirements applicable to insured depository institutions and/or registered bank holding companies generally, (C) changes in economic conditions, or changes in global, national, or regional political or market conditions

(including changes in prevailing interest or exchange rates), in either case affecting the banking and financial services industry generally, (D) any failure by CFI or Bank to meet any internal or published industry analyst projections, forecasts, or estimates of revenue, earnings, or other financial or operating metrics for any period (it being understood that any facts or circumstances giving rise to or contributing to any such failure that are not otherwise excluded from the definition of CFI Material Adverse Effect may be taken into account in determining whether there exists, has been, or would reasonably be expected to be a CFI Material Adverse Effect), (E) actions or omissions of Commerce Union, Merger Sub, Reliant, CFI, and Bank required under this Agreement or taken or omitted to be taken with the prior written consent of the Commerce Union Parties (in the case of actions or omissions by the Community First Parties) or the Community First Parties (in the case of actions or omissions by the Commerce Union Parties), (F) any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located, (G) the execution and delivery of this Agreement or the announcement or consummation of the transactions contemplated hereby, or (H) changes in the trading price or trading volume of the CFI Common Stock (it being understood that any facts or circumstances giving rise to or contributing to any such change that are not otherwise excluded from the definition of CFI Material Adverse Effect may be taken into account in determining whether there exists, has been, or would reasonably be expected to be a CFI Material Adverse Effect); provided that the changes and other matters described in clauses (A), (B), and (C) shall not be so excluded to the extent of any materially disproportionate impact they have on CFI and its Subsidiaries taken as a whole as measured relative to similarly situated companies in the banking and financial services industry.

“CFI Option” means an option to purchase or acquire shares of CFI Stock under the CFI Equity Plans.

“CFI Participation Facility” means any facility in which CFI or Bank or a Subsidiary of CFI or Bank participates in the management thereof (including all property held as trustee or in any other fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“CFI Preferred Stock” means the preferred stock, no par value, of CFI, including without limitation the CFI Series A Preferred Stock and the CFI Series B Preferred Stock.

“CFI Series A Preferred Stock” means the Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A, no par value, of CFI.

“CFI Series B Preferred Stock” means the Fixed Rate Cumulative Perpetual Preferred Stock, Series B, no par value, of CFI.

“CFI SERP” means the Community First Bank & Trust Supplemental Executive Retirement Plan, as amended.

“CFI Stock” means, collectively, the CFI Common Stock and the CFI Preferred Stock.

“Commerce Union Common Stock” means the common stock, par value $1.00 per share, of Commerce Union.

“Commerce Union Material Adverse Effect” means a material and adverse effect on (i) the business, financial condition, operations, or results of operations of Commerce Union and its Subsidiaries taken as a whole or (ii) the ability of Commerce Union, Merger Sub, or Reliant to timely perform its obligations under this Agreement or to timely consummate the transactions contemplated by this Agreement; provided, however, that, with respect to clause (i), the following shall not be deemed to have or contribute to, and shall not be taken into account in determining whether there exists, has been, or would reasonably be expected to be, a Commerce Union Material Adverse Effect: (A) changes after the date hereof in Laws of general applicability that apply to insured depository institutions and/or registered bank holding companies generally, or interpretations thereof by Governmental Entities, (B) changes after the date hereof in GAAP or regulatory accounting requirements applicable to insured depository institutions and/or registered bank holding companies generally, (C) changes in economic conditions, or changes in global, national, or regional political or market conditions (including changes in prevailing interest or exchange rates), in either case affecting the banking and financial services industry generally, (D) any failure by Commerce Union or Reliant to meet any internal or published industry analyst projections, forecasts, or estimates of revenue, earnings, or other financial or operating metrics for any period (it being understood that any facts or circumstances giving rise to or contributing to any such failure that are not otherwise excluded from the definition of Commerce Union Material Adverse Effect may be taken into account in determining whether there exists, has been, or would reasonably be expected to be a Commerce Union Material Adverse Effect), (E) actions or omissions of Commerce Union, Merger Sub, Reliant, CFI, and Bank required under this Agreement or taken or omitted to be taken with the prior consent of the Commerce Union Parties (in the case of actions or omissions by the Community First Parties) or the Community First Parties (in the case of actions or omissions by the Commerce Union Parties), (F) any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located, (G) the execution and delivery of this Agreement or the announcement or consummation of the transactions contemplated hereby, or (H) changes in the trading price or trading volume of the Commerce Union Common Stock (it being understood that any facts or circumstances giving rise to or contributing to any such change that are not otherwise excluded from the definition of Commerce Union Material Adverse Effect may be taken into account in determining whether there exists, has been, or would reasonably be expected to be a Commerce Union Material Adverse Effect); provided that the changes and other matters described in clauses (A), (B), and (C) shall not be so excluded to the extent of any materially disproportionate impact they have on Commerce Union and its Subsidiaries taken as a whole as measured relative to similarly situated companies in the banking and financial services industry.

“Commerce Union Option” means an option to purchase or acquire shares of Commerce Union Common Stock under the Commerce Union Bancshares, Inc. Amended and Restated Stock Option Plan or the Commerce Union Bancshares, Inc. 2015 Equity Incentive Plan.

“Commerce Union Parties” means, collectively, Commerce Union, Merger Sub, and Reliant.

“Commerce Union Preferred Stock” means the preferred stock, par value $1.00 per share, of Commerce Union.

“Commerce Union Stock” means, collectively, the Commerce Union Common Stock and the Commerce Union Preferred Stock.

“Community First Parties” means, collectively, CFI and Bank.

“Confidentiality Agreement” means that certain Mutual Confidentiality Agreement dated April 10, 2017, among Commerce Union, Reliant, CFI, and Bank.

“Contract” means any contract, lease, deed, deed of trust, mortgage, license, instrument, note, commitment, undertaking, indenture, or other agreement, understanding, or legally binding arrangement, whether written or oral.

“Corporation Act” means the Tennessee Business Corporation Act, Tenn. Code Ann. § 48-11-101 et seq.

“Disclosure Memoranda” means, collectively, the Commerce Union Disclosure Memorandum and the Community First Disclosure Memorandum.

“Environmental Law” means any Law relating to (i) pollution, the protection, preservation, or restoration of the indoor or outdoor environment, or natural resources, (ii) the handling, use, storage, recycling, treatment, generation, transportation, processing, production, presence, disposal, release, or threatened release of or exposure to any Hazardous Substance or (iii) any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes, without limitation, (i) the following statutes, as amended, any successors thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations, and the like addressing similar matters: the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; and the portions of the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. relating to Hazardous Substances, and (ii) any common Law that may impose liability (including without limitation strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that is considered one employer with a Party or any of such Party’s Subsidiaries under Section 4001(b)(1) of ERISA or Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Shares” means shares of CFI Common Stock that, immediately prior to the Effective Time, are owned or held, other than in a bona fide fiduciary or agency capacity, by Commerce Union, Merger Sub, Reliant, CFI, or Bank, or any Subsidiary of Commerce Union, Merger Sub, Reliant, CFI, or Bank, including shares of CFI Common Stock held by CFI as treasury stock.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve” means the Board of Governors of the Federal Reserve System.

“GAAP” means accounting principles generally accepted in the United States.

“Governmental Entity” means any federal, state, provincial, local, or foreign court, agency, arbitrator, mediator, tribunal, commission, governmental or regulatory authority, or other governmental or administrative body, instrumentality, or authority, including without limitation the SEC, the Federal Trade Commission, the United States Department of Justice, the United States Department of Labor, the IRS, the Federal Reserve, the FDIC, and the TDFI.

“Hazardous Substance” means any and all substances (whether solid, liquid, or gas) defined, listed, designated, classified, or otherwise regulated as pollutants, hazardous or toxic wastes, hazardous or toxic substances, hazardous or toxic materials, extremely hazardous or toxic wastes, flammable or explosive materials, radioactive materials, or words of similar meaning or regulatory effect under any present or future Environmental Law or that may have a negative impact on human health or the environment, including without limitation oil, petroleum and petroleum products, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, lead, radon, radioactive materials, flammables, explosives and mold.

“Hickman County Property” means that certain real property, including all improvements thereon, owned by Bank and located at 400 Rivers Road, Centerville, Hickman County, Tennessee.

“Intellectual Property” means (i) all inventions, whether or not patentable and whether or not reduced to practice, and all improvements thereon, and all patents, patent applications, and patent disclosures, together with all re-issues, continuations, continuations-in-part, divisions, extensions, and re-examinations thereof; (ii) all trademarks, whether registered or unregistered, service marks, logos, domain names, rights in or to Internet web sites, and corporate, fictitious, assumed, and trade names; (iii) all copyrights, whether registered or unregistered, and all applications, registrations, and renewals relative thereto; (iv) all datasets, databases, and related information and documentation; and (v) any and all other intellectual property and proprietary rights.

“IRS” means the United States Internal Revenue Service.

“Joint Proxy Statement/Prospectus” means the joint proxy statement prepared by Commerce Union and CFI to solicit the approvals of the shareholders of Commerce Union and CFI necessary for the consummation of the Merger, which will include the prospectus of Commerce Union relating to the issuance by Commerce Union of Commerce Union Common Stock to holders of CFI Common Stock pursuant to and in accordance with Article III of this Agreement.

“Knowledge” means, with respect to a Party, the actual knowledge of the president, chief executive officer, chief financial officer, chief operating officer, chief lending officer, chief credit officer, chief risk officer, and human resources officer of such Party, and other Persons, regardless of title, performing similar functions for such Party.

“Laws” means any and all federal, state, provincial, local, and foreign laws, constitutions, common law principles, ordinances, codes, statutes, judgments, determinations, injunctions, decrees, orders, rules, and regulations.

“Liability” means any debt, liability, commitment, or obligation of any kind, character, or nature whatsoever (whether accrued, contingent, absolute, known, unknown, or otherwise and whether due or to become due).

“Lien” means any lien, claim, attachment, garnishment, imperfection of title, defect, pledge, mortgage, deed of trust, hypothecation, security interest, charge, option, restriction, easement, reversionary interest, right of refusal, voting trust arrangement, buy-sell agreement, preemptive right, or other adverse claim, encumbrance, or right of any nature whatsoever.

“Loan” means a loan, commitment, lease, advance, credit enhancement, guarantee, or other extension of credit or borrowing arrangement.

“Merger Sub Common Stock” means the common stock, no par value, of Merger Sub.

“Mergers” means, collectively, the Merger and the Second Step Merger.

“Nasdaq” means The Nasdaq Capital Market.

“Parties” means, collectively, Commerce Union, Merger Sub, Reliant, CFI, and Bank.

“Permitted Liens” means (i) liens for Taxes not yet due and payable; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, either individually or in the aggregate, material; (iii) encroachments, easements or reservations thereof, rights of way, highway and railroad crossings, sewer, electric, and other utility lines, telegraph and telephone lines, zoning and building codes, and other similar restrictions as to the use of the Owned Real Property that, either individually or in the aggregate, do not and would not reasonably be expected to materially impair the occupancy or use of the Owned Real Property; and (iv) imperfections or irregularities of title or other Liens that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust, and any other entity or organization, whether or not incorporated, including without limitation any Governmental Entity.

“Registration Statement” means the registration statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed by Commerce Union with the SEC under the Securities Act with respect to the shares of Commerce Union Common Stock to be issued by Commerce Union to the holders of CFI Common Stock in connection with the transactions contemplated by this Agreement.

“Reliant Common Stock” means the common stock, par value $1.00 per share, of Reliant.

“Reliant Preferred Stock” means the preferred stock, par value $1.00 per share, of Reliant.

“Reliant Stock” means, collectively, the Reliant Common Stock and the Reliant Preferred Stock.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means any corporation, limited liability company, partnership, joint venture, or other entity in which Commerce Union, Merger Sub, Reliant, CFI, or Bank, as the case may be, has, directly or indirectly, an equity or ownership interest representing 50% or more of any class of the capital stock thereof or other equity or ownership interests therein.

“Superior Proposal” means any bona fide written Acquisition Proposal which the CFI board of directors determines in good faith, after taking into account all legal, financial, regulatory, and other aspects of the proposal (including without limitation the amount, form, and timing of payment of consideration, the financing thereof, any associated break-up or termination fees, including those provided for in this Agreement, expense reimbursement provisions, and all conditions to consummation) and the Person making the proposal, and after taking into account the advice of CFI’s financial advisor and outside legal counsel and such other factors as the CFI board of directors reasonably considers to be appropriate, is (i) more favorable from a financial point of view to the shareholders of CFI than the transactions contemplated by this Agreement and (ii) is reasonably likely to be consummated on the terms set forth; provided, however, that for purposes of this definition of Superior Proposal, references to “20% or more” in the definition of Acquisition Proposal shall be deemed to be references to “a majority.”

“Tax” or “Taxes” means any and all federal, state, provincial, local, and foreign taxes, including without limitation (i) any income, profits, alternative or add-on minimum, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, license, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, net worth, premium, real property, personal property, vehicle, airplane, boat, vessel, or other title or registration, environmental, or windfall profit tax, custom, or duty, or any other tax, fee, assessment, levy, tariff, or charge of any kind whatsoever, together with any interest or penalty, addition to tax, or other additional amount imposed by any Governmental Entity or other Person responsible for the imposition or collection of any such tax, and (ii) any Liability for the payment of any amounts of the type described in clause (i) above as a result of any express or implied agreement or obligation to indemnify any other Person or any contractual arrangement or agreement.

“Tax Return” means any return (including any amended return), declaration, or other report, including without limitation elections, claims for refunds, schedules, estimates, and information returns and statements, with respect to any Taxes (including estimated Taxes).

“TDFI” means the Tennessee Department of Financial Institutions.

“USA PATRIOT Act” means the USA PATRIOT Act of 2001, as amended.

Section 1.2 Other Definitions. Capitalized terms used in this Agreement and not defined in Section 1.1, but otherwise defined in this Agreement, shall have the meanings otherwise ascribed thereto.

ARTICLE II

THE MERGERS

Section 2.1 The Merger.

(a) General. Subject to and upon the terms and conditions set forth in this Agreement, at the Effective Time (as defined below), Merger Sub shall be merged with and into CFI in accordance with, and with the effects provided in, this Agreement and applicable provisions of the Corporation Act (the “Merger”). At the Effective Time, the separate corporate existence of Merger Sub shall cease and CFI shall continue, as the surviving corporation of the Merger, as a corporation chartered under the laws of the State of Tennessee (CFI in such capacity as the surviving corporation of the Merger is sometimes referred to herein as the “Interim Surviving Company”).

(b) Effective Time. Prior to or at the Closing, and in order to effect the Merger, Merger Sub and CFI shall duly execute and deliver articles of merger for filing with the Tennessee Secretary of State (the “Articles of Merger”), such Articles of Merger to be in such form and of such substance as is consistent with applicable provisions of the Corporation Act and otherwise mutually agreed upon by Merger Sub and CFI. The Merger shall become effective on such date and at such time as set forth in the Articles of Merger (the date and time the Merger becomes effective being referred to in this Agreement as the “Effective Time”).

(c) Effects of the Merger. The Merger shall have the effects set forth in this Agreement and applicable provisions of the Corporation Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, interests, privileges, powers, and franchises of Merger Sub shall vest in the Interim Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities, and duties of Merger Sub shall become and be debts, liabilities, obligations, restrictions, disabilities, and duties of the Interim Surviving Company.

(d) Charter, Bylaws, and Name of Interim Surviving Company. The charter and bylaws of CFI as in effect immediately prior to the Effective Time shall at and after the Effective Time be the charter and bylaws of the Interim Surviving Company until such time as the same shall be amended in accordance with applicable Law. The legal name of the Interim Surviving Company shall be “Community First, Inc.”

(e) Directors and Officers of Interim Surviving Company. The directors and officers of Merger Sub as of immediately prior to the Effective Time shall, at and after the Effective Time, be the directors and officers, respectively, of the Interim Surviving Company, such individuals to serve in such capacities until such time as their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation, or removal from office.

Section 2.2 The Second Step Merger.

(a) General. As soon as reasonably practicable following the Effective Time, Commerce Union shall cause the Interim Surviving Company to be, and the Interim Surviving Company shall be, merged with and into Commerce Union in accordance with, and with the effects provided in, this Agreement and applicable provisions of the Corporation Act (the “Second Step Merger”). At the Second Step Effective Time (as defined below), the separate corporate existence of the Interim Surviving Company shall cease and Commerce Union shall continue, as the surviving corporation of the Second Step Merger, as a corporation chartered under the laws of the State of Tennessee (Commerce Union in such capacity as the surviving corporation of the Second Step Merger is sometimes referred to herein as the “Surviving Corporation”).

(b) Second Step Effective Time. In order to effect the Second Step Merger, Commerce Union and the Interim Surviving Company shall duly execute and deliver articles of merger for filing with the Tennessee Secretary of State (the “Second Step Articles of Merger”), such Second Step Articles of Merger to be in such form and of such substance as is consistent with applicable provisions of the Corporation Act and otherwise mutually agreed upon by Commerce Union and the Interim Surviving Company. The Second Step Merger shall become effective on such date and at such time as set forth in the Second Step Articles of Merger (the date and time the Second Step Merger becomes effective being referred to in this Agreement as the “Second Step Effective Time”).

(c) Effects of the Second Step Merger. The Second Step Merger shall have the effects set forth in this Agreement and applicable provisions of the Corporation Act. Without limiting the generality of the foregoing, and subject thereto, at the Second Step Effective Time, all property, rights, interests, privileges, powers, and franchises of the Interim Surviving Company shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities, and duties of the Interim Surviving Company shall become and be debts, liabilities, obligations, restrictions, disabilities, and duties of the Surviving Corporation.

(d) Cancellation of Interim Surviving Company Stock. Each share of common stock, no par value, of the Interim Surviving Company that is issued and outstanding immediately prior to the Second Step Effective Time shall, at the Second Step Effective Time, solely by virtue and as a result of the Second Step Merger and without any action on the part of any holder thereof, automatically be cancelled and retired for no consideration and shall cease to exist.

(e) Commerce Union Stock. The shares of Commerce Union Stock issued and outstanding immediately prior to the Second Step Effective Time shall not be affected by the Second Step Merger, and, accordingly, each share of Commerce Union Stock issued and outstanding immediately prior to the Second Step Effective Time (including, without limitation, shares of Commerce Union Common Stock issued as Merger Consideration) shall, at and after the Second Step Effective Time, remain issued and outstanding.

(f) Charter, Bylaws, and Name of Surviving Corporation. The charter and bylaws of Commerce Union (in each case as amended and/or restated) as in effect immediately prior to the Second Step Effective Time shall at and after the Second Step Effective Time be the charter and bylaws of the Surviving Corporation until such time as the same shall be amended in accordance with applicable Law. The name of the Surviving Corporation shall be “Commerce Union Bancshares, Inc.”

(g) Directors and Officers of Surviving Corporation. The directors and officers of Commerce Union as of immediately prior to the Second Step Effective Time shall, at and after the Second Step Effective Time, continue as the directors and officers, respectively, of the Surviving Corporation, such individuals to serve in such capacities until such time as their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation, or removal from office, subject, however, to Section 7.15.

Section 2.3 Merger Sub Shareholder Approval. As soon as reasonably practicable following the date of this Agreement, Commerce Union shall approve this Agreement and the transactions contemplated hereby as the sole shareholder of Merger Sub in accordance with the charter and bylaws of Merger Sub and applicable Law.

Section 2.4 Closing. Subject to the satisfaction or waiver (subject to applicable Law) of the conditions precedent set forth in Article VIII hereof (other than those conditions that by their nature are to be satisfied at the Closing), the closing of the Merger (the “Closing”) shall take place at the offices of Butler Snow LLP, The Pinnacle at Symphony Place, Suite 1600, 150 3rd Avenue South, Nashville, Tennessee 37201, at 10:00 a.m. Central Time on such date as shall be designated by Commerce Union, provided that such date shall be not later than the earlier of (a) the date that is the first Business Day of the month immediately following the month during which the last of the conditions precedent set forth in Article VIII hereof (other than those conditions that by their nature are to be satisfied at the Closing) shall have been satisfied or waived (subject to applicable Law) and (b) the date that is 30 days after the satisfaction or waiver (subject to applicable Law) of all of the conditions precedent set forth in Article VIII hereof (other than those conditions that by their nature are to be satisfied at the Closing), or at such other place, at such other time, or on such other date as the Parties may otherwise agree. Notwithstanding the foregoing, the Parties expressly agree that the Closing may take place by the electronic, facsimile, and/or overnight courier exchange of executed documents. The actual date on which the Closing shall occur is referred to in this Agreement as the “Closing Date.”

Section 2.5 The Bank Merger. Simultaneously with the Parties’ execution of this Agreement, Reliant and Bank have executed and delivered an agreement and plan of merger dated the date hereof (the “Bank Merger Agreement”), which provides for the merger of Bank with and into Reliant immediately following the Second Step Merger in accordance with the terms and conditions of, and with the effects provided by, the Bank Merger Agreement and applicable provisions of the Banking Act and the Corporation Act (the “Bank Merger”). Reliant will be the banking corporation to survive the Bank Merger, and at the effective time of the Bank Merger, the separate corporate existence of Bank will cease. As soon as reasonably practicable following the date of this Agreement, Commerce Union shall approve the Bank Merger Agreement as the sole shareholder of Reliant and CFI shall approve the Bank Merger Agreement as the sole shareholder of Bank. Prior to or at the Closing, Reliant and Bank shall execute and deliver such articles of merger and other documents and certificates as are necessary or appropriate to effectuate the Bank Merger (the “Bank Merger Certificates”).

ARTICLE III

MERGER CONSIDERATION

Section 3.1 Conversion of CFI Common Stock. Subject to the other provisions of this Article III, solely by virtue and as a result of the Merger, each share of CFI Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares (as defined below)) shall at the Effective Time, automatically and without any action on the part of the holder(s) thereof, be converted into and canceled in exchange for the right to receive 0.481 (the “Exchange Ratio”) validly issued, fully paid, and non-assessable shares of Commerce Union Common Stock (the “Merger Consideration”).

Section 3.2 Exchange Procedures.

(a) Deposit with Exchange Agent. At or prior to the Closing, Commerce Union shall deliver or cause to be delivered to an exchange agent mutually agreed upon by Commerce Union and CFI, which the Parties agree may be Commerce Union’s customary stock transfer agent (the “Exchange Agent”), for the benefit of holders of CFI Common Stock (other than holders of Excluded Shares and holders of Dissenting Shares), (i) a certificate or certificates or, at Commerce Union’s election, evidence of shares in book-entry form representing the number of shares of Commerce Union Common Stock issuable or payable to holders of CFI Common Stock (other than holders of Excluded Shares and holders of Dissenting Shares) in the form of Merger Consideration pursuant to this Article III and (ii) cash in an amount sufficient to make payment in respect of fractional share interests in accordance with Section 3.4. The Exchange Agent shall not be entitled to vote or exercise any other rights of ownership with respect to the shares of Commerce Union Common Stock held by it from time to time hereunder, provided that the Exchange Agent shall receive and hold all dividends and other distributions payable or distributable with respect to such shares for the account of the Persons entitled thereto.

(b) Letter of Transmittal. As soon as reasonably practicable after the Effective Time (but in no event later than five Business Days after the Effective Time), Commerce Union shall cause the Exchange Agent to mail or deliver to each holder of record of shares of CFI Common Stock immediately prior to the Effective Time (other than holders of Excluded Shares and holders of Dissenting Shares) a letter of transmittal in customary form as reasonably agreed by Commerce Union and CFI and containing such provisions as Commerce Union shall reasonably require (including provisions confirming that delivery of Certificates and Book-Entry Shares shall be effected, and that risk of loss of and title to Certificates and Book-Entry Shares shall pass, only upon proper delivery of the Certificates or Book-Entry Shares to the Exchange Agent) and instructions for use in effecting the surrender of Certificates and Book-Entry Shares in exchange for the Merger Consideration issuable or payable in respect of the shares of CFI Common Stock previously represented by such Certificates or in respect of such Book-Entry Shares, as applicable, and any dividends or other distributions payable or distributable on or with respect thereto, in each case pursuant to the provisions of this Agreement.

(c) Payment of Merger Consideration. Upon proper surrender of a Certificate or Book-Entry Shares to the Exchange Agent for exchange and cancellation, together with a properly completed and duly executed letter of transmittal (or an “agent’s message,” in the case of Book-Entry Shares held in street name) and such other documents as may reasonably be required by the Exchange Agent, (i) the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor, and the Exchange Agent shall issue and deliver to such holder, (A) the Merger Consideration to which such holder shall have become entitled pursuant to the provisions of this Article III, together with such cash, if any, payable to such holder in respect of a fractional share interest in accordance with Section 3.4, in full satisfaction of all rights pertaining to the shares of CFI Common Stock formerly represented by such Certificate or to such Book-Entry Shares, as applicable, and (B) a check representing the amount of any dividends or other distributions payable or distributable to such holder in accordance with Section 3.2(d), and (ii) the Certificate or Book-Entry Shares so surrendered shall be canceled. In the event Merger Consideration or any other amounts issuable or payable under this Agreement to a holder of shares of CFI Common Stock is to be issued in the name of or paid to a Person other than the Person in whose name such shares are registered, it shall be a condition to the issuance or payment of such Merger Consideration or other amounts that the Certificate formerly representing such shares, or, in the case of non-certificated shares, the Book-Entry Shares, be presented to the Exchange Agent, together with evidence of or appropriate documents or instruments for transfer and evidence that any applicable stock transfer or other Taxes have been paid or are not applicable, all in such form as the Exchange Agent shall reasonably require.

(d) Closing of Stock Transfer Books. At the Effective Time, the stock transfer books of CFI shall be closed and there shall thereafter be no further transfers of shares of CFI Stock on the books or records of CFI, and, if any shares of CFI Common Stock are thereafter presented to the Commerce Union Parties or the Exchange Agent for transfer, such shares shall be cancelled against delivery of the Merger Consideration issuable or payable in respect thereof as herein provided. Until duly surrendered to the Exchange Agent in accordance with the provisions of this Agreement, Certificates and Book-Entry Shares shall, at and after the Effective Time, evidence and represent only the right to receive the Merger Consideration issuable or payable in respect thereof (or the CFI Common Stock previously represented thereby), and any dividends or other distributions payable or distributable on or with respect thereto, in each case in accordance with this Agreement. No dividends or other distributions payable or distributable on or with respect to shares of Commerce Union Common Stock that are issued or issuable in connection with the Merger in accordance with this Agreement will be remitted to any Person entitled to receive such shares of Commerce Union Common Stock until such Person surrenders his or her Certificate(s) previously representing the shares of CFI Common Stock converted into such Commerce Union Common Stock, or his or her Book-Entry Shares converted into such Commerce Union Common Stock, as applicable, at which time such dividends and other distributions shall be remitted to such Person, without interest. No interest will be paid or will accrue on any amounts issuable or payable to holders of CFI Common Stock under or in accordance with this Agreement.

(e) Lost, Stolen, or Destroyed Certificates. In the event any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed and the execution by such Person of an indemnity agreement and/or the posting by such Person of a bond in such form and amount as Commerce Union or the Exchange Agent may reasonably require as indemnity against any claim that may be made against them with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen, or destroyed Certificate the Merger Consideration deliverable in respect of the shares of CFI Common Stock previously represented thereby, and any dividends or other distributions payable or distributable on or with respect thereto, in each case pursuant to this Agreement.

(f) Unclaimed Merger Consideration. Any Merger Consideration, and any other amounts payable by Commerce Union to holders of shares of CFI Common Stock in accordance with this Agreement, in each case that remain(s) unclaimed by former shareholders of CFI for one year after the Effective Time (as well as any dividends or other distributions payable or distributable in respect thereof) shall be delivered by the Exchange Agent to Commerce Union. Any former shareholder of CFI who has not theretofore complied with the exchange procedures provided for in this Agreement shall thereafter look only to Commerce Union for the Merger Consideration (and any other amounts) issuable or payable in respect of the shares of CFI Common Stock previously held by such shareholder and any dividends or other distributions payable or distributable on or with respect thereto, as determined pursuant to this Agreement, without any interest thereon. If the Merger Consideration or any other amounts issuable or payable under this Agreement in respect of any shares of CFI Common Stock or any shares of Commerce

Union Common Stock issuable as Merger Consideration is not claimed prior to the date on which such Merger Consideration or other amounts would otherwise escheat to any Governmental Entity, such Merger Consideration or other amounts shall, to the extent permitted by abandoned property, escheat, and other applicable Laws, become the property of Commerce Union (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interests of any Person previously entitled to such property. Neither the Exchange Agent nor any Party to this Agreement shall be liable to any holder of CFI Common Stock for any Merger Consideration (or any other amounts) properly paid or delivered to a Governmental Entity pursuant to applicable abandoned property, escheat, or similar Laws. Commerce Union and the Exchange Agent shall be entitled to rely upon the stock transfer books and records of CFI to establish the identity of those Persons entitled to receive the Merger Consideration (and any other amounts) specified in this Agreement, which books and records shall be conclusive with respect thereto. In the event of a dispute regarding the ownership of CFI Common Stock, Commerce Union and the Exchange Agent shall be entitled to deposit any Merger Consideration (or any other amounts) issuable or payable in respect thereof in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

Section 3.3 Rights as CFI Shareholders. Holders of CFI Common Stock immediately prior to the Effective Time shall, at and after the Effective Time, cease to be shareholders of CFI and have no further rights as shareholders of CFI, other than the right to receive the Merger Consideration and any other amounts issuable or payable in respect of such holders’ CFI Common Stock or shares of Commerce Union Common Stock issuable as Merger Consideration in accordance with this Article III.

Section 3.4 No Fractional Shares. Notwithstanding any other provision of this Agreement to the contrary, no fraction of a share of Commerce Union Common Stock, and no certificate or scrip therefor, will be issued in connection with the Merger to any holder of shares of CFI Common Stock. Instead, Commerce Union shall pay to each holder of CFI Common Stock who would otherwise be entitled to a fraction of a share of Commerce Union Common Stock (after aggregating and taking into account all Certificates and/or Book-Entry Shares delivered by such holder) cash, without interest, in an amount (rounded to the nearest whole cent) determined by multiplying (a) the fractional share interest (rounded to the nearest thousandth when expressed in decimal form) to which such holder would otherwise be entitled by (b) the volume weighted average closing price per share of Commerce Union Common Stock on Nasdaq (or such other securities market or stock exchange on which the Commerce Union Common Stock then principally trades) for the ten consecutive trading days ending on and including the Business Day immediately preceding the Closing Date (the “Average Per Share Commerce Union Closing Price”).

Section 3.5 Dissenters’ Rights; Dissenting Shares.

(a) Holders of shares of CFI Common Stock shall have such rights to dissent from the Merger and obtain payment of the fair value of their shares as are afforded to such holders by Chapter 23 of the Corporation Act.

(b) Notwithstanding any provision of this Agreement to the contrary, but subject to Section 3.5(c), each issued and outstanding share of CFI Common Stock the holder of which has perfected such holder’s right to dissent from the Merger pursuant to Chapter 23 of the Corporation Act and has not effectively withdrawn or lost such right as of the Effective Time (collectively, the “Dissenting Shares”), shall not be converted into and canceled in exchange for, or represent a right to receive, the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are afforded to such holder by the Corporation Act. Commerce Union shall be entitled to retain any Merger Consideration not paid on account of Dissenting Shares, and the shareholders of CFI shall not be entitled to any portion of such retained Merger Consideration. Any payments made in respect of Dissenting Shares shall be made by Commerce Union within the time periods set forth in, and otherwise in accordance with, the Corporation Act.

(c) If any holder of shares of CFI Common Stock who asserts such holder’s right to dissent from the Merger pursuant to Chapter 23 of the Corporation Act shall have effectively withdrawn or lost such holder’s right to dissent (through failure to perfect or otherwise), then, as of the Effective Time or the occurrence of such event, whichever occurs later, the shares of CFI Common Stock held by such holder shall be converted into and canceled in exchange for, on a share by share basis, the right to receive the Merger Consideration issuable or payable in respect thereof, any dividends or other distributions payable or distributable on or with respect thereto, in each case in accordance with the applicable provisions of this Agreement.

Section 3.6 Excluded Shares. At the Effective Time, each Excluded Share shall, for no consideration, be automatically canceled and retired and shall cease to exist, and, for the avoidance of doubt, no exchange or payment shall be made with respect thereto or in respect thereof.

Section 3.7 Merger Sub Common Stock. Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall at the Effective Time be converted into and become one share of common stock, no par value, of the Interim Surviving Company.

Section 3.8 Commerce Union Stock. The shares of Commerce Union Stock issued and outstanding immediately prior to the Effective Time shall not be affected by the Merger, and, accordingly, each share of Commerce Union Stock issued and outstanding immediately prior to the Effective Time shall, at and after the Effective Time, remain issued and outstanding.

Section 3.9 Adjustments Upon Change in Capitalization. If during the period from the date of this Agreement until immediately prior to the Effective Time the outstanding shares of Commerce Union Common Stock or CFI Common Stock are increased, decreased, or changed into or exchanged for a different number or kind of securities as a result of a reorganization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an equitable and proportionate adjustment shall be made to the Exchange Ratio and, therefore, the Merger Consideration issuable or payable pursuant to this Agreement. For the avoidance of doubt, neither the issuance of shares of Commerce Union Common Stock upon the exercise of Commerce Union Options nor the issuance of shares of CFI Common Stock upon the exercise of CFI Options shall cause or result in an adjustment of or to the Exchange Ratio or the Merger Consideration issuable or payable pursuant to this Agreement.

Section 3.10 CFI Equity Awards.

(a) To the extent permitted under the terms of the CFI Equity Plan pursuant to which a CFI Option has been awarded and related option grant agreements, each CFI Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, at the Effective Time and without any action on the part of the holder thereof, be automatically cancelled, and the holder thereof shall have the right to receive a cash payment from Commerce Union in respect of such cancelled CFI Option in an amount, rounded to the nearest whole cent (the “Option Cash Out Amount”), equal to the product of (i) the excess, if any, of the Option Consideration Price (as defined below) over the per share exercise price of such CFI Option multiplied by (ii) the number of shares of CFI Common Stock subject to such CFI Option to the extent not previously exercised. After the Effective Time, any such cancelled CFI Option shall no longer be exercisable by the former holder thereof, and shall instead only entitle such holder to the payment of the Option Cash Out Amount, if any, without interest. In the event the per share exercise price of a CFI Option is equal to or greater than the Option Consideration Price, such CFI Option shall be cancelled for no consideration and shall have no further force or effect. For purposes of this Agreement, the term “Option Consideration Price” means the product of (x) the Exchange Ratio multiplied by (y) the Average Per Share Commerce Union Closing Price. At the Effective Time, each award of CFI Common Stock subject to vesting, repurchase, or other lapse restriction (a “CFI Restricted Share Award”) granted under the CFI Equity Plans, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time shall become fully vested and shall be cancelled and converted automatically into the right to receive the Merger Consideration in respect of each share of CFI Common Stock underlying such CFI Restricted Share Award.

(b) With respect to any CFI Option outstanding immediately prior to the Effective Time that is not canceled in accordance with Section 3.10(a), at the Effective Time, solely by virtue and as a result of the Merger and without any action on the part of the holder thereof, such CFI Option, whether vested or unvested immediately prior to the Effective Time, shall be assumed by Commerce Union, and each CFI Option so assumed shall at and after the Effective Time be and represent an option to purchase that number of shares of Commerce Union Common Stock equal to the number of shares of CFI Common Stock issuable upon the exercise of such CFI Option immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded to the nearest whole number), and the per share exercise price of the resulting option to purchase shares of Commerce Union Common Stock shall be equal to the per share exercise price of the CFI Option immediately prior to the Effective Time divided by the Exchange Ratio (carried to two decimal places with the second decimal place rounded to the nearest whole number). Any CFI Option that immediately prior to the Effective Time is an incentive stock option (as defined in Section 422 of the Code) shall, at the Effective Time upon assumption by Commerce Union as provided in this Section 3.10(b), maintain its qualified status as such in accordance and compliance with Sections 422 and 424 of the Code, and, prior to the Effective Time, each of CFI and Commerce Union shall use its commercially reasonable efforts to take all action necessary to provide for the assumption of any such CFI Options by Commerce Union in such manner.

Section 3.11 Withholding Rights. Commerce Union shall be entitled to deduct and withhold, and shall be entitled to cause the Exchange Agent to deduct and withhold, from any consideration issuable, payable, or otherwise deliverable pursuant to this Agreement to any holder or former holder of shares of CFI Common Stock or CFI Options such amounts as are required under or by the Code or any other applicable Law to be deducted or withheld. To the extent any such amounts are so deducted or withheld and remitted on a timely basis to the appropriate Governmental Entities, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF COMMUNITY FIRST PARTIES

Section 4.1 Community First Disclosure Memorandum. Prior to or simultaneously with the Parties’ execution and delivery of this Agreement, CFI and Bank have delivered to the Commerce Union Parties a confidential memorandum (the “Community First Disclosure Memorandum”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties of the Community First Parties contained in this Article IV or to one or more covenants of the Community First Parties contained in Article VI, making specific reference in such Community First Disclosure Memorandum to the Section(s) of this Agreement to which such items relate; provided, however, that, notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth in the Community First Disclosure Memorandum as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Community First Disclosure Memorandum as an exception to a representation or warranty shall not be deemed an admission by the

Community First Parties that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a CFI Material Adverse Effect and (iii) any disclosures made with respect to a section of this Article IV shall be deemed to qualify any other section of this Article IV (A) specifically referenced or cross-referenced and (B) to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such section).

Section 4.2 Representations and Warranties. Subject to and except as disclosed in the CFI Securities Filings (as defined below) filed prior to the date of this Agreement (but excluding any risk factor disclosures under the heading “Risk Factors,” any forward-looking statement disclosures or disclaimers, and any other disclosures that are cautionary, predictive, or forward-looking in nature), each of CFI and Bank hereby represents and warrants to the Commerce Union Parties as follows:

(a) Organization and Qualification. CFI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee and is registered as a bank holding company under the BHCA. Bank is a banking corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee. Each of CFI and Bank has the power and authority to own, lease, and operate its properties and assets and to conduct its respective business as presently conducted, except to the extent that the failure to have such power or authority would not reasonably be expected to have a CFI Material Adverse Effect. Each of CFI and Bank is duly licensed and qualified to transact business and is in good standing in each jurisdiction in which the character of the properties or assets owned or leased by it or the nature of the business conducted by it makes such licensing and qualification necessary, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have a CFI Material Adverse Effect. The copies of the charters, bylaws, and other organizational documents of CFI and Bank and their respective Subsidiaries previously provided or made available to the Commerce Union Parties are true, correct, and complete copies of such documents as in effect as of the date of this Agreement. Neither CFI or Bank nor any Subsidiary of CFI or Bank is in material violation of its respective charter, bylaws, or other organizational documents. The minute books of CFI and Bank and their Subsidiaries previously provided or made available to the Commerce Union Parties constitute, in all material respects, a true, complete, and correct record of all meetings of and material corporate actions taken by their respective boards of directors (and each committee thereof), shareholders, and other governing bodies for the periods covered thereby.

(b) Subsidiaries and Other Interests. Set forth on Schedule 4.2(b) of the Community First Disclosure Memorandum is a true, correct, and complete list of all Subsidiaries of CFI (other than Bank) and/or Bank, as well as each such Subsidiary’s jurisdiction of incorporation, organization, or formation and CFI’s and/or Bank’s percentage ownership of each such Subsidiary. Except as set forth on Schedule 4.2(b) of the Community First Disclosure Memorandum, each of CFI and Bank owns beneficially and of record the capital stock or other equity or ownership interest it owns in each of its respective Subsidiaries free and clear of any and all Liens. There are no Contracts relating to the right of CFI or Bank to vote or dispose of any capital stock or other equity or ownership interest of any Subsidiary of CFI or Bank. The ownership interests of CFI and Bank in their respective Subsidiaries are in compliance with all applicable Laws, except where the failure to be in compliance would not reasonably be expected to have a CFI Material Adverse Effect. Each of the Subsidiaries of CFI and/or Bank is a corporation, limited liability company, or other entity duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, organization, or formation, has all requisite power and authority to own, lease, and operate its properties and assets and to conduct its business as presently conducted, and is duly licensed and qualified to transact business and is in good standing in each jurisdiction in which the character of the properties or assets owned or leased by it or the nature of the business conducted by it makes such licensing or qualification necessary, except to the extent that the failure to have such power or authority or where the failure to be so licensed, qualified or in good standing, as applicable, would not reasonably be expected to have a CFI Material Adverse Effect. The outstanding capital stock or other outstanding equity or ownership interests of each Subsidiary of CFI and/or Bank have been validly authorized and are validly issued, fully paid, and non-assessable. No shares of capital stock or other equity or ownership interests of any Subsidiary of CFI and/or Bank are or may be required to be issued by virtue of any options, warrants, or other rights; no securities exist that are convertible into or exchangeable for any shares of capital stock or other equity or ownership interests of any Subsidiary of CFI and/or Bank, or any other debt or equity security of any Subsidiary of CFI and/or Bank; and there are no Contracts for the issuance of any additional capital stock or other equity or ownership interests, or any other debt or equity securities, of any Subsidiary of CFI and/or Bank or any options, warrants, or other rights with respect to such securities. Except (i) as set forth on Schedule 4.2(b) of the Community First Disclosure Memorandum and (ii) for securities and other interests held in a fiduciary capacity and beneficially owned by third parties, neither CFI nor Bank owns, beneficially or of record, directly or indirectly, any equity securities of or any other equity or ownership interest in any Person.

(c) Capitalization.

(i) The authorized capital stock of CFI consists of (i) 10,000,000 shares of CFI Common Stock, of which 5,025,883.8713 shares were issued and outstanding as of the date of this Agreement, and (ii) 2,500,000 shares of CFI Preferred Stock, of which 17,806 shares have been designated as CFI Series A Preferred Stock (of which, as of the date of this Agreement, there were no shares issued and outstanding) and 891 shares have been designated as CFI Series B Preferred Stock (of which, as of the date of this Agreement, there were no shares issued and outstanding). The authorized capital stock of Bank consists of 1,500,000 shares of Bank Stock, of which 572,753 shares were issued and outstanding as of the date of this Agreement and are owned by CFI. There are no other classes or series of authorized, issued, or outstanding capital stock of CFI or Bank. No shares of CFI Stock are held in treasury by CFI or otherwise owned, directly or indirectly, by CFI, and no shares of Bank Stock are held in treasury by Bank or otherwise owned, directly or indirectly, by Bank. All of the issued and outstanding shares of CFI Stock and Bank Stock have been duly and validly authorized and issued in compliance in all material respects with all applicable Laws and are fully paid and non-assessable with no personal liability attaching to the ownership thereof, and none of the issued and outstanding shares of CFI Stock or Bank Stock have been issued in violation of the preemptive or other rights of any Person. Set forth on Schedule 4.2(c)(i) of the Community First Disclosure Memorandum is a true, correct, and complete list, as of the date of this Agreement, of (i) all outstanding CFI Options, including for each CFI Option the name of the optionee, the date of grant, the exercise price, the date(s) of vesting, the date(s) of termination, the number and class or series of shares subject to such CFI Option, and whether such CFI Option is an “incentive stock option” under Section 422 of the Code, and (ii) all issuances or awards by CFI of restricted stock or restricted shares, including for each such issuance or award the name of the recipient, the date of the issuance or award, the date(s) of vesting, and the number and class or series of shares subject to such issuance or award. No bonds, debentures, notes, or other indebtedness having the right to vote on any matters on which shareholders of CFI or Bank may vote are issued or outstanding. Except as set forth on Schedule 4.2(c)(i) of the Community First Disclosure Memorandum, no trust preferred or subordinated debt securities of CFI or any Subsidiary of CFI are issued or outstanding. As of the date of this Agreement, neither CFI nor any Subsidiary of CFI is deferring interest payments with respect to any trust preferred securities or related junior subordinated debt securities issued by it or any of its Affiliates.

(ii) Except as set forth on Schedule 4.2(c)(ii) of the Community First Disclosure Memorandum, (i) there are no outstanding options, warrants, subscriptions, agreements, contracts, rights, calls, or commitments, of any kind or character, that require or obligate or could require or obligate CFI to issue, deliver, or sell, or cause to be issued, delivered, or sold, any additional shares of CFI capital stock, or securities convertible into or exercisable for shares of CFI capital stock, or that require or obligate or could require or obligate CFI to grant, extend, or enter into any such option, warrant, subscription, agreement, contract, right, call, or commitment, and (ii) there are no outstanding options, warrants, subscriptions, agreements, contracts, rights, calls, or commitments, of any kind or character, that require or obligate or could require or obligate Bank to issue, deliver, or sell, or cause to be issued, delivered, or sold, any additional shares of Bank capital stock, or securities convertible into or exercisable for shares of Bank capital stock, or that require or obligate or could require or obligate Bank to grant, extend, or enter into any such option, warrant, subscription, agreement, contract, right, call, or commitment. Except as set forth on Schedule 4.2(c)(ii) of the Community First Disclosure Memorandum, there are no outstanding obligations of CFI or Bank to issue, repurchase, redeem, or otherwise acquire any shares of its capital stock other than (A) the issuance, repurchase, redemption or acquisition of shares of CFI Common Stock in connection with the exercise, vesting or settlement of CFI Options or CFI Restricted Share Awards that were outstanding on August 22, 2017, in accordance with their terms (without amendment or waiver since August 22, 2017) or (B) the issuance, repurchase, redemption or acquisition of shares of CFI Common Stock under the 401(k) plan sponsored by CFI in accordance with the terms thereof or the administrative practices related thereto (without amendment or waiver since August 22, 2017).

(d) Authority. Each of CFI and Bank has all requisite corporate power and authority to execute and deliver this Agreement, and, subject to the consents, approvals, waivers, notices, filings, and registrations referred to in Section 4.2(f), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Community First Parties, the performance by the Community First Parties of their obligations hereunder, and the consummation by the Community First Parties of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the boards of directors of CFI and Bank, and no other corporate actions or proceedings on the part of CFI or Bank are necessary to authorize the execution, delivery, and performance of this Agreement by the Community First Parties and the consummation by the Community First Parties of the transactions contemplated hereby, other than the approval of this Agreement by the shareholders of CFI in accordance with the charter and bylaws of CFI and applicable Law and the approval of the Bank Merger Agreement by CFI as the sole shareholder of Bank in accordance with charter and bylaws of Bank and applicable Law. The board of directors of CFI has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of CFI and its shareholders and has directed that this Agreement be submitted to CFI’s shareholders for approval, and has duly and validly adopted resolutions to the foregoing effect and to recommend that the shareholders of CFI approve this Agreement. This Agreement has been duly and validly executed and delivered by each of CFI and Bank and (assuming due authorization, execution and delivery by Commerce Union, Merger Sub and Reliant) constitutes a valid and legally binding obligation of each of CFI and Bank enforceable against each of CFI and Bank in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, and similar Laws affecting creditors’ rights and remedies generally or general principles of equity, whether applied in a court of law or a court of equity (collectively, the “Enforceability Exceptions”).

(e) No Violations. Neither the execution, delivery, or performance of this Agreement by CFI or Bank nor the consummation of the transactions contemplated by this Agreement will (i) assuming the approval of this Agreement by the shareholders of CFI in accordance with the charter and bylaws of CFI and applicable Law and the approval of the Bank Merger Agreement by CFI as the sole shareholder of Bank in accordance with the charter and bylaws of Bank and applicable Law, violate the charter, bylaws, or other organizational documents of CFI or Bank or any of their Subsidiaries or (ii) assuming that the consents, approvals, waivers, notices, filings, and registrations referred to in Section 4.2(f) have been obtained and made and all applicable waiting periods have expired, (A) violate any Law, permit, or license to which the Community First Parties or any of their Subsidiaries (or the properties or assets of the Community First Parties or any of their Subsidiaries) are subject or by which the Community First Parties or any of their Subsidiaries (or the properties or assets of the Community First Parties or any of their Subsidiaries) are bound or (B) constitute a breach or violation of or a default under (or an event which, with notice or lapse of time or both, could constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of CFI or Bank or any of their Subsidiaries under, any of the terms, conditions, or provisions of any Contract to which CFI or Bank, or any of their Subsidiaries, is a party or to or by which any of the properties or assets of CFI or Bank, or any of their Subsidiaries, may be subject or bound, except, in the case of clause (ii) above, for breaches, violations, defaults, terminations, accelerations, or liens that would not reasonably be expected to have, either individually or in the aggregate, a CFI Material Adverse Effect.

(f) Consents and Approvals. No consents or approvals of, waivers by, notices to, or filings or registrations with any Governmental Entity or other Person are required to be obtained, given, or made by CFI or Bank, or any of their Subsidiaries, in connection with the execution and delivery of this Agreement by the Community First Parties or the consummation by the Community First Parties of the Merger, the Second Step Merger, the Bank Merger, or the other transactions contemplated hereby (including without limitation under any Community First Material Contract), except (i) applications, notices, and waiver requests required to be filed with or given or made to and consents, approvals, and waivers required from, and the expiration of related waiting periods imposed by, the Federal Reserve, the TDFI, and the United States Department of Justice (collectively, the “Regulatory Approvals”); (ii) the filing of any required applications, filings or notices with any other federal, state or foreign agencies or regulatory authorities and approval or grant of such applications, filings and notices (the “Other Regulatory Approvals”); (iii) the filing of the Articles of Merger and Second Step Articles of Merger with the Tennessee Secretary of State and the filing of the Bank Merger Certificates; (iv) the filing with the SEC of the Joint Proxy Statement/Prospectus in definitive form, and such other filings and reports as are required under the Exchange Act; (v) the approval of this Agreement by the shareholders of CFI and the approval of the Bank Merger Agreement by CFI as the sole shareholder of Bank; (vi) any notice or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (vii) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents, and the rules of Nasdaq, or which are required under consumer finance, insurance, mortgage banking and other similar laws; and (viii) as set forth on Schedule 4.2(f) of the Community First Disclosure Memorandum. As of the date of this Agreement, the Community First Parties do not have Knowledge of any reason why any of the consents, approvals, or waivers referred to in this Section 4.2(f) will not be obtained or received without the imposition of any Burdensome Condition (as defined in Section 8.1(b)).

(g) Reports. CFI and Bank, and each of their Subsidiaries, have timely filed or furnished, as applicable, all reports, notices, applications, schedules, registration and proxy statements, and other filings, documents, and instruments (together with any amendments required to be made with respect thereto) that they have been required to file or furnish since January 1, 2014, with or to the Federal Reserve, the FDIC, the TDFI, or any other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file or furnish any such report, notice, application, schedule, registration or proxy statement or other filing, document or instrument or to pay any such fees and assessments would not reasonably be expected to have, either individually or in the aggregate, a CFI Material Adverse Effect. As of their respective dates, such reports, notices, applications, schedules, registration and proxy statements, and other filings, documents, and instruments were complete and accurate in all material respects and complied in all material respects with all applicable Laws.

(h) Securities Filings. CFI has filed with or furnished to the SEC all reports, schedules, registration statements, definitive proxy statements, exhibits, and other filings and materials that CFI has been required to file or furnish under the Securities Act or the Exchange Act, or the rules and regulations promulgated thereunder, since January 1, 2014 (collectively, the “CFI Securities Filings”). True, correct, and complete copies of the CFI Securities Filings are publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC. As of their respective dates of filing with or furnishing to the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), none of the CFI Securities Filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of their respective dates of filing with or furnishing to the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the CFI Securities Filings complied in all material respects with applicable requirements of the Securities Act and/or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder applicable to such CFI Securities Filings.

(i) Financial Statements. The consolidated financial statements of CFI and its Subsidiaries included in the CFI Securities Filings (including the related notes, where applicable) (the “CFI Financial Statements”) fairly present in all material respects the financial position, results of operations, and cash flows of CFI and its Subsidiaries as of the respective dates or for the respective fiscal periods therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount). Each of the CFI Financial Statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and each of such CFI Financial Statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of CFI and its Subsidiaries have since January 1, 2014, been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Since January 1, 2014, no independent public accounting firm of CFI has resigned (or informed CFI that it intends to resign) or been dismissed as independent public accountants of CFI as a result of or in connection with any disagreements with CFI on a matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

(j) Undisclosed Liabilities. Except as would not reasonably be expected to have, either individually or in the aggregate, a CFI Material Adverse Effect, neither CFI nor any of its Subsidiaries has, or has incurred, any Liability, other than (i) Liabilities reflected on or reserved against in the consolidated balance sheet of CFI and its Subsidiaries as of June 30, 2017, included in CFI’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 (the “CFI Balance Sheet”), (ii) Liabilities incurred since June 30, 2017, in the ordinary course of business consistent with past practice, (iii) Liabilities incurred in connection with this Agreement or the transactions contemplated hereby, and (iv) Liabilities set forth on Schedule 4.2(j) of the Community First Disclosure Memorandum.

(k) Absence of Certain Changes or Events.

(i) Since June 30, 2017, there has been no effect, circumstance, occurrence, event, development, or change that, individually or taken together with all other effects, circumstances, occurrences, events, developments, and changes, has had or would reasonably be expected to have a CFI Material Adverse Effect.

(ii) From June 30, 2017 through the date hereof, except in connection with this Agreement and the transactions contemplated hereby, CFI and Bank and their Subsidiaries have conducted their respective businesses only in the ordinary and usual course consistent with past practices.

(iii) From June 30, 2017 through the date hereof, neither CFI nor Bank, nor any of their Subsidiaries, has taken or permitted, or entered into any Contract with respect to, or otherwise agreed or committed to do or take, or failed or omitted to take, any action that, if taken, permitted, or omitted after the date hereof, would constitute a breach or violation of any of the covenants set forth in Sections 6.1(b), (c), (d), (e), (j), (k), (l), (n), (o), (q), (r), (t), or (z) (solely as it relates to Sections 6.1(b), (c), (d), (e), (j), (k), (l), (n), (o), (q), (r), and (t)), except as set forth on Schedule 4.2(k)(iii) of the Community First Disclosure Memorandum.

(l) Litigation. Except as set forth on Schedule 4.2(l) of the Community First Disclosure Memorandum, there are no suits, actions, claims, investigations, or legal, administrative, arbitration, or other proceedings pending or, to the Knowledge of the Community First Parties, threatened against CFI or Bank or any of their Subsidiaries or any property, asset, right, or interest of CFI or Bank or any of their Subsidiaries as to which, in any such case, there is a reasonable probability of an adverse determination and which, if adversely determined, would reasonably be expected to have, either individually or in the aggregate, a CFI Material Adverse Effect, and, to the Knowledge of the Community First Parties, there are no facts or circumstances that could reasonably be expected to give rise to any such suit, action, claim, investigation, or legal, administrative, arbitration, or other proceeding. Neither CFI or Bank nor any of their Subsidiaries, nor any of the properties or assets of CFI or Bank or any of their Subsidiaries, is a party or subject to or bound by any judgment, decree, injunction, order, or ruling of any Governmental Entity (other than those that apply to similarly situated bank holding companies or banks) that has had or would reasonably be expected to have, either individually or in the aggregate, a CFI Material Adverse Effect.

(m) Regulatory Actions. Except as set forth on Schedule 4.2(m) of the Community First Disclosure Memorandum, since January 1, 2014, neither CFI nor Bank, nor any of their Subsidiaries, has been a party to or subject to any cease and desist order, prompt corrective action directive, written agreement, or memorandum of understanding issued by or with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order, or directive by, any Governmental Entity, or has adopted any board resolutions at the request of any Governmental Entity, or has been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, cease and desist order, prompt correction action directive, written agreement, memorandum of understanding, commitment letter, board resolutions, or similar undertaking. To the Knowledge of the Community First Parties, there are no facts or circumstances which would reasonably be expected to result in any Governmental Entity issuing or requesting any such action, proceeding, order, directive, cease and desist order, prompt correction action directive, written agreement, memorandum of understanding, commitment letter, board resolutions, or similar undertaking. There are no material unresolved violations, criticisms, or exceptions noted by any Governmental Entity in or with respect to any report or statement relating to any examination or inspection of CFI or Bank or any of their Subsidiaries. Since January 1, 2014, there have been no formal or informal inquires by (other than in the ordinary course of routine regulatory examinations and visitations), or disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies, or procedures of CFI or Bank or any of their Subsidiaries that have had or would reasonably be expected to have, individually or in the aggregate, a CFI Material Adverse Effect.

(n) Compliance with Laws; Deposit Insurance.

(i) The Community First Parties and their Subsidiaries have at all times since January 1, 2014, complied with, and are currently in compliance with, in all material respects, all applicable Laws, including without limitation Section 23A and Section 23B of the Federal Reserve Act and the regulations promulgated pursuant thereto; the Equal Credit Opportunity Act, as amended; the Fair Housing Act, as amended; the Fair Credit Reporting Act, as amended; the Truth in Lending Act of 1968, as amended; the Community Reinvestment Act of 1977, as amended (the “CRA”); the Home Mortgage Disclosure Act of 1975, as amended; the Bank Secrecy Act of 1970, as amended; the USA PATRIOT Act; the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended; all applicable Laws relating to data protection or privacy; and all other applicable anti-money laundering Laws, fair lending Laws, and Laws relating to discriminatory lending, financing, leasing, or business practices or the origination, sale, or servicing of mortgage loans, except where noncompliance with such applicable Laws would not reasonably be expected to have, either individually or in the aggregate, a CFI Material Adverse Effect. Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a CFI Material Adverse Effect, the Community First Parties and their Subsidiaries have, and have at all times since January 1, 2014 had, all permits, licenses, franchises, certificates of authority, orders, authorizations, and approvals, that are required in order to permit them to own, lease, and operate their properties and assets and to carry on their respective businesses as heretofore or presently conducted, and all such permits, licenses, franchises, certificates of authority, orders, authorizations, and approvals are in full force and effect and, to the Knowledge of the Community First Parties, no suspension or cancellation of any of them is threatened.

(ii) Since January 1, 2014, each of the principal executive officer and the principal financial officer of CFI (or each former principal executive officer or each former principal financial officer, as applicable) has made all certifications required by Rules 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the CFI Securities Filings, and the statements contained in such certifications are true and accurate in all material respects, and CFI has, since January 1, 2014, been in compliance in all respects with all other applicable provisions of the Sarbanes-Oxley Act except for any non-compliance that would not reasonably be expected to have, either individually or in the aggregate, a CFI Material Adverse Effect. For purposes of this Section 4.2(n)(ii), “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(iii) The deposits of Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act (the “FDIA”) to the full extent permitted by Law, and Bank has paid all premiums and assessments and filed all reports required by the FDIA, except where the failure to pay all such premiums and assessments and file all such reports has not had and would not reasonably be expected to have, either individually or in the aggregate, a CFI Material Adverse Effect. No proceeding for the revocation or termination of such deposit insurance is pending or, to the Knowledge of the Community First Parties, threatened.

(o) Taxes.

(i) The Community First Parties and their Subsidiaries have timely filed all material Tax Returns required to be filed by or with respect to them (the “Community First Returns”). Neither the Community First Parties nor any of their Subsidiaries currently are the beneficiary of any extension of time within which to file any Community First Returns. All of the Community First Returns are true, correct, and complete in all material respects, and all material Taxes due and payable by the Community First Parties and their Subsidiaries with respect to the periods covered by such Community First Returns have been paid (whether or not shown on any Community First Returns). The accruals and reserves for Taxes reflected in the CFI Balance Sheet are adequate, in accordance with GAAP, to cover all unpaid Taxes of CFI and its Subsidiaries for periods ending on or prior to the date of the CFI Balance Sheet, and all such accruals and reserves for Taxes, as adjusted for operations and transactions and the passage of time for periods ending on or prior to the Closing Date in accordance with past custom and practice of CFI and its Subsidiaries, will be adequate, in accordance with GAAP, to cover all unpaid Taxes of CFI and its Subsidiaries accruing through the Closing Date. No written claim has been made in the past three years against the Community First Parties or any of their Subsidiaries by an authority in a jurisdiction where CFI or Bank or their Subsidiaries do not file Tax Returns that CFI or Bank or any of their Subsidiaries are or may be subject to taxation in that jurisdiction. No outstanding agreement, arrangement, extension, or waiver of or with respect to the limitation period applicable to any Community First Returns has been agreed to or entered into or granted (by the Community First Parties or any other Person), and no such agreement, arrangement, extension, or waiver has been requested, formally or informally, by or from the Community First Parties or any of their Subsidiaries, and neither the Community First Parties nor any of their Subsidiaries has executed or is bound by any extension or waiver of any statute of limitations on the assessment or collection of any Tax.

(ii) Except as would not reasonably be expected to result in a Material Adverse Effect, (i) all Taxes that the Community First Parties or any of their Subsidiaries are or were required to withhold or collect in connection with any amounts paid or owing to any employee, director, independent contractor, shareholder, nonresident, creditor, or other third party (including amounts paid or owing by or to the Community First Parties or any of their Subsidiaries and any such Taxes due as a result of a plan intended to be a “nonqualified deferred compensation plan” under Section 409A(d)(1) of the Code that has not been operated in good faith compliance with Section 409A of the Code and associated guidance) have been duly withheld or collected and have been paid, to the extent required, to the proper taxing authorities; (ii) the Community First Parties and their Subsidiaries have complied with all information reporting and backup withholding requirements, including the maintenance of required records, with respect to such amounts; and (iii) the Community First Parties and their Subsidiaries have paid all employer contributions and premiums and filed all Tax Returns with respect to any employee income Tax withholding, and social security and unemployment Taxes and premiums, all in compliance with the withholding provisions of the Code and other applicable Laws.

(iii) The Community First Parties have delivered or made available to the Commerce Union Parties true, correct, and complete copies of all audit reports, statements of deficiencies, and similar documents issued by a Governmental Entity relating to the Community First Returns which the Community First Parties have in their possession or control. Set forth on Schedule 4.2(o)(iii) of the Community First Disclosure Memorandum is a true, correct, and complete list of all deficiencies proposed as a result of Governmental Entity audits, all of which have been paid or, as set forth on such schedule, have been settled or are being contested in good faith in appropriate proceedings.

(iv) No audit, investigation, examination, deficiency assessment, refund litigation, or other proceeding is pending or, to the Knowledge of the Community First Parties, threatened against or with respect to the Community First Parties or any of their Subsidiaries in respect of any Taxes or Tax matters. There are no unsatisfied Liabilities for Taxes with respect to any notice of deficiency or similar document received by the Community First Parties or any of their Subsidiaries with respect to any Taxes. There are no Liens for Taxes upon any of the properties or assets of the Community First Parties or any of their Subsidiaries, other than statutory Liens for current Taxes not yet due and payable or which are being contested in good faith for which adequate reserves have been established.

(v) Neither CFI nor Bank, nor any of their Subsidiaries, has granted to any Person a power of attorney with respect to any Taxes or Tax matters that is currently in effect for a period for which the applicable statute of limitations has not expired. Neither CFI nor Bank, nor any of their

Subsidiaries, is subject to any private letter ruling of the IRS or any comparable ruling of any other taxing authority, and no request for any such ruling is pending. No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision), or any similar provision of Law, has been entered into by or with respect to CFI or Bank or any of their Subsidiaries.

(vi) There is no Contract or plan (including without limitation this Agreement and the arrangements contemplated hereby) covering any director, officer, employee, or independent contractor, or any former director, officer, employee, or independent contractor, of CFI or Bank or any of their Subsidiaries that, individually or collectively with any other such Contracts or plans, will, or could reasonably be expected to, give rise, directly or indirectly, to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code (as determined without regard to Section 280G(b)(4) of the Code), except those payments that will not be made in the absence of shareholder approval in accordance with the requirements of Section 280G(b)(5)(B) of the Code. Neither CFI nor Bank, nor any of their Subsidiaries, is a party to or bound by any Contract or plan, or has any obligation (current or contingent), to compensate any Person for Tax-related payments, including Taxes paid pursuant to Section 4999 of the Code and Taxes under Section 409A of the Code.

(vii) Except as set forth on Schedule 4.2(o)(vii) of the Community First Disclosure Memorandum, (A) neither CFI nor Bank, nor any of their Subsidiaries, has at any time been a member of a group with which it has filed or been included in a combined, consolidated, or unitary Tax Return (other than a group of which CFI is the common parent); (B) neither CFI nor Bank, nor any of their Subsidiaries, is or has ever been a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement, or similar Contract that primary focus of which is Tax matters; and (C) neither CFI nor Bank, nor any of their Subsidiaries, is liable for the Taxes of any other Person, whether as a transferee or successor, by Contract the primary focus of which is Tax matters (including any Tax allocation agreement, Tax sharing agreement, or Tax indemnity agreement), or otherwise.

(viii) The Community First Parties and their Subsidiaries are, and have at all times been, in compliance with the provisions of Section 6011, Section 6111, and Section 6112 of the Code relating to tax shelter disclosure, registration, list maintenance, and record keeping, and with the Treasury Regulations thereunder (including any predecessor or successor Code provisions or Treasury Regulations, as applicable), and neither the Community First Parties nor their Subsidiaries have at any time engaged in or entered into any transaction that would be defined as a “listed transaction” within the meaning of Treasury Regulations Section 1.6011, Section 301.6111, or Section 301.6112.

(ix) Neither the Community First Parties nor any of their Subsidiaries have participated in or cooperated with an international boycott within the meaning of Section 999 of the Code. Neither CFI nor Bank, nor any of their Subsidiaries, has a “permanent establishment” within the meaning of any applicable Tax law in any foreign jurisdiction, nor is CFI or Bank, or any of their Subsidiaries, required to file any Tax Returns in any foreign jurisdiction. No Subsidiary of CFI or Bank which is not a “United States Person” within the meaning of Section 7701(a)(30) of the Code has a permanent establishment within the United States or derives any income effectively connected with the conduct of a trade or business within the United States.

(x) Set forth on Schedule 4.2(o)(x) of the Community First Disclosure Memorandum is a true, correct, and complete list of all Tax abatement, Tax reduction, Tax credit, and similar agreements or programs to which the Community First Parties or their Subsidiaries are parties or in which the Community First Parties or their Subsidiaries.

(xi) Neither CFI or Bank nor any of their Subsidiaries has ever distributed stock of another Person or had its stock distributed by another Person in a transaction that purported or was intended to be governed in whole or in part by Section 355 or Section 361 of the Code. Neither CFI or Bank nor any of their Subsidiaries is required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Community First Parties or their Subsidiaries, and the IRS has not proposed any such change in accounting method.

(xii) For purposes of this Section 4.2(o), (A) references to CFI shall be deemed to include any predecessor to CFI, any Person which merged or was liquidated with or into CFI, any direct or indirect Subsidiary of CFI, and any Person from which CFI has incurred any Liability for Taxes as a result of transferee liability and (B) references to Bank shall be deemed to include any predecessor to Bank, any Person which merged or was liquidated with or into Bank, any direct or indirect Subsidiary of Bank, and any Person from which Bank has incurred any Liability for Taxes as a result of transferee liability.

(p) Material Contracts.

(i) Except as set forth in Schedule 4.2(p)(i) of the Community First Disclosure Memorandum as of the date hereof, neither CFI nor Bank, nor any of their Subsidiaries, is a party to or bound by any Contract (A) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (B) which contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by CFI or Bank, or any of their Subsidiaries, or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation or any of its Subsidiaries to engage in such activities, (C) with or to a labor union or guild (including any collective bargaining agreement), (D) that would, solely as a result of consummation of the Merger, the Second Step Merger or the Bank Merger, require any payment by CFI or Bank, the Interim Surviving Company, Commerce Union or the Surviving Corporation or any Subsidiary thereof of amounts in excess of $50,000, individually, or $100,000, in the aggregate, (E) other than extensions of credit, other banking products offered by Bank and its Subsidiaries, derivatives or the Leased Real Property, which creates future payment obligations of CFI or Bank or any of their Subsidiaries in excess of $50,000 per annum and that by its terms does not terminate or is not terminable without penalty upon notice of 60 days or less, or (F) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of CFI or Bank or any of their Subsidiaries, taken as a whole. Each Contract of the type described in this Section 4.2(p)(i), whether or not set forth in the Community First Disclosure Memorandum, is referred to herein as a “Community First Material Contract,” and neither CFI nor Bank, nor any of their Subsidiaries, knows of, or has received written notice of, any default or any violation of the above by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a CFI Material Adverse Effect.

(ii) In each case, except as would not reasonably be expected to have, either individually or in the aggregate, a CFI Material Adverse Effect, (i) each Community First Material Contract is valid and binding on CFI or Bank or one of their Subsidiaries, as applicable, and in full force and effect, (ii) CFI and Bank and their Subsidiaries have in all respects performed all obligations required to be performed by them to date under each Community First Material Contract, (iii) to the Knowledge of the Community First Parties, each third-party counterparty to each Community First Material Contract has in all respects performed all obligations required to be performed by it to date under such Community First Material Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of CFI or Bank or any of their Subsidiaries under any such Community First Material Contract.

(q) Intellectual Property; Information Technology Systems.

(i) Set forth on Schedule 4.2(q)(i) of the Community First Disclosure Memorandum is a true, correct, and complete list of all of the Intellectual Property owned by CFI or Bank or any of their Subsidiaries and registered or applied for before a Governmental Entity and used by CFI or Bank or any of their Subsidiaries in the conduct of their respective businesses (collectively, the “Community First Registered Intellectual Property”). All required filings and fees related to Community First Registered Intellectual Property have been timely filed with and paid to the relevant Governmental Entities and authorized registrars, and all Community First Registered Intellectual Property is in good standing, except where the failure to timely file and pay or to be in good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a CFI Material Adverse Effect.

(ii) Set forth on Schedule 4.2(q)(ii) of the Community First Disclosure Memorandum is a true, correct, and complete list of all Contracts pursuant to which CFI or Bank (i) obtain a license to Intellectual Property owned by a third party (excluding Contracts for commercially available or off-the shelf software or services) and material to the conduct of the business of CFI and Bank and their Subsidiaries as presently conducted; or (ii) grant a license or right to use Intellectual Property owned by CFI or Bank or one of their Subsidiaries (excluding non-exclusive licenses granted in the ordinary course of business). There is no breach or default or alleged breach or default, or to the Knowledge of the Community First Parties any state of facts or circumstances which with notice or lapse of time or both would constitute a breach or default, on the part of any party to any such Contract in the performance of any obligation to be performed, paid, or observed by any party under or pursuant to any such Contract, in each case which would reasonably be expected to have, either individually or in the aggregate, a CFI Material Adverse Effect.

(iii) CFI and Bank and their Subsidiaries own or possess all requisite rights to use all of the material Intellectual Property required or necessary for the conduct of the business of CFI and Bank and their Subsidiaries as presently conducted (the “Community First Intellectual Property”), to the Knowledge of the Community First Parties, without any conflict with the rights of others or any known use by others which conflicts with the rights of CFI or Bank or any of their Subsidiaries. Except pursuant to the Contracts set forth on Schedule 4.2(q)(ii), neither CFI nor Bank, nor any of their Subsidiaries, owes any royalties, honoraria, or fees to any Person by reason of the use by CFI or Bank or any of their Subsidiaries of any of the Community First Intellectual Property. Neither CFI nor Bank, nor any of their Subsidiaries, has received notice of, and to the Knowledge of the Community First Parties there is no basis for, any claimed conflict with respect to any of the Community First Intellectual Property or any claim against CFI or Bank or any of their Subsidiaries that their respective operations, activities, products, publications, goods, or services infringe upon any patent, trademark, trade name, copyright, or other intellectual property or proprietary right of a third party, or that CFI or Bank or any of their Subsidiaries is illegally or otherwise impermissibly using any patent, trademark, trade name, copyright, trade secret, or other intellectual property or proprietary right of others, nor has there been any written claim or assertion that any of the Community First Intellectual Property is invalid or defective in any way.

(iv) All information technology and computer systems (including software, information technology and telecommunications hardware, and other equipment) relating to or for the transmission, storage, maintenance, organization, presentation, generation, processing, or analysis of data and information, whether or not in electronic format, necessary for or used in the conduct of the businesses of the Community First Parties and their Subsidiaries (collectively, the “Community First IT Systems”) have been properly maintained in accordance with standards in the financial industry to ensure proper operation, monitoring, and use and operate as necessary to conduct business as currently conducted, in each such case, except where the failure to be so maintained or operated has not had and would not reasonably be expected to have, either individually or in the aggregate, a CFI Material Adverse Effect. Since January 1, 2014, neither CFI nor Bank, nor any of their Subsidiaries, has experienced any material disruption to, or material interruption in, the conduct of its business attributable to a defect, bug, breakdown, or other failure or deficiency in or of the performance of the Community First IT Systems to operate as necessary for the conduct of the business as currently conducted. The Community First Parties and their Subsidiaries have taken reasonable measures to provide for the back-up and recovery of the data and information necessary for the conduct of their respective businesses (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of their respective businesses. Neither CFI nor Bank, nor any of their Subsidiaries, is in breach of or default under any Community First Material Contract relating to any of the Community First IT Systems except where such breach has not had and would not reasonably be expected to have, either individually or in the aggregate, a CFI Material Adverse Effect.

(v) The Community First Parties and their Subsidiaries have in place commercially reasonable data protection and privacy policies and procedures designed to protect, safeguard, and maintain the confidentiality, integrity, and security of (A) their information technology systems and software owned or purported to be owned by them and (B) all information, data, and transactions stored or contained therein or transmitted thereby, including personally identifiable information, financial information, and credit card data (as such information or terms are defined and/or regulated under applicable Laws (the “Community First Data”), against any unauthorized or improper use, access, transmittal, interruption, modification, or corruption. Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a CFI Material Adverse Effect, the Community First Parties and their Subsidiaries are in compliance with applicable federal and state confidentiality and data security Laws, including without limitation Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by the Community First Parties pursuant to 12 C.F.R. Part 364, and all applicable card association rules and the payment card industry data security standards. Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a CFI Material Adverse Effect, there currently are not any, and since January 1, 2014, there have not been any, pending or, to the Knowledge of the Community First Parties, threatened claims or written complaints with respect to unauthorized access to or breaches of the security of (A) any of the Community First Parties’ or their Subsidiaries’ information technology systems or (B) Community First Data or any other such information collected, maintained, or stored by or on behalf of the Community First Parties or their Subsidiaries (or any unlawful acquisition, use, loss, destruction, compromise, or disclosure thereof).

(r) Labor and Employment Matters.

(i) The Community First Parties and their Subsidiaries are, and since January 1, 2014, have been in compliance with all applicable Laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, wages and hours, occupational health and safety, and anti-discrimination, except where the failure to be in compliance has not had and would not reasonably be expected to have, either individually or in the aggregate, a CFI Material Adverse Effect. Neither CFI nor Bank, nor any of their Subsidiaries, is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement or contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is CFI or Bank, or any of their Subsidiaries, the subject of any proceeding in which it is asserted that CFI or Bank, or any of their Subsidiaries, has committed an unfair labor practice or seeking to compel CFI or Bank, or any of their Subsidiaries, to bargain with any labor union or labor organization as to wages and conditions of employment, nor, to the Knowledge of the Community First Parties, has any such proceeding been threatened, nor is there any strike, labor dispute, or organizational effort involving CFI or Bank, or any of their Subsidiaries, pending or, to the Knowledge of the Community First Parties, threatened.

(ii) Set forth on Schedule 4.2(r)(ii) of the Community First Disclosure Memorandum is (A) a true, correct, and complete list of all employees (including any leased or temporary employees) of the Community First Parties and their Subsidiaries; (B) each such employee’s current rate of compensation and bonus or incentive compensation arrangements; and (C) each such employee’s date of hire and accrued vacation, sick leave, personal leave, and paid time off, as applicable. Set forth or identified on Schedule 4.2(r)(ii) of the Community First Disclosure Memorandum are the names of any employees of the Community First Parties or any of their Subsidiaries who are absent from work due to a leave of absence (including without limitation in accordance with the requirements of the Family and Medical Leave Act or the Uniformed Services Employment and Reemployment Rights Act) or a work-related injury, or who are receiving workers’ compensation or disability compensation.

(iii) To the Knowledge of the Community First Parties, no director, officer, employee, or independent contractor of or to CFI or Bank or any of their Subsidiaries is a party to or otherwise bound by any Contract, including without limitation any confidentiality, non-competition, non-solicitation, or proprietary rights agreement, that would reasonably be expected to materially and adversely affect the ability of CFI or Bank or any of their Subsidiaries to conduct its business as currently conducted or the ability of such Person to perform and carry out such Person’s duties or responsibilities.

(iv) Except as would not reasonably be expected to have a Material Adverse Effect, neither CFI nor Bank, nor any of their Subsidiaries, has classified any Person as an “independent contractor” or any similar status who, under applicable Law or the provisions of any Community First Benefit Plan (as defined below), should have been classified as an employee. Except as would not reasonably be expected to have, either individually or in the aggregate, a CFI Material Adverse Effect, neither CFI nor Bank, nor any of their Subsidiaries, has any Liability for improperly excluding any Person who provides or has provided services to CFI or Bank or any of their Subsidiaries in any capacity from participating in any Community First Benefit Plan.

(v) Except as set forth on Schedule 4.2(r)(v) of the Community First Disclosure Memorandum, to the Knowledge of the Community First Parties as of the date of this Agreement, no officer of CFI or Bank (or any of their Subsidiaries) with a title of vice president or higher has informed CFI or Bank (or any of their Subsidiaries) in writing of his or her intent to terminate his or her employment in writing with CFI or Bank (or any of their Subsidiaries), as applicable.

(vi) There is no pending or, to the Knowledge of the Community First Parties, threatened suit, action, claim, or legal, administrative, arbitration, or other proceeding by or on behalf of any current or former employee of CFI or Bank or any of their Subsidiaries, including without limitation any suit, action, claim, or legal, administrative, arbitration, or other proceeding alleging noncompliance with applicable Laws respecting employment, employment practices, wages and hours, or terms and conditions of employment (but excluding workers’ compensation matters), as to which, in any such case, there is a reasonable probability of an adverse determination and which, if adversely determined, would reasonably be expected to have, either individually or in the aggregate, a CFI Material Adverse Effect, and to the Knowledge of the Community First Parties, there are no facts or circumstances that could reasonably be expected to give rise to any such suit, action, claim, or legal, administrative, arbitration, or other proceeding.

(s) Benefit Plans.

(i) Set forth on Schedule 4.2(s)(i) of the Community First Disclosure Memorandum is a true, correct, and complete list of all pension, retirement, salary continuation, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, disability, severance, change of control, change in control, fringe benefit, incentive, cafeteria or Code Section 125, welfare, and other benefit plans, contracts, agreements, and arrangements, including without limitation “employee benefit plans” as defined in Section 3(3) of ERISA, incentive and welfare policies, contracts, plans, and arrangements, including split dollar life insurance arrangements, and all trust agreements and funding arrangements related thereto, which are or have been maintained by, contributed to (or required to be contributed to), or sponsored by CFI or Bank for the benefit of or with respect to any present or former directors, officers, or employees of CFI or Bank or any of their Subsidiaries, or to or under which CFI or Bank or any of their Subsidiaries have any Liability (herein referred to collectively as the “Community First Benefit Plans”), including any and all plans or policies offered to employees of CFI or Bank, or any of their Subsidiaries, with respect to which CFI or Bank has claimed or is claiming the safe harbor for “voluntary plans” under ERISA for group and group-type insurance arrangements (“Community First Voluntary Plans”). The Community First Parties have previously delivered or made available to the Commerce Union Parties true, correct, and complete copies of all plans, contracts, agreements, arrangements, and other documents required to be set forth in Schedule 4.2(s)(i) of the Community First Disclosure Memorandum, along with, where applicable, copies of the IRS Form 5500 for the most recently completed year. There has been no announcement or commitment by CFI or Bank, or any of their Subsidiaries, to create any additional Community First Benefit Plan, to amend any Community First Benefit Plan (except for amendments required by applicable Law or which do not materially increase the cost of such Community First Benefit Plan), or to terminate any Community First Benefit Plan. Each Community First Benefit Plan that provides for the payment of “deferred compensation,” including any employment, change of control, change in control, stock option, supplemental executive retirement, or salary continuation agreement between CFI or Bank or any of their Subsidiaries and any current or former director, officer, or employee, complies with Section 409A of the Code.

(ii) Other than routine claims for benefits or as would not reasonably be expected to have, individually or in the aggregate, a CFI Material Adverse Effect, there is no pending or, to the Knowledge of the Community First Parties, threatened, litigation, action, administrative action, suit, audit, arbitration, mediation, or other proceeding relating to any Community First Benefit Plan. Except as would not reasonably be expected to have, either individually or in the aggregate, a CFI Material Adverse Effect, (i) all of the Community First Benefit Plans comply in all respects with applicable requirements of ERISA and the Code and other applicable Laws (including without limitation the portability, privacy, and security provisions of the Health Insurance Portability and Accountability Act of 1996, as amended; the Patient Protection and Affordable Care Act of 2009, as amended; the coverage continuation requirements of Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; the Family and Medical Leave Act, as amended; the Mental Health Parity Act of 1996, as amended; the Mental Health Parity and Addiction Equity Act of 2008, as amended; the Uniformed Services Employment and Reemployment Rights Act, as amended; the Newborns’ and Mothers’ Health Protection Act of 1996, as amended; the Women’s Health and Cancer Rights Act, as amended; and the Genetic Information Nondiscrimination Act of 2008, as amended), and (ii) have been established, maintained, and administered in compliance with all applicable requirements of ERISA and the Code and other applicable Laws and the terms and provisions of all documents, contracts, or agreements establishing the Community First Benefit Plans or pursuant to which they are maintained or administered. Except as would not reasonably be expected to have, either individually or in the aggregate, a CFI Material Adverse Effect, there are no existing circumstances and to the Knowledge of the Community First Parties no event has occurred that would reasonably be expected to result in the disqualification of any Community First Benefit Plan intended to be tax-qualified under Section 401 of the Code. No audit of any Community First Benefit Plan by the IRS, the United States Department of Labor, or any other Governmental Entity is ongoing or was ongoing or closed or, to the Knowledge of the Community First Parties, threatened at any time during the past five years. Except as would not reasonably be expected to have, either individually or in the aggregate, a CFI Material Adverse Effect, there has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Community First Benefit Plan that is likely to result in, or has already resulted in, the imposition of any material penalties or material Taxes upon CFI or Bank or any of their Subsidiaries under Section 502(i) of ERISA or Section 4975 of the Code.

(iii) No Liability to the Pension Benefit Guaranty Corporation has been, or is expected by the Community First Parties or their Subsidiaries to be, incurred with respect to any Community First Benefit Plan that is subject to Title IV of ERISA (a “Community First Pension Plan”), or with respect to any “single-employer plan” (as defined in Section 4001(a) of ERISA) currently or formerly maintained by CFI or Bank or any ERISA Affiliate. Except as would not reasonably be expected to have, either individually or in the aggregate, a CFI Material Adverse Effect, no Community First Pension Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Community First Pension Plan exceeds the present value of the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) under such Community First Pension Plan as of the end of the most recent plan year ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Community First Pension Plan as of the date hereof; and no notice of a “reportable event” (as defined in Section 4043 of ERISA) for which the reporting requirement has not been waived has been required to be filed for any Community First Pension Plan within the 12-month period ending on the date of this Agreement. Except as would not reasonably be expected to have, either individually or in the aggregate, a CFI Material Adverse Effect, neither CFI nor Bank, nor any of their Subsidiaries, has provided or is required to provide security to any Community First Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code. Neither CFI nor Bank, nor any of their Subsidiaries or any ERISA Affiliate, has contributed to or been obligated to contribute to any “multiemployer plan” as defined in Section 3(37) of ERISA.

(iv) Each Community First Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a “Community First Qualified Plan”) has received a current favorable determination letter from the IRS (or, in the case of an IRS pre-approved plan, the pre-approved plan has a current IRS opinion or advisory letter upon which the Community First Parties are entitled to rely under applicable IRS guidance), and to the Knowledge of the Community First Parties there are no facts or circumstances that would reasonably be expected to result in the revocation of any such favorable determination letter. Except as would not reasonably be expected to have, either individually or in the aggregate, a CFI Material Adverse Effect, each Community First Qualified Plan, if any, that is an “employee stock ownership plan” (as defined in Section 4975(e)(7) of the Code) has satisfied all of the applicable requirements of Sections 409 and 4975(e)(7) of the Code and the regulations thereunder in all respects, and any assets of any such Community First Qualified Plan that, as of the end of the most recent plan year, are not allocated to participants’ individual accounts are pledged as security for, and may be applied to satisfy, any securities acquisition indebtedness.

(v) Except as set forth on Schedule 4.2(s)(v) of the Community First Disclosure Memorandum, neither CFI nor Bank, nor any of their Subsidiaries, has any obligations for post-retirement benefits under any Community First Benefit Plan that cannot be amended and/or terminated upon 60 days or less notice without incurring any Liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code or similar state Laws, the cost of which is borne by the electing individuals.

(vi) Except as would not reasonably be expected to have, either individually or in the aggregate, a CFI Material Adverse Effect, all contributions and payments (both employer and employee) required to be made with respect to any Community First Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable (both employer and employee) with respect to insurance policies funding any Community First Benefit Plan, have been timely made or paid in full by the applicable due date, with extensions, or to the extent not required to be made or paid on or before the date hereof, have been fully reflected or reserved against in the CFI Balance

Sheet to the extent required by GAAP or regulatory accounting requirements. Each Community First Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (A) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code or (B) is unfunded.

(vii) Except as would not reasonably be expected to have, either individually or in the aggregate, a CFI Material Adverse Effect, all required reports, notices, disclosures, and descriptions (including without limitation Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1, and summary plan descriptions) have been timely filed or distributed in accordance with applicable Law with respect to each Community First Benefit Plan. Except as would not reasonably be expected to have, either individually or in the aggregate, a CFI Material Adverse Effect, all required Tax filings with respect to each Community First Benefit Plan have been made, and any Taxes due in connection with such filings have been paid.

(viii) Except as set forth on Schedule 4.2(s)(viii) of the Community First Disclosure Memorandum or as otherwise set forth in this Agreement, neither CFI nor Bank, nor any of their Subsidiaries, is a party to or bound by any Contract (including without limitation any severance, change of control, change in control, salary continuation, or employment agreement) that will, as a result or consequence of the execution or delivery of this Agreement, shareholder approval of this Agreement or the transactions contemplated hereby, or the consummation of the transactions, including the Merger, the Second Step Merger, or the Bank Merger, contemplated hereby, either alone or in connection with any other event, (A) entitle any current or former director, officer, employee, or independent contractor of CFI or Bank, or of any of their Subsidiaries, to severance pay or change of control or other benefits, or any increase in severance pay or other benefits (whether upon termination of employment or termination of such Contract after the date hereof or otherwise), (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable under, or trigger any withdrawal liability under or any other material obligation pursuant to any of the Community First Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Community First Benefit Plans, or (D) result in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code, the imposition of any Tax under Section 409A of the Code, or the forgiveness of any indebtedness.

(ix) Except as would not reasonably be expected to have a CFI Material Adverse Effect, each Community First Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in documentary compliance with Section 409A of the Code and has been administered (A) in good faith compliance with Section 409A of the Code during the period beginning October 1, 2004, through December 31, 2008, and (B) in compliance with Section 409A of the Code since January 1, 2009.

(x) No Person is entitled to receive any additional payment (including without limitation any Tax gross-up or similar payment) from CFI or Bank or any of their Subsidiaries as a result of the imposition of any excise Taxes under Section 4999 of the Code or any Taxes required by Section 409A of the Code.

(xi) All of the Community First Benefit Plans are nondiscriminatory with respect to eligibility and benefits to the extent required under applicable provisions of the Code and other applicable Laws. To the extent required by applicable Law, all of the Community First Benefit Plans have been approved by the shareholders of CFI or Bank, as applicable, or the shareholders of corporations CFI or Bank has acquired.

(xii) All Community First Voluntary Plans satisfy the regulatory safe-harbor requirements provided by ERISA in order for such Community First Voluntary Plans to be considered not to be or to have been established, sponsored, or maintained by CFI or Bank or any of their Subsidiaries and not to constitute an “employee benefit plan” subject to ERISA.

(t) Real and Personal Property.

(i) Set forth on Schedule 4.2(t)(i) of the Community First Disclosure Memorandum is a true, correct, and complete list (by street address) as of the date of this Agreement of all real property owned by CFI or Bank or any of their Subsidiaries, including without limitation property carried on the books of Bank as “other real estate owned” (the “Owned Real Property”), and all real property leased by CFI or Bank or any of their Subsidiaries (the “Leased Real Property,” and together with the Owned Real Property, collectively, the “Community First Properties”). Except for the Community First Properties, as of the date of this Agreement, neither CFI nor Bank nor any of their Subsidiaries holds any interest (fee, leasehold, or otherwise) in any real property. CFI and Bank and their Subsidiaries have good and marketable title to all of the Owned Real Property (including any property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer), in each case free and clear of any and all Liens, except Permitted Liens. There are no unpaid bills or claims for work performed on or at the Community First Properties other than bills for work that has been performed but which are not yet due and payable. Each lease pursuant to which CFI or Bank or their Subsidiaries lease the Leased Real Property is valid, binding, enforceable (except as enforceability may be limited by the Enforceability Exceptions), and in full force and effect, and neither CFI nor Bank nor any of their Subsidiaries, nor, to the Knowledge of the Community First Parties, any other party to any such lease, is in material breach or default under or in material violation of any provision of any such lease. The Community First Parties have previously delivered or made available to the Commerce Union Parties a true, correct, and complete copy of each such lease, including any amendments thereto. Each of the Community First Properties that is used or held for use by the Community First Parties in connection with the current business or operations of the Community First Parties and their Subsidiaries (the “CFI Business Properties”) is in good condition (normal wear and tear excepted) and is reasonably considered by the Community First Parties to be adequate for the current business of the Community First Parties and their Subsidiaries. To the Knowledge of the Community First Parties, none of the buildings, structures, or other improvements located on any of the CFI Business Properties encroaches upon or over any adjoining parcel of real estate or any easement or right-of-way, and none of the buildings, structures, or other improvements located on any parcel adjoining the CFI Business Properties encroaches upon or over any portion of the CFI Business Properties.

(ii) To the Knowledge of the Community First Parties, (i) the Community First Parties and their Subsidiaries are entitled to and have exclusive possession of the Leased Real Property; (ii) except as set forth on Schedule 4.2(t)(ii) of the Community First Disclosure Memorandum, the Community First Properties are not subject to any other legally binding lease, tenancy, or license or any legally binding agreement to grant any such lease, tenancy, or license that materially interferes with the Community First Parties’ or their Subsidiaries’ use of the Community First Properties; (iii) there is no Person in possession or occupation of, or who has any current right to possession or occupation of, the Community First Properties other than the Community First Parties and their Subsidiaries; (iv) and there are no easements of any kind on, in respect of, or affecting the Community First Properties that materially and adversely affect the rights of the Community First Parties and their Subsidiaries to use the Community First Properties for the conduct of their business.

(iii) None of the Community First Business Properties, nor any building, structure, fixture, or improvement thereon, is the subject of, or affected by, any condemnation, taking, eminent domain, or inverse condemnation proceeding currently instituted or pending, and the Community First Parties have no Knowledge that any of the Community First Business Properties, or any such building, structure, fixture, or improvement, will or may be the subject of, or affected by, any such proceeding. To the Knowledge of the Community First Parties, there are no special, general, or other assessment proceedings affecting the Community First Business Properties which, if as a result of which a special, general, or other assessment were imposed, would materially increase the cost of using and operating the Community First Business Properties as currently used and operated by the Community First Parties and their Subsidiaries.

(iv) To the Knowledge of the Community First Parties, none of the Community First Properties are located in any special flood hazard area or zone on any official flood hazard map published by the United States Federal Emergency Management Agency or in any wetland area as designated by the United States Army Corps of Engineers, the United States Environmental Protection Agency, or any applicable state or local agency. The Community First Business Properties are appropriately zoned for each of the purposes for which they are being used by the Community First Parties and their Subsidiaries, except where the failure to be so appropriately zoned would not reasonably be expected to have, either individually or in the aggregate, a CFI Material Adverse Effect.

(v) Neither CFI nor Bank, nor any of their Subsidiaries, has experienced any material restriction in access to or from public roads or any material restriction in access to any utilities, including without limitation water, sewer, drainage, gas, electric, telephone, cable, and internet, used by CFI or Bank or any of their Subsidiaries in the operation of their business as presently conducted which material restriction remains in effect; there is no pending or, to the Knowledge of the Community First Parties, threatened governmental action that could prohibit or materially interfere with such access; and, to the Knowledge of the Community First Parties, no fact or condition exists which, with the passage of time or the giving of notice, or both, may result in the termination of or material reduction or impairment of such access. All existing utilities provided at the Community First Business Properties are adequate in all material respects for the Community First Parties’ and their Subsidiaries’ existing use and operation of the Community First Business Properties.

(vi) CFI and Bank and their Subsidiaries have good and marketable title to all personal property owned by them, in each case free and clear of any and all Liens, except for Permitted Liens. Each lease pursuant to which CFI or Bank, or any of their Subsidiaries, leases any item of material personal property is valid, binding, enforceable (except as enforceability may be limited by the Enforceability Exceptions), and in full force and effect, and neither CFI nor Bank, nor any of their Subsidiaries, nor, to the Knowledge of the Community First Parties, any other party to any such lease, is in default under or in breach or violation of any provision of any such lease, except for such defaults, breaches or violations as would not reasonably be expected to have, either individually or in the aggregate, a CFI Material Adverse Effect. The material personal property owned or leased by CFI and Bank and their Subsidiaries is in good condition, normal wear and tear excepted, and is sufficient for the carrying on of the business of CFI and Bank and their Subsidiaries in the ordinary course consistent with past practice.

(u) Environmental Matters.

(i) Except as set forth on Schedule 4.2(u)(i) of the Community First Disclosure Memorandum or has not had and would not reasonably be expected to have, either individually or in the aggregate, a CFI Material Adverse Effect, each of the Community First Properties, each of the CFI Participation Facilities, and, to the Knowledge of the Community First Parties, each of the CFI Loan Properties is, and has been during the period of CFI’s or Bank’s or their Subsidiaries’ ownership or operation thereof, in compliance with all Environmental Laws. There is no suit, claim, action, demand, executive or administrative order, directive, investigation, or proceeding pending or, to the Knowledge of the Community First Parties, threatened against CFI or Bank or any of their Subsidiaries, (A) for alleged noncompliance (including by any predecessor) with or Liability under any

Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Substance, whether or not occurring at or on a site owned, leased, or operated by CFI or Bank or any of their Subsidiaries. To the Knowledge of the Community First Parties, there is no suit, claim, action, demand, executive or administrative order, directive, investigation, or proceeding pending or threatened against or relating to any CFI Loan Property (or CFI or Bank or any of their Subsidiaries in respect of any CFI Loan Property) and (A) relating to alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Substance, whether or not occurring at or on a CFI Loan Property, which, in any such case, if adversely determined or imposed, would reasonably be expected to have, either individually or in the aggregate, a CFI Material Adverse Effect. To the Knowledge of the Community First Parties, neither CFI nor Bank, nor any of their Subsidiaries, has received any notice, demand letter, executive or administrative order, directive, or request for information from any Governmental Entity or other third party indicating that it is or may be in violation of or have any Liability under any Environmental Law.

(ii) To the Knowledge of the Community First Parties, there are no underground storage tanks at or on any of the Community First Properties. Neither CFI nor Bank nor any of their Subsidiaries, nor to the Knowledge of the Community First Parties any other Person, has closed or removed any underground storage tank on or from any of the Community First Properties. None of the Community First Properties is the site of or, to the Knowledge of the Community First Parties, was formerly the site of a dry cleaning facility.

(iii) To the Knowledge of the Community First Parties, during the period of (A) the Community First Parties’ and their Subsidiaries’ ownership or operation of the Community First Properties and (B) the Community First Parties’ or their Subsidiaries’ participation in the management of any CFI Participation Facility, none of the Community First Parties has caused contamination by or release of Hazardous Substances in, on, under, or affecting such properties, except for releases of Hazardous Substances, individually or in the aggregate, in quantities below the level at which they were regulated under any Environmental Law in effect at the time of such release(s). Except as set forth on Schedule 4.2(u)(iii) of the Community First Disclosure Memorandum or has not had and would not reasonably be expected to have, either individually or in the aggregate, a CFI Material Adverse Effect, to the Knowledge of the Community First Parties, prior to the period of (A) the Community First Parties’ and their Subsidiaries’ ownership or operation of the Community First Properties or (B) the Community First Parties’ or their Subsidiaries’ participation in the management of any CFI Participation Facility, there was no contamination by or release of Hazardous Substances in, on, under, or affecting such properties, except for releases of Hazardous Substances, individually or in the aggregate, in quantities below the level at which they were regulated under any Environmental Law in effect at the time of such release(s).

(v) Fairness Opinion. Prior to the Parties’ execution of this Agreement, the board of directors of CFI has received from Professional Bank Services, Inc. d/b/a ProBank Austin an opinion (which, if initially rendered verbally, has been or will be confirmed in a written opinion dated the same date) to the effect that, as of the date of such opinion and subject only to customary assumptions and qualifications, the Exchange Ratio is fair from a financial point of view to the holders of CFI Common Stock.

(w) Broker Fees. Except as set forth on Schedule 4.2(w) of the Community First Disclosure Memorandum, neither CFI or Bank nor any of their Subsidiaries, nor any of their respective officers, directors, employees, or agents, has engaged or employed any broker, investment banker, or finder or incurred any Liability for any financial advisory, investment banking, brokerage, or finder’s fees, commissions, or expenses, and no broker, investment banker, or finder has acted directly or indirectly for or on behalf of CFI or Bank or any of their Subsidiaries, in each case in connection with this Agreement or the transactions contemplated hereby.

(x) Loan Matters.

(i) Except as would not reasonably be expected to have, either individually or in the aggregate, a CFI Material Adverse Effect, all Loans made, originated, or held by CFI or Bank or any of their Subsidiaries (collectively, the “Bank Loans”) (A) were made or originated for good, valuable, and adequate consideration in the ordinary course of business; (B) were solicited and originated, and are and have been administered and, where applicable, serviced, and the relevant Loan files are being and have been maintained, in accordance with (1) the relevant notes or other credit or security documents, (2) the applicable underwriting and servicing standards of Bank (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors), and (3) all applicable Laws. Except as would not reasonably be expected to have, either individually or in the aggregate, a CFI Material Adverse Effect, the notes or other evidences of indebtedness evidencing the Bank Loans and all pledges, mortgages, deeds of trust, and other collateral documents and security agreements related thereto are legal, valid, binding, and enforceable (except as enforceability may be limited by the Enforceability Exceptions).

(ii) Except as set forth on Schedule 4.2(x)(ii) of the Community First Disclosure Memorandum or as would not reasonably be expected to have, either individually or in the aggregate, a CFI Material Adverse Effect, neither the terms of any Loan held, originated, made, administered, or serviced by CFI or Bank or any of their Subsidiaries, any of the documentation for any such Loan, the manner in which any such Loan has been administered or serviced, nor CFI’s or Bank’s or their Subsidiaries’ practices of approving or rejecting Loan applications violate any Law applicable thereto, including without limitation the Truth in Lending Act of 1968, as amended; Regulation B, Regulation O, and Regulation Z of the Federal Reserve; the CRA; the Equal Credit Opportunity Act, as amended; and any applicable federal or state Laws relating to consumer protection, installment sales, or usury.

(iii) The Community First Parties’ allowance for loan and lease losses is, and shall be as of the Effective Time, in compliance in all material respects with their existing methodology for determining the adequacy of their allowance for loan and lease losses as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board, and is and shall be adequate under all such standards.

(iv) Except as set forth on Schedule 4.2(x)(iv) of the Community First Disclosure Memorandum, none of the Contracts pursuant to which CFI or Bank or any of their Subsidiaries has sold Loans or pools of Loans, or participations in Loans or pools of Loans, contain any Liability on the part of CFI or Bank or any of their Subsidiaries to repurchase such Loans or interests therein other than in the case where there has been a material breach of a representation or warranty by Bank.

(v) Set forth on Schedule 4.2(x)(v) of the Community First Disclosure Memorandum is a true, correct, and complete listing, as of July 31, 2017, by account of (A) each borrower, customer, or other Person who has notified CFI or Bank or any of their Subsidiaries during the past 12 months of, or has asserted against CFI or Bank or any of their Subsidiaries, any “lender liability” or similar claim; (B) all Loans of CFI and Bank and their Subsidiaries (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that are classified as “special mention,” “substandard,” “doubtful,” “loss,” or words of similar import, or (4) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the origination of the Loans due to concerns regarding the borrowers’ ability to pay in accordance with the Loans’ original terms; and (C) all assets classified by CFI or Bank or any of their Subsidiaries as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure, in each case including the book value thereof as of July 31, 2017.

(vi) Except as would not reasonably be expected to have, either individually or in the aggregate, a CFI Material Adverse Effect, each Loan held by CFI or Bank or their Subsidiaries (A) is evidenced by notes, agreements, or other evidences of indebtedness that are true, genuine, and what they purport to be, (B) to the extent secured, has been secured by valid Liens which have been perfected and (C) is a legal, valid, and binding obligation of the obligor named therein, enforceable in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

(vii) Except as would not reasonably be expected to have, either individually or in the aggregate, a CFI Material Adverse Effect, (A) there are no material oral modifications or amendments related to any Loans held by CFI or Bank or their Subsidiaries that are not reflected in the written records of the Community First Parties or their Subsidiaries, (B) all Loans held by CFI or Bank or their Subsidiaries are owned by the Community First Parties or their Subsidiaries free and clear of any Liens, except for Liens on Loans granted to the Federal Home Loan Bank of Cincinnati or the Federal Reserve Bank of Atlanta, (C) no claims of defense as to the enforcement of any Loan held by CFI or Bank have been asserted in writing against the Community First Parties or their Subsidiaries for which there is a reasonable possibility of an adverse determination, (D) the Community First Parties have no Knowledge of any acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a possibility of an adverse determination to CFI or Bank, and (E) none of the Loans held by CFI or Bank or their Subsidiaries are presently serviced by third parties, and there is no obligation which could result in any such Loan becoming subject to any third party servicing.

(viii) Neither CFI or Bank is now or has been since January 1, 2014, subject to any material fine, suspension, or settlement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale, or servicing of mortgage or consumer Loans.

(y) Material Interests of Certain Persons. Except for deposit and loan relationships entered into in the ordinary course of business in compliance with applicable Law and except as otherwise set forth on Schedule 4.2(y) of the Community First Disclosure Memorandum, no current or former officer or director of CFI or Bank or any of their Subsidiaries, or any immediate family member or Affiliate of any such Person, has any material direct or indirect interest in any Contract or property, real or personal, tangible or intangible, of, used in the business of, or owned or leased by CFI or Bank or any of their Subsidiaries.

(z) Insurance. Set forth on Schedule 4.2(z) of the Community First Disclosure Memorandum is a true, correct, and complete list of all policies of insurance currently held or maintained by or providing coverage for CFI or Bank or any of their Subsidiaries, including without limitation bank-owned life insurance (collectively, the “Community First Insurance Policies”), including for each such Community First Insurance Policy (i) the name of the insurer, (ii) the named insured(s), (iii) the nature of the coverage, (iv) the policy limits (on a per occurrence and aggregate basis), (v) the annual premiums, and (vi) the expiration date. Except as would not reasonably be expected to have, either individually or in the aggregate, a CFI Material Adverse Effect, (A) CFI and Bank and their Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of CFI reasonably has determined to be prudent and consistent with industry practices, (B) all of the Community First Insurance Policies are in full force and effect, neither CFI or Bank nor any of their Subsidiaries is in default thereunder, and no event has occurred which, with notice or lapse of time or both, would constitute a default or permit a termination, modification, or acceleration under any of the Community First Insurance Policies, and (C) all premiums due and payable with respect to the Community First Insurance Policies have been timely and fully paid (to the extent due and payable), and all claims thereunder have been filed in a timely fashion. To the Knowledge of the Community First Parties, there is no material claim for coverage by CFI or Bank or any of their Subsidiaries pending under any of the Community First Insurance Policies as to which coverage has been denied or disputed. To the Knowledge of the Community First Parties, neither CFI nor Bank nor any of their Subsidiaries has received written notice of any termination of (actual or threatened), material premium increase with respect to, or material alteration of coverage under any of the Community First Insurance Policies.

(aa) Investment Securities; Derivatives. The Community First Parties and their Subsidiaries have good title to all securities and commodities owned by them in all material respects (except those sold under repurchase agreements), free and clear of any Liens, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the Community First Parties and their Subsidiaries. Such securities and commodities are valued on the books of the Community First Parties and their Subsidiaries in accordance with GAAP in all material respects. The Community First Parties and their Subsidiaries employ investment, securities, commodities, risk management, and other policies, practices, and procedures that are prudent and reasonable in the context of their respective businesses, and prior to the date of this Agreement, the Community First Parties have made available to the Commerce Union Parties the material terms of such policies, practices, and procedures. Except for restrictions that exist for securities that are classified as “held to maturity” and except as would not reasonably be expected to have, either individually or in the aggregate, a CFI Material Adverse Effect, none of the investment securities held by CFI or Bank or any of their Subsidiaries are subject to any restriction (whether contractual, statutory, or otherwise) that could materially impair the ability of the entity holding such investment securities freely to dispose of such investment securities. Except as set forth on Schedule 4.2(aa) of the Community First Disclosure Memorandum, neither CFI nor Bank nor any of their Subsidiaries is a party to or has agreed to enter into any exchange-traded or over-the-counter equity, interest rate, foreign exchange, or other swap, forward, future, option, cap, floor, or collar, or any other Contract that is a derivative contract (including various combinations thereof), or owns securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes,” or “capped floating rate mortgage derivatives” or (ii) are likely to have changes in value as a result of interest or exchange rate changes that materially exceed normal changes in value attributable to interest or exchange rate changes.

(bb) Transactions with Affiliates. All “covered transactions” between Bank and any “affiliate” within the meaning of Section 23A and Section 23B of the Federal Reserve Act and the regulations promulgated pursuant thereto have been in material compliance with such provisions of Law.

(cc) Fiduciary Accounts. Except as would not reasonably be expected to have, either individually or in the aggregate, a CFI Material Adverse Effect, CFI and Bank and their Subsidiaries have properly administered all accounts, if any, for which they serve or act as a fiduciary, including without limitation accounts for which they serve as trustee, agent, custodian, personal representative, guardian, conservator, or investment advisor, in accordance with the terms of all governing documents and applicable Laws. Neither CFI nor Bank nor any of their Subsidiaries, nor to the Knowledge of the Community First Parties any of their or their Subsidiaries’ respective directors, officers, or employees, have committed any breach of trust with respect to any fiduciary account that would reasonably be expected to have, either individually or in the aggregate, a CFI Material Adverse Effect, and the records for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

(dd) Tax Treatment of Mergers. The Community First Parties have no Knowledge of any fact or circumstance that would reasonably be expected to prevent the Mergers, taken together, from qualifying as a “reorganization” under the provisions of Section 368(a) of the Code.

(ee) CRA, Anti-Money Laundering, OFAC, and Customer Information Security. Bank received a rating of “Satisfactory” or better during its most recent examination or interim review with respect to the CRA. The Community First Parties do not have Knowledge of any facts or circumstances that would be expected to cause Bank (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal banking regulators of lower than “Satisfactory”; (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act of 1970, as amended, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the United States Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering Law; or (iii) to be deemed not to be in satisfactory compliance in any material respect with applicable privacy of customer or consumer information requirements contained in any federal or state privacy Laws, including without limitation in Title V of the Gramm-Leach-Bliley Act of 1999, as amended, and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Bank. To the Knowledge of the Community First Parties, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner which would, or would reasonably be expected to, cause Bank to undertake any significant remedial action. The board of directors of Bank has adopted, and Bank has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act, and such anti-money laundering program meets the requirements of Section 352 of the USA PATRIOT Act and the regulations thereunder, and Bank has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(ff) Internal Controls. The records, systems, controls, data, and information of the Community First Parties and their Subsidiaries are recorded, stored, maintained, and operated under means (including any electronic, mechanical, or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Community First Parties or their Subsidiaries or accountants engaged or utilized by the Community First Parties or their Subsidiaries (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that has not had and would not reasonably be expected to have, either individually or in the aggregate, a CFI Material Adverse Effect. CFI (i) has implemented and maintains a system of disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to CFI’s outside auditors and the audit committee of CFI’s board of directors (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rules 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect CFI’s ability to record, process, summarize, and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in CFI’s internal control over financial reporting. To the Knowledge of the Community First Parties, as of the date hereof there is no reason to believe that CFI’s outside auditors and its principal executive officer and principal financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, at any time prior to the Closing Date.

(gg) Regulatory Capital. CFI and Bank are “well-capitalized” as such term is defined in 12 C.F.R. 225.2 and 12 C.F.R. 325.103, respectively.

(hh) State Antitakeover Laws. CFI has taken (through its board of directors) all action required to render inapplicable to this Agreement and the transactions contemplated hereby any otherwise applicable state antitakeover Laws, including without limitation any “moratorium,” “control share,” “fair price,” or “interested shareholder” Law.

(ii) No Further Representations. Except for the representations and warranties made by the Community First Parties in this Article IV (including the related portions of the Community First Disclosure Memorandum), neither CFI nor Bank, nor any other Person, makes or has made any express or implied representation or warranty with respect to CFI or Bank or their respective Subsidiaries or the respective businesses, operations, assets, liabilities, or conditions (financial or otherwise) of the Community First Parties and their Subsidiaries, and the Community First Parties hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither CFI nor Bank, nor any other Person, makes or has made any representation or warranty to the Commerce Union Parties or any of their Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget, or prospective information relating to the Community First Parties or any of their Subsidiaries or the respective businesses of the Community First Parties and their Subsidiaries or (ii) except for the representations and warranties made by the Community First Parties in this Article IV, any oral or written information presented, delivered, or made available to the Commerce Union Parties or any of their Affiliates or representatives in the course of their due diligence investigation of the Community First Parties or their negotiation of this Agreement or otherwise in the course of the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF COMMERCE UNION PARTIES

Section 5.1 Commerce Union Disclosure Memorandum. Prior to or simultaneously with the Parties’ execution and delivery of this Agreement, the Commerce Union Parties have delivered to the Community First Parties a confidential memorandum (the “Commerce Union Disclosure Memorandum”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties of the Commerce Union Parties contained in this Article V, making specific reference in such Commerce Union Disclosure Memorandum to the Section(s) of this Agreement to which such items relate; provided, however, that, notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth in the Commerce Union Disclosure Memorandum as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Commerce Union Disclosure Memorandum as an exception to a representation or warranty shall not be deemed an admission by the Commerce Union Parties that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Commerce Union Material Adverse Effect and (iii) any disclosures made with respect to a section of this Article V shall be deemed to qualify any other section of this Article V (A) specifically referenced or cross-referenced and (B) to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such section).

Section 5.2 Representations and Warranties. Subject to and except as disclosed in the Commerce Union Securities Filings (as defined below) filed prior to the date of this Agreement (but excluding any risk factor disclosures under the heading “Risk Factors,” any forward-looking statement disclosures or disclaimers, and any other disclosures that are cautionary, predictive, or forward-looking in nature), each of Commerce Union, Merger Sub, and Reliant hereby represents and warrants to the Community First Parties as follows:

(a) Organization and Qualification. Commerce Union is a corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee and is registered as a financial holding company under the BHCA. Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee. Reliant is a banking corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee. Each of Commerce Union, Merger Sub, and Reliant has the corporate power and authority to own, lease, and operate its properties and assets and to conduct its respective business as presently conducted, except to the extent that the failure to have such power or authority would not reasonably be expected to have a Commerce Union Material Adverse Effect. Each of Commerce Union and Reliant is duly licensed and qualified to transact business and is in good standing in each jurisdiction in which the character of the properties or assets owned or leased by it or the nature of the business conducted by it makes such licensing and qualification necessary, except where the failure to be so licensed, qualified, or in good standing would not reasonably be expected to have a Commerce Union Material Adverse Effect. Neither Commerce Union or Reliant nor any Subsidiary of Commerce Union or Reliant is in material violation of its respective charter, bylaws, or other organizational documents.

(b) Subsidiaries and Other Interests. Each Subsidiary of Commerce Union (other than Merger Sub and Reliant) and each Subsidiary of Reliant is a corporation, limited liability company, or other entity duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, organization, or formation; has all requisite corporate, limited liability company, or other power and authority to own, lease, and operate its properties and assets and to conduct its business as presently conducted; and is duly licensed and qualified to transact business and is in good standing in each jurisdiction in which the character of the properties or assets owned or leased by it or the nature of the business conducted by it makes such licensing or qualification necessary, except to the extent that the failure to have such power or authority or where the failure to be so licensed, qualified, or in good standing would not reasonably be expected to have a Commerce Union Material Adverse Effect. The ownership interests of Commerce Union and Reliant in their respective Subsidiaries are in compliance with all applicable Laws, except where the failure to be in compliance would not reasonably be expected to have a Commerce Union Material Adverse Effect. The outstanding capital stock or other outstanding equity or ownership interests of each Subsidiary of Commerce Union and/or Reliant have been validly authorized and are validly issued, fully paid, and non-assessable. No shares of capital stock or other equity or ownership interests of any Subsidiary of Commerce Union and/or Reliant are or may be required to be issued by virtue of any options, warrants, or other rights; no securities exist that are convertible into or exchangeable for any shares of capital stock or other equity or ownership interests of any Subsidiary of Commerce Union and/or Reliant, or any other debt or equity security of any Subsidiary of Commerce Union and/or Reliant; and there are no Contracts for the issuance of any additional capital stock or other equity or ownership interests, or any other debt or equity securities, of any Subsidiary of Commerce Union and/or Reliant or any options, warrants, or other rights with respect to such securities. Except (i) as set forth on Schedule 5.2(b) of the Commerce Union Disclosure Memorandum and (ii) for securities and other interests held in a fiduciary capacity and beneficially owned by third parties, neither Commerce Union nor Reliant owns, beneficially or of record, directly or indirectly, any equity securities of or any other equity or ownership interest in any Person. Since January 1, 2014, each of Reliant and any other equity holder of Reliant Mortgage Ventures, LLC has complied in all respects with its obligations under the Operating Agreement of Reliant Mortgage Ventures, LLC, except to the extent that the failure to be in compliance would not reasonably be expected to have a Commerce Union Material Adverse Effect.

(c) Capitalization.

(i) The authorized capital stock of Commerce Union consists of (i) 30,000,000 shares of Commerce Union Common Stock, of which 7,871,382 shares were issued and outstanding as of the date of this Agreement, and (ii) 10,000,000 shares of Commerce Union Preferred Stock, no shares of which were issued and outstanding as of the date of this Agreement. The authorized capital stock of Merger Sub consists of 100 shares of Merger Sub Common Stock, of which 100 shares were issued and outstanding and owned by Commerce Union as of the date of this Agreement. The authorized capital stock of Reliant consists of (i) 10,000,000 shares of Reliant Common Stock, of which 3,062,358 shares were issued and outstanding and owned by Commerce Union as of the date of this Agreement, and (ii) 10,000,000 shares of Reliant Preferred Stock, no shares of which were issued and outstanding as of the date of this Agreement. There are no other classes or series of authorized, issued, or outstanding capital stock of Commerce Union, Merger Sub, or Reliant. All of the issued and outstanding shares of Commerce Union Stock, Merger Sub Common Stock, and Reliant Stock have been duly and validly authorized and issued in compliance in all material respects with all applicable Laws and are fully paid and non-assessable with no personal liability attaching to the ownership thereof, and none of the issued and outstanding shares of Commerce Union Stock or Reliant Stock have been issued in violation of the preemptive or other rights of any Person. No bonds, debentures, notes, or other indebtedness having the right to vote on any matters on which shareholders of Commerce Union may vote were issued and outstanding.

(ii) Except as set forth on Schedule 5.2(c)(ii) of the Commerce Union Disclosure Memorandum, as of the date of this Agreement, (i) there were no outstanding options, warrants, subscriptions, agreements, contracts, rights, calls, or commitments, of any kind or character, that require or obligate or could require or obligate Commerce Union to issue, deliver, or sell, or cause to be issued, delivered, or sold, any additional shares of Commerce Union capital stock, or securities convertible into or exercisable for shares of Commerce Union capital stock, or that require or obligate or could require or obligate Commerce Union to grant, extend, or enter into any such option, warrant, subscription, agreement, contract, right, call, or commitment, and (ii) there were no outstanding options, warrants, subscriptions, agreements, contracts, rights, calls, or commitments, of any kind or character, that require or obligate or could require or obligate Reliant to issue, deliver, or sell, or cause to be issued, delivered, or sold, any additional shares of Reliant capital stock, or securities convertible into or exercisable for shares of Reliant capital stock, or that require or obligate or could require or obligate Reliant to grant, extend, or enter into any such option, warrant, subscription, agreement, contract, right, call, or commitment.

(d) Authority. Each of Commerce Union, Merger Sub, and Reliant has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the consents, approvals, waivers, notice, filings, and registrations referred to in Section 5.2(f), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Commerce Union Parties and the consummation by the Commerce Union Parties of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the boards of directors of Commerce Union, Merger Sub, and Reliant, and no other corporate actions or proceedings on the part of Commerce Union, Merger Sub, or Reliant are necessary to authorize the execution and delivery of this Agreement by the Commerce Union Parties and the consummation by the Commerce Union Parties of the transactions contemplated hereby, other than (i) the approval of the issuance of the shares of Commerce Union Common Stock constituting the Merger Consideration pursuant to this Agreement by the shareholders of Commerce Union in accordance with the charter and bylaws of Commerce Union and applicable Law (the “Required Commerce Union Vote”), (ii) the approval of this Agreement by Commerce Union as the sole shareholder of Merger Sub in accordance with the charter and bylaws of Merger Sub and applicable Law, and (iii) the approval of the Bank Merger Agreement by Commerce Union as the sole shareholder of Reliant in accordance with the charter and bylaws of Reliant and applicable Law. The board of directors of Commerce Union has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Commerce Union and its shareholders and has directed that the issuance by Commerce Union of the shares of Commerce Union Common Stock constituting the Merger Consideration pursuant to this Agreement be submitted to Commerce Union’s shareholders for approval, and has duly and validly adopted resolutions to the foregoing effect and to recommend that the shareholders of Commerce Union approve the issuance of such shares of Commerce Union Common Stock. The board of directors of Merger Sub has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Merger Sub and its sole shareholder and has directed that this Agreement be submitted to Commerce Union, as the sole shareholder of Merger Sub, for approval, and has duly and validly adopted resolutions to the foregoing effect and to recommend that Commerce Union, as the sole shareholder of Merger Sub, approve this Agreement. This Agreement has been duly and validly executed and delivered by each of Commerce Union, Merger Sub, and Reliant and (assuming due authorization, execution and delivery by CFI and Bank) constitutes a valid and legally binding obligation of each of Commerce Union, Merger Sub, and Reliant enforceable against each of Commerce Union, Merger Sub, and Reliant in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

(e) No Violations. Neither the execution, delivery, or performance of this Agreement by Commerce Union, Merger Sub, or Reliant nor the consummation of the transactions contemplated by this Agreement will (i) assuming the receipt of the Required Commerce Union Vote, the approval of this Agreement by Commerce Union as the sole shareholder of Merger Sub in accordance with the charter and bylaws of Merger Sub and applicable Law, and the approval of the Bank Merger Agreement by Commerce Union as the sole shareholder of Reliant in accordance with the charter and bylaws of Reliant and applicable Law, violate the charter, bylaws, or other organizational documents of Commerce Union, Merger Sub or Reliant or any of their Subsidiaries or (ii) assuming that the consents, approvals, waivers, notices, filings, and registrations referred to in Section 5.2(f) have been obtained and made and all applicable waiting periods have expired, (A) violate any Law to which the Commerce Union Parties or any of their Subsidiaries (or the properties or assets of the Commerce Union Parties or any of their Subsidiaries) are subject or by which the Commerce Union Parties or any of their Subsidiaries (or the properties or assets of the Commerce Union Parties or any of their Subsidiaries) are bound or (B) constitute a breach or violation of or a default under (or an event which, with notice or lapse of time or both, could constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Commerce Union, Reliant or Merger Sub or any of their Subsidiaries under, any of the terms, conditions, or provisions of any Contract to which Commerce Union, Reliant or Merger Sub, or any of their Subsidiaries, is a party or to or by which any of the properties or assets of Commerce Union, Reliant or Merger Sub, or any of their Subsidiaries, may be subject or bound, except in the case of clause (ii) above only, for breaches, violations, defaults, terminations, accelerations or Liens that would not reasonably be expected to have, either individually or in the aggregate, a Commerce Union Material Adverse Effect.

(f) Consents and Approvals. No consents or approvals of, waivers by, notices to, or filings or registrations with any Governmental Entity are required to be obtained, given, or made by Commerce Union, Merger Sub, or Reliant in connection with the execution and delivery of this Agreement by the Commerce Union Parties or the consummation by the Commerce Union Parties of the Merger, the Second Step Merger, the Bank Merger, or the other transactions contemplated hereby, except (i) the Regulatory Approvals; (ii) the Other Regulatory Approvals; (iii) the filing of the Articles of Merger and Second Step Articles of Merger with the Tennessee Secretary of State and the filing of the Bank Merger Certificates; (iv) the filing with the SEC of the Joint Proxy Statement/Prospectus in definitive form and the Registration Statement (in which the Joint Proxy Statement/Prospectus will be included as a prospectus), and declaration of effectiveness of the Registration Statement by the SEC; (v) such other filings, registrations, consents, declarations, and approvals as are required to be made or obtained under or pursuant to applicable federal and state securities Laws, including without limitation those required to be made or obtained in connection with the issuance by Commerce Union of shares of Commerce Union

Common Stock as the Merger Consideration pursuant to this Agreement; (vi) the approval of the listing on Nasdaq of the shares of Commerce Union Common Stock to be issued as Merger Consideration; (vii) the approval of the issuance of the shares of Commerce Union Common Stock constituting the Merger Consideration pursuant to this Agreement by the shareholders of Commerce Union, the approval of this Agreement by Commerce Union as the sole shareholder of Merger Sub, and the approval of the Bank Merger Agreement by Commerce Union as the sole shareholder of Reliant; (viii) any notice or filings under the HSR Act; (ix) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents, and the rules of Nasdaq, or which are required under consumer finance, insurance, mortgage banking and other similar laws; and (x) as set forth on Schedule 5.2(f) of the Commerce Union Disclosure Memorandum. As of the date of this Agreement, the Commerce Union Parties do not have Knowledge of any reason why any of the consents, approvals, or waivers referred to in this Section 5.2(f) will not be obtained or received without the imposition of any Burdensome Condition (as defined in Section 8.1(b)).

(g) Reports. Commerce Union and Reliant have timely filed or furnished, as applicable, all reports, notices, applications, schedules, registration and proxy statements, and other filings, documents, and instruments (together with any amendments required to be made with respect thereto) that they have been required to file or furnish since January 1, 2014, with or to the Federal Reserve, the FDIC, the TDFI, or any other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file or furnish the same or pay such fees and assessments would not reasonably be expected to have , either individually or in the aggregate, a Commerce Union Material Adverse Effect. As of their respective dates, such reports, notices, applications, schedules, registration and proxy statements, and other filings, documents, and instruments were complete and accurate in all material respects and complied in all material respects with all applicable Laws.

(h) Securities Filings. Commerce Union has filed with the SEC all reports, schedules, registration statements, definitive proxy statements, exhibits, and other filings and materials that Commerce Union has been required to file under the Securities Act or the Exchange Act, or the rules and regulations promulgated thereunder, since April 28, 2014 (collectively, the “Commerce Union Securities Filings”). True, correct, and complete copies of the Commerce Union Securities Filings are publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC. As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), none of the Commerce Union Securities Filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the Commerce Union Securities Filings complied in all material respects with applicable requirements of the Securities Act and/or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder applicable to such Commerce Union Securities Filings.

(i) Financial Statements. The consolidated financial statements of Commerce Union and its Subsidiaries included in the Commerce Union Securities Filings (including the related notes, where applicable) (the “Commerce Union Financial Statements”) fairly present in all material respects the financial position, results of operations, and cash flows of Commerce Union and its Subsidiaries as of the respective dates or for the respective fiscal periods therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount). Each of the Commerce Union Financial Statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and each of such Commerce Union Financial Statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Commerce Union and its Subsidiaries have since January 1, 2014, been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Since January 1, 2014, no independent public accounting firm of Commerce Union has resigned (or informed Commerce Union that it intends to resign) or been dismissed as independent public accountants of Commerce Union as a result of or in connection with any disagreements with Commerce Union on a matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

(j) Undisclosed Liabilities. Except as would not reasonably be expected to have, either individually or in the aggregate, a Commerce Union Material Adverse Effect, neither Commerce Union nor any of its Subsidiaries has, or has incurred, any Liability, other than (i) Liabilities reflected on or reserved against in the consolidated balance sheet of Commerce Union and its Subsidiaries as of June 30, 2017, included in Commerce Union’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, (ii) Liabilities incurred since June 30, 2017, in the ordinary course of business consistent with past practice, and (iii) Liabilities incurred in connection with this Agreement or the transactions contemplated hereby.

(k) Absence of Certain Changes or Events.

(i) Since June 30, 2017, there has been no effect, circumstance, occurrence, event, development, or change that, individually or taken together with all other effects, circumstances, occurrences, events, developments, and changes, has had or would reasonably be expected to have a Commerce Union Material Adverse Effect.

(ii) From June 30, 2017 through the date hereof, except in connection with this Agreement and the transactions contemplated hereby, Commerce Union and Reliant and their Subsidiaries have conducted their respective businesses only in the ordinary and usual course consistent with past practices.

(iii) From June 30, 2017 through the date hereof, neither Commerce Union, Merger Sub, nor Reliant, nor any of their Subsidiaries, has taken or permitted, or entered into any Contract with respect to, or otherwise agreed or committed to do or take, or failed or omitted to take, any action that, if taken, permitted, or omitted after the date hereof, would constitute a breach or violation of any of the covenants set forth in Sections 6.2(b), (c), (d), or (g) (solely as it relates to Sections 6.2(b), (c), and (d)), except as set forth on Schedule 5.2(k)(iii) of the Commerce Union Disclosure Memorandum.

(l) Litigation. There are no suits, actions, claims, investigations, or legal, administrative, arbitration, or other proceedings pending or, to the Knowledge of the Commerce Union Parties, threatened against Commerce Union or Reliant or any of their Subsidiaries as to which there is a reasonable probability of an adverse determination and which if adversely determined would reasonably be expected to have, either individually or in the aggregate, a Commerce Union Material Adverse Effect, and, to the Knowledge of the Commerce Union Parties, there are no facts or circumstances that would reasonably be expected to give rise to any such suit, action, claim, investigation, or legal, administrative, arbitration, or other proceeding. Neither Commerce Union nor Reliant nor any of their Subsidiaries, nor any of the properties or assets of Commerce Union or Reliant or any of their Subsidiaries, is a party or subject to or bound by any judgment, decree, injunction, order, or ruling of any Governmental Entity (other than those that apply to similarly situated bank holding companies or banks) that has had or would reasonably be expected to have, either individually or in the aggregate, a Commerce Union Material Adverse Effect.

(m) Regulatory Actions. Except as set forth on Schedule 5.2(m) of the Commerce Union Disclosure Memorandum, since January 1, 2014, neither Commerce Union nor Reliant, nor any of their Subsidiaries, has been a party to or subject to any cease and desist order, prompt corrective action directive, written agreement, or memorandum of understanding issued by or with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order, or directive by, any Governmental Entity, or has adopted any board resolutions at the request of any Governmental Entity, or has been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, cease and desist order, prompt correction action directive, written agreement, memorandum of understanding, commitment letter, board resolutions, or similar undertaking. To the Knowledge of the Commerce Union Parties, there are no facts or circumstances which would reasonably be expected to result in any Governmental Entity issuing or requesting any such action, proceeding, order, directive, cease and desist order, prompt correction action directive, written agreement, memorandum of understanding, commitment letter, board resolutions, or similar undertaking. There are no material unresolved violations, criticisms, or exceptions noted by any Governmental Entity in or with respect to any report or statement relating to any examination or inspection of Commerce Union or Reliant or any of their Subsidiaries. Since January 1, 2014, there have been no formal or informal inquires by (other than in the ordinary course of routine regulatory examinations and visitations), or disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies, or procedures of Commerce Union or Reliant or any of their Subsidiaries that have had or would reasonably be expected to have, individually or in the aggregate, a Commerce Union Material Adverse Effect.

(n) Compliance with Laws; Deposit Insurance.

(i) The Commerce Union Parties and their Subsidiaries have at all times since January 1, 2014, complied with, and are currently in compliance with, in all material respects, all applicable Laws, including without limitation Section 23A and Section 23B of the Federal Reserve Act and the regulations promulgated pursuant thereto; the Equal Credit Opportunity Act, as amended; the Fair Housing Act, as amended; the Fair Credit Reporting Act, as amended; the Truth in Lending Act of 1968, as amended; the CRA; the Home Mortgage Disclosure Act of 1975, as amended; the Bank Secrecy Act of 1970, as amended; the USA PATRIOT Act; the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended; all applicable Laws relating to data protection or privacy; and all other applicable anti-money laundering Laws, fair lending Laws, and Laws relating to discriminatory lending, financing, leasing, or business practices or the origination, sale, or servicing of mortgage loans, except where noncompliance with such applicable Laws would not reasonably be expected to have, either individually or in the aggregate, a Commerce Union Material Adverse Effect. Except in each case as would not reasonably be expected to have, either individually or in the aggregate, a Commerce Union Material Adverse Effect, the Commerce Union Parties and their Subsidiaries have, and have at all times since January 1, 2014 had, all permits, licenses, franchises, certificates of authority, orders, authorizations, and approvals, that are required in order to permit them to own, lease, and operate their properties and assets and to carry on their respective businesses as heretofore or presently conducted, and all such permits, licenses, franchises, certificates of authority, orders, authorizations, and approvals are in full force and effect and, to the Knowledge of the Commerce Union Parties, no suspension or cancellation of any of such permits, licenses, franchises, certificates of authority, orders, authorizations and approvals is threatened.

(ii) Since January 1, 2014, each of the principal executive officer and the principal financial officer of Commerce Union (or each former principal executive officer or each former principal financial officer, as applicable) has made all certifications required by Rules 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the

Commerce Union Securities Filings, and the statements contained in such certifications are true and accurate in all material respects, and Commerce Union has, since April 28, 2014, been in compliance with all other applicable provisions of the Sarbanes-Oxley Act, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Commerce Union Material Adverse Effect. For purposes of this Section 5.2(n)(ii), “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(iii) The deposits of Reliant are insured by the FDIC in accordance with the FDIA to the full extent permitted by Law, and Reliant has paid all premiums and assessments and filed all reports required by the FDIA, except where the failure to pay all such premiums and assessments and file all such reports has not had and would not reasonably be expected to have, either individually or in the aggregate, a Commerce Union Material Adverse Effect. No proceeding for the revocation or termination of such deposit insurance is pending or, to the Knowledge of the Commerce Union Parties, threatened.

(o) Taxes.

(i) The Commerce Union Parties have timely filed all material Tax Returns required to be filed by or with respect to them (the “Commerce Union Returns”). All of the Commerce Union Returns were, as of their respective dates of filing, true, correct, and complete in all material respects, and all material Taxes due and payable by the Commerce Union Parties and their Subsidiaries with respect to the periods covered by such Commerce Union Returns have been paid (whether or not shown on any Commerce Union Returns). No written claim has been made in the past three years against the Commerce Union Parties or any of their Subsidiaries by an authority in a jurisdiction where Commerce Union or Reliant or their Subsidiaries do not file Tax Returns that Commerce Union or Reliant or any of their Subsidiaries are or may be subject to taxation in that jurisdiction.

(ii) All Taxes that the Commerce Union Parties or any of their Subsidiaries are or were required to withhold or collect in connection with any amounts paid or owing to any employee, director, independent contractor, shareholder, nonresident, creditor, or other third party have been duly withheld or collected and have been paid, to the extent required, to the proper taxing authorities; the Commerce Union Parties and their Subsidiaries have complied with all information reporting and backup withholding requirements, including the maintenance of required records, with respect to such amounts; and the Commerce Union Parties and their Subsidiaries have paid all employer contributions and premiums and filed all Tax Returns with respect to any employee income Tax withholding, and social security and unemployment Taxes and premiums, all in compliance with the withholding provisions of the Code and other applicable Laws, except for failures to withhold, collect, pay, or file and such noncompliance as would not reasonably be expected to have, either individually or in the aggregate, a Commerce Union Material Adverse Effect.

(iii) No audit, investigation, examination, deficiency assessment, refund litigation, or other proceeding is pending or, to the Knowledge of the Commerce Union Parties, threatened against or with respect to the Commerce Union Parties or any of their Subsidiaries in respect of any Taxes or Tax matters.

(iv) No Commerce Union Party or any of their Subsidiaries has ever distributed stock of another Person or had its stock distributed by another Person in a transaction that purported or was intended to be governed in whole or in part by Section 355 or Section 361 of the Code. No Commerce Union Party, nor any of their Subsidiaries, has at any time been a member of a group with which it has filed or been included in a combined, consolidated, or unitary Tax Return (other than a group of which Commerce Union is the common parent). No Commerce Union Party, nor any of their Subsidiaries, is or has ever been a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement, or similar Contract the primary focus of which is Tax matters; and (C) no Commerce Union Party, nor any of their Subsidiaries, is liable for the Taxes of any other Person, whether as a transferee or successor, by Contract the primary focus of which is Tax matters (including any Tax allocation agreement, Tax sharing agreement, or Tax indemnity agreement), or otherwise.

(v) The Commerce Union Parties and their Subsidiaries are, and have at all times been, in compliance with the provisions of Section 6011, Section 6111, and Section 6112 of the Code relating to tax shelter disclosure, registration, list maintenance, and record keeping, and with the Treasury Regulations thereunder (including any predecessor or successor Code provisions or Treasury Regulations, as applicable), and neither the Commerce Union Parties nor their Subsidiaries have at any time engaged in or entered into any transaction that would be defined as a “listed transaction” within the meaning of Treasury Regulations Section 1.6011, Section 301.6111, or Section 301.6112.

(p) Labor and Employment Matters.

(i) The Commerce Union Parties are, and since January 1, 2014, have been, in compliance with all applicable Laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, wages and hours, occupational health and safety and anti-discrimination, except where the failure to be in compliance has not had and would not reasonably be expected to have, either individually or in the aggregate, a Commerce Union Material Adverse Effect. There is no pending or, to the Knowledge of the Commerce Union Parties, threatened suit, action, claim, or legal, administrative, arbitration, or other proceeding by or on behalf of any current or former employee of Commerce Union or Reliant or any of their Subsidiaries (including without limitation any suit, action, claim, or legal, administrative, arbitration, or other proceeding alleging noncompliance with applicable Laws respecting employment, employment practices, or terms and conditions of employment, but excluding workers’ compensation matters) as to which there is a reasonable probability of an adverse determination and which if adversely determined would reasonably be expected to have, either individually or in the aggregate, a Commerce Union Material Adverse Effect, and to the Knowledge of the Commerce Union Parties there are no facts or circumstances that would reasonably be expected to give rise to any such suit, action, claim or legal, administrative, arbitration, or other proceeding.

(ii) Neither Commerce Union nor Reliant, nor any of their Subsidiaries, has classified any Person as an “independent contractor” or any similar status who, under applicable Law or the provisions of any Commerce Union Benefit Plan (as defined below), should have been classified as an employee, except where the failure to so properly classify any Person would not reasonably be expected to have, either individually or in the aggregate, a Commerce Union Material Adverse Effect. To the Knowledge of the Commerce Union Parties, neither Commerce Union nor Reliant, nor any of their Subsidiaries, has any material Liability for improperly excluding any Person who provides or has provided services to Commerce Union or Reliant or any of their Subsidiaries in any capacity from participating in any Commerce Union Benefit Plan.

(iii) Except as set forth on Schedule 5.2(p)(iii) of the Commerce Union Disclosure Memorandum, to the Knowledge of the Commerce Union Parties as of the date of this Agreement, no officer of Commerce Union or Reliant (or any of their Subsidiaries) with a title of vice president or higher has informed Commerce Union or Reliant (or any of their Subsidiaries) in writing of his or her intent to terminate his or her employment with Commerce Union or Reliant (or any of their Subsidiaries), as applicable.

(q) Benefit Plans.

(i) As used in this Section 5.2(q), the term “Commerce Union Benefit Plan” means any pension, retirement, salary continuation, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, disability, severance, change of control, change in control, fringe benefit, incentive, cafeteria or Code Section 125, welfare, or other benefit plan, contract, agreement, or arrangement, including without limitation “employee benefit plans” as defined in Section 3(3) of ERISA, any incentive or welfare policies, contracts, plans, or arrangements, including split dollar life insurance arrangements, and all trust agreements and funding arrangements related thereto, which are or have been maintained by, contributed to (or required to be contributed to), or sponsored by Commerce Union or Reliant with respect to any present or former directors, officers, or employees of Commerce Union or Reliant or any of their Subsidiaries.

(ii) Other than routine claims for benefits or as would not reasonably be expected to have, either individually or in the aggregate, a Commerce Union Material Adverse Effect, there is no pending or, to the Knowledge of the Commerce Union Parties, threatened claim, litigation, action, administrative action, suit, audit, arbitration, mediation, or other proceeding relating to any Commerce Union Benefit Plan. Except as would not reasonably be expected to have, either individually or in the aggregate, a Commerce Union Material Adverse Effect, all of the Commerce Union Benefit Plans have been established, maintained, and administered in compliance, in all material respects, with all applicable requirements of ERISA and the Code and other applicable Laws and the terms and provisions of all documents, contracts, or agreements establishing the Commerce Union Benefit Plans or pursuant to which they are maintained or administered. No audit of any Commerce Union Benefit Plan by the IRS or the United States Department of Labor is ongoing or, to the Knowledge of the Commerce Union Parties, threatened.

(iii) Each Commerce Union Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a “Commerce Union Qualified Plan”) has received a current favorable determination letter from the IRS (or, in the case of an IRS pre-approved plan, the pre-approved plan has a current IRS opinion or advisory letter upon which the Commerce Union Parties are entitled to rely under applicable IRS guidance), and to the Knowledge of the Commerce Union Parties there are no facts or circumstances that would reasonably be expected to result in the revocation of any such favorable determination letter.

(iv) No Liability to the Pension Benefit Guaranty Corporation has been, or is expected by the Commerce Union Parties or their Subsidiaries to be, incurred with respect to any Commerce Union Benefit Plan that is subject to Title IV of ERISA (a “Commerce Union Pension Plan”), or with respect to any “single-employer plan” (as defined in Section 4001(a) of ERISA) currently or formerly maintained by Commerce Union or Reliant or any ERISA Affiliate. Except as would not reasonably be expected to have, either individually or in the aggregate, a Commerce Union Material Adverse Effect, no Commerce Union Pension Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Commerce Union Pension Plan exceeds the present value of the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) under such Commerce Union Pension Plan as of the end of the most recent plan year ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Commerce Union Pension Plan as of the date hereof; and no notice of a “reportable event” (as defined in Section 4043 of ERISA) for which the reporting requirement has not been waived has been required to be filed for any Commerce Union Pension Plan within the 12-month period ending on the date of this Agreement. Except as would not reasonably be expected to have, either individually or in the aggregate, a Commerce Union Material Adverse Effect, neither Commerce Union nor Reliant, nor any of their Subsidiaries, has provided or is required to provide security to any Commerce Union Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code. Neither Commerce Union nor Reliant, nor any of their Subsidiaries or any ERISA Affiliate, has contributed to or been obligated to contribute to any “multiemployer plan” as defined in Section 3(37) of ERISA.

(v) Except as set forth on Schedule 5.2(q)(v) of the Commerce Union Disclosure Memorandum, neither Commerce Union nor Reliant, nor any of their Subsidiaries, has any obligations for post-retirement benefits under any Commerce Union Benefit Plan that cannot be amended and/or terminated upon 60 days or less notice without incurring any Liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code or similar state Laws, the cost of which is borne by the electing individuals.

(r) Information Technology Systems. The Commerce Union Parties and their Subsidiaries have in place commercially reasonable data protection and privacy policies and procedures designed to protect, safeguard, and maintain the confidentiality, integrity, and security of (i) their information technology systems and software owned or purported to be owned by them and (ii) all information, data, and transactions stored or contained therein or transmitted thereby, including personally identifiable information, financial information, and credit card data (as such information or terms are defined and/or regulated under applicable Laws (the “Commerce Union Data”), against any unauthorized or improper use, access, transmittal, interruption, modification, or corruption. Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Commerce Union Material Adverse Effect, the Commerce Union Parties and their Subsidiaries are in compliance with applicable federal and state confidentiality and data security Laws, including without limitation Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by the Commerce Union Parties pursuant to 12 C.F.R. Part 364, and all applicable card association rules and the payment card industry data security standards. Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Commerce Union Material Adverse Effect, there currently are not any, and since January 1, 2014, there have not been any, pending or, to the Knowledge of the Commerce Union Parties, threatened claims or written complaints with respect to unauthorized access to or breaches of the security of (A) any of the Commerce Union Parties’ or their Subsidiaries’ information technology systems or (B) Commerce Union Data (or any unlawful acquisition, use, loss, destruction, compromise, or disclosure thereof).

(s) Fairness Opinion. Prior to the Parties’ execution of this Agreement, the board of directors of Commerce Union has received from Keefe, Bruyette & Woods, Inc. an opinion (which, if initially rendered verbally, has been or will be confirmed in a written opinion dated the same date) to the effect that, as of the date of such opinion and subject to customary assumptions and qualifications, the Exchange Ratio is fair from a financial point of view to Commerce Union.

(t) Broker Fees. Except for Keefe, Bruyette & Woods, Inc. and fees and expenses payable thereto, neither the Commerce Union Parties nor any of their officers, directors, employees, or agents has engaged or employed any broker, investment banker, or finder or incurred any Liability for any financial advisory, investment banking, brokerage, or finder’s fees, commissions, or expenses, and no broker, investment banker, or finder has acted directly or indirectly for or on behalf of the Commerce Union Parties, in each case in connection with this Agreement or the transactions contemplated hereby.

(u) Loan Matters.

(i) Except as would not reasonably be expected to have, either individually or in the aggregate, a Commerce Union Material Adverse Effect, all Loans made, originated, or held by Commerce Union, Reliant or any of their Subsidiaries (collectively, the “Reliant Loans”) (A) were made or originated for good, valuable, and adequate consideration in the ordinary course of business; (B) were solicited and originated, and are and have been administered and, where applicable, serviced, and the relevant Loan files are being and have been maintained, in accordance with (1) the relevant notes or other credit or security documents, (2) the applicable underwriting and servicing standards of Reliant (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors), and (3) all applicable Laws. Except as would not reasonably be expected to have, either individually or in the aggregate, a Commerce Union Material Adverse Effect, the notes or other evidences of indebtedness evidencing the Reliant Loans and all pledges, mortgages, deeds of trust, and other collateral documents and security agreements related thereto are legal, valid, binding and enforceable (except as enforceability may be limited by the Enforceability Exceptions).

(ii) Except as set forth on Schedule 5.2(u)(ii) of the Commerce Union Disclosure Memorandum or as would not reasonably be expected to have, either individually or in the aggregate, a Commerce Union Material Adverse Effect, neither the terms of any Loan held, originated, made, administered, or serviced by Commerce Union or Reliant or any of their Subsidiaries, any of the documentation for any such Loan, the manner in which any such Loan has been administered or serviced, nor Commerce Union’s or Reliant’s or their Subsidiaries’ practices of approving or rejecting Loan applications violate any Law applicable thereto, including without limitation the Truth in Lending Act of 1968, as amended; Regulation B, Regulation O, and Regulation Z of the Federal Reserve; the CRA; the Equal Credit Opportunity Act, as amended; and any applicable federal or state Laws relating to consumer protection, installment sales, or usury.

(iii) Reliant’s allowance for loan and lease losses is, and shall be as of the Effective Time, in compliance in all material respects with Reliant’s existing methodology for determining the adequacy of its allowance for loan and lease losses as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board, and is and shall be adequate under all such standards.

(iv) Except as set forth on Schedule 5.2(u)(iv) of the Commerce Union Disclosure Memorandum, none of the Contracts pursuant to which Reliant or any of its Subsidiaries has sold Loans or pools of Loans, or participations in Loans or pools of Loans, contain any Liability on the part of Reliant or any of its Subsidiaries to repurchase such Loans or interests therein solely on account of a payment default by the obligors on such Loans other than in the case where there has been a material breach of a representation or warranty by Reliant.

(v) Set forth on Schedule 5.2(u)(v) of the Commerce Union Disclosure Memorandum is a true, correct, and complete listing, as of July 31, 2017, by account of (A) all Loans of Reliant (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that are classified as “special mention,” “substandard,” “doubtful,” “loss,” or words of similar import, or (4) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the origination of the Loans due to concerns regarding the borrowers’ ability to pay in accordance with the Loans’ original terms; and (B) all assets classified by Reliant as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure, in each case including the book value thereof as of July 31, 2017.

(vi) Except as would not reasonably be expected to have, either individually or in the aggregate, a Commerce Union Material Adverse Effect, each Loan held by Commerce Union, Reliant or their Subsidiaries (A) is evidenced by notes, agreements, or other evidences of indebtedness that are true, genuine, and what they purport to be, (B) to the extent secured, has been secured by valid Liens which have been perfected and (C) is a legal, valid, and binding obligation of the obligor named therein, enforceable in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

(vii) The Commerce Union Parties are not, and have not been since January 1, 2014, subject to any material fine, suspension, or settlement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale, or servicing of mortgage or consumer Loans.

(v) Insurance. Except as would not reasonably be expected to have, either individually or in the aggregate, a Commerce Union Material Adverse Effect, (A) the Commerce Union Parties and their Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Commerce Union reasonably has determined to be prudent and consistent with industry practices, (B) the policies of insurance currently held or maintained by or providing coverage for the Commerce Union Parties or any of their Subsidiaries are in full force and effect, neither the Commerce Union Parties nor any of their Subsidiaries is in default thereunder, and no event has occurred which, with notice or lapse of time or both, would constitute a default or permit a termination, modification, or acceleration thereunder, and (C) all premiums due and payable in respect of such policies of insurance have been timely and fully paid (to the extent due and payable). To the Knowledge of the Commerce Union Parties, there is no material claim for coverage by the Commerce Union Parties or any of their Subsidiaries pending under any of such policies of insurance as to which coverage has been denied or disputed, and the Commerce Union Parties have not received written notice of any threatened termination of or material alteration of coverage under any of such policies of insurance.

(w) Investment Securities. The Commerce Union Parties have good title to all securities and commodities owned by them in all material respects (except those sold under repurchase agreements), free and clear of any Liens, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the Commerce Union Parties and their Subsidiaries. Such securities and commodities are valued on the books of the Commerce Union Parties in accordance with GAAP in all material respects. The Commerce Union Parties employ investment, securities, commodities, risk management, and other similar policies, practices, and procedures that are prudent and reasonable in the context of their respective businesses.

(x) Tax Treatment of Mergers. The Commerce Union Parties have no Knowledge of any fact or circumstance that would reasonably be expected to prevent the Mergers, taken together, from qualifying as a “reorganization” under the provisions of Section 368(a) of the Code.

(y) CRA, Anti-Money Laundering, OFAC, and Customer Information Security. Reliant received a rating of “Satisfactory” or better during its most recent examination or interim review with respect to the CRA. The Commerce Union Parties do not have Knowledge of any facts or circumstances that would reasonably be expected to cause Reliant (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal banking regulators of lower than “Satisfactory”; (ii) to be deemed to be operating in violation, in any material respect, of the Bank Secrecy Act of 1970, as amended, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the United States Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering Law; or (iii) to be deemed not to be in satisfactory compliance in any material respect with applicable privacy of customer or consumer information requirements contained in any federal or state privacy Laws, including without limitation in Title V of the Gramm-Leach-Bliley Act of 1999, as amended, and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Reliant. To the Knowledge of the Commerce Union Parties, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner which would, or would reasonably be expected to, cause Reliant to undertake any significant remedial action. The board of directors of Reliant has adopted, and Reliant has implemented, an anti-money laundering program that contains customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act, and such anti-money laundering program meets the requirements of Section 352 of the USA PATRIOT Act and the regulations thereunder, and Reliant has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(z) Internal Controls. Commerce Union (i) has implemented and maintains a system of disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and (ii) has disclosed, based on its most recent evaluation, to Commerce Union’s outside auditors and the audit committee of Commerce Union’s board of directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Commerce Union’s ability to record, process, summarize, and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Commerce Union’s internal control over financial reporting. To the Knowledge of the Commerce Union Parties, as of the date hereof there is no reason to believe that Commerce Union’s outside auditors and its principal executive officer and principal financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, at any time prior to the Closing Date.

(aa) Regulatory Capital. Commerce Union and Reliant are “well-capitalized” as such term is defined in 12 C.F.R. 225.2 and 12 C.F.R. 325.103, respectively.

(bb) No Further Representations. Except for the representations and warranties made by the Commerce Union Parties in this Article V (including the related portions of the Commerce Union Disclosure Memorandum), neither Commerce Union, Merger Sub, nor Reliant, nor any other Person, makes or has made any express or implied representation or warranty with respect to Commerce Union, Merger Sub, or Reliant or their respective Subsidiaries or the respective businesses, operations, assets, liabilities, or conditions (financial or otherwise) of the Commerce Union Parties and their Subsidiaries, and the Commerce Union Parties hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Commerce Union, Merger Sub, nor Reliant, nor any other Person, makes or has made any representation or warranty to the Community First Parties or any of their Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget, or prospective information relating to the Commerce Union Parties or any of their Subsidiaries or the respective businesses of the Commerce Union Parties and their Subsidiaries or (ii) except for the representations and warranties made by the Commerce Union Parties in this Article V, any oral or written information presented, delivered, or made available to the Community First Parties or any of their Affiliates or representatives in the course of their due diligence investigation of the Commerce Union Parties or their negotiation of this Agreement or otherwise in the course of the transactions contemplated hereby.

ARTICLE VI

CONDUCT PENDING THE MERGER

Section 6.1 Community First Party Forbearances. Except as expressly contemplated or permitted by this Agreement, as required by applicable Law or at the direction of a Governmental Entity, or with the prior written consent of Commerce Union, which consent will not be unreasonably withheld, from the date of this Agreement until the Effective Time, neither CFI nor Bank shall, and each of CFI and Bank shall cause each of its Subsidiaries not to:

(a) Conduct its business other than in the regular, ordinary, and usual course; fail to use commercially reasonable efforts to maintain and preserve intact its business organizations and customer and other business relationships, and retain the services of its current officers and employees; or take any action that would reasonably be expected to adversely affect or delay, in any material respect, its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

(b) Incur, renew, modify, extend, or renegotiate any indebtedness for borrowed money or, other than in the ordinary course of business consistent with past practice, assume, guarantee, endorse, or otherwise as an accommodation become responsible for the obligations of any other Person, other than (i) the creation of deposit liabilities in the ordinary course of business consistent with past practice, (ii) purchases of federal funds, and (iii) Federal Home Loan Bank advances with a maturity of not more than 12 months; other than as set forth on Schedule 6.1(b) of the Community First Disclosure Memorandum, prepay any indebtedness or other similar arrangements so as to cause CFI or Bank or any of their Subsidiaries to incur any prepayment penalty thereunder; or purchase, accept, or renew any brokered deposits, except in the ordinary course of business consistent with past practice and with maturities of 24 months or less;

(c) Adjust, split, combine, or reclassify any of its capital stock; make, declare, pay, or set aside for payment any dividend or other distribution on or in respect of its capital stock, other than (i) dividends by Bank to CFI, (ii) dividends by Community First TRUPS Holding Company to CFI, and (iii) required dividends or distributions in respect of subordinated debentures related to trust preferred securities issued by statutory trusts affiliated with CFI; grant any Person any right to acquire any shares of its capital stock or any securities or rights convertible into or exercisable for its capital stock; issue any additional shares of capital stock or any securities or obligations convertible into or exercisable for any shares of its capital stock, except pursuant to the exercise, vesting, or settlement of CFI Equity Awards outstanding as of the date hereof; or directly or indirectly redeem, purchase, repurchase, or otherwise acquire any shares of its capital stock;

(d) Other than in the ordinary course of business, sell, transfer, mortgage, encumber, or otherwise dispose of any of its properties, assets, or business (including without limitation “other real estate owned”), or cancel, release or assign any material indebtedness or claims or waive any rights of substantial value;

(e) Form any new Subsidiary or dissolve, liquidate, or terminate any existing Subsidiary or, except (i) for transactions in the ordinary course of business by way of foreclosure or in satisfaction of debts previously contracted in good faith or (ii) as set forth on Schedule 6.1(e) of the Community First Disclosure Memorandum, make any equity investment, either by purchase of stock or other securities, contributions to capital, property transfers, purchase of any property or assets of any other Person, or otherwise;

(f) Except (i) as contemplated by Section 6.1(g) or (ii) as set forth on Schedule 6.1(f) of the Community First Disclosure Memorandum, enter into, renew, fail to renew, materially amend or modify, cancel, or terminate any new or existing Community First Material Contract;

(g) Make, renew, increase the amount of, extend the term of, or modify any Loan, or commit to make, renew, increase the amount of, extend the term of, or modify any Loan, except (i) in conformity with existing lending practices and where the principal amount of the subject Loan does not exceed $1,000,000 or (ii) Loans as to which the Community First Parties and their Subsidiaries have binding obligations to make such Loans (including without limitation lines of credit and letters of credit) as of the date of this Agreement and which are disclosed on Schedule 6.1(g) of the Community First Disclosure Memorandum; provided, however, that neither CFI nor Bank, nor any of their Subsidiaries, shall make, renew, increase the amount of, extend the term of, or modify any Loan, or commit to make, renew, increase the amount of, extend the term of, or modify any Loan, to any Person if, when aggregated with all other outstanding Loans and commitments for Loans to such Person and such Person’s family members and Affiliates, the aggregate principal amount of all such Loans and commitments would exceed $3,000,000;

(h) Extend credit to, directly or indirectly, any Person who has a Loan with CFI or Bank or any of their Subsidiaries that is classified by CFI or Bank (or any of their Subsidiaries) or the FDIC or the TDFI as “doubtful,” “substandard,” or “special mention” or that is on non-accrual status (a “Bank Classified Borrower”), except in conformity with existing lending practices and regulatory requirements and where all outstanding Loans and commitments for Loans to such Bank Classified Borrower and such Bank Classified Borrower’s family members and Affiliates do not and would not exceed $250,000 in the aggregate;

(i) Renegotiate, renew, increase the amount of, extend the term of, or modify any Loan with or to a Bank Classified Borrower, except (i) in conformity with existing lending practices and regulatory requirements and (ii) where all outstanding Loans and commitments for Loans to such Bank Classified Borrower and such Bank Classified Borrower’s family members and Affiliates do not and would not exceed $250,000 in the aggregate;

(j) Commence any claim, action, suit, or proceeding, other than to enforce an obligation owed to CFI or Bank or any of their Subsidiaries in the ordinary course of business, or, other than the settlement of foreclosure actions and debt workouts in the ordinary course of business, enter into any settlement or similar agreement with respect to any claim, action, suit, or proceeding, which claim, action, suit, proceeding, or settlement or other agreement (i) involves the payment by it of an amount in excess of $50,000, individually, or $100,000, in the aggregate (net of any insurance proceeds or indemnity, contribution, or similar payments actually received by CFI, Bank, or their Subsidiaries in connection therewith), or (ii) would impose any material restriction on its business or operations or the operations of any of its Subsidiaries;

(k) Except as required by any written agreement or CFI Benefit Plan, in each case in effect as of the date hereof, or as permitted by Section 7.10(c), increase in any manner the salary, wages, bonuses, compensation, or other benefits of, for, or payable to any of its directors, officers, or employees (except for normal employee wage and salary increases in the ordinary course of business consistent with past practice not exceeding 3% per year on a per employee basis), or pay any bonus, pension, retirement allowance, or contribution not required by or accrued for under any existing plan, agreement, or arrangement to any such directors, officers, or employees; become a party to, establish, adopt, amend, renew, terminate, extend, or commit to any pension, retirement, profit-sharing, welfare, or other benefit plan, agreement, or arrangement, or any employment, severance, salary continuation, retention, change of control, change in control, consulting, or other Contact, with or for the benefit of any director, officer, or employee, except as required by applicable Law; amend, modify, or revise the terms of any outstanding stock option or voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other equity-based compensation; elect or appoint to any office with the title of executive vice president or higher any Person who does not hold such office as of the date of this Agreement or elect or appoint, or propose or recommend for election or appointment, to its board of directors any Person who is not a member of its board of directors as of the date of this Agreement; or hire any employee with annualized base compensation (excluding health insurance and retirement plan benefits) in excess of $75,000, except as may be necessary to replace an employee (other than an officer with a title of executive vice president or higher) whose employment is terminated, whether voluntarily or involuntarily;

(l) Amend its charter, bylaws, or other governing documents, or enter into any stock or asset purchase agreement or any plan or agreement of consolidation, merger, share exchange, or reorganization with any Person or any indication of interest, letter of intent, or agreement in principle with respect thereto;

(m) Purchase any debt security, including mortgage-backed and mortgage-related securities, other than United States government and United States government agency securities with final maturities of 24 months or less;

(n) Make any capital expenditures in excess of $35,000, individually, or $100,000, in the aggregate;

(o) Establish or commit to the establishment of any new branch office, loan or deposit production office, or other banking office or facility, or file any application or notice to relocate or close or terminate the operations of any banking office or facility;

(p) Except for interest rate caps and interest rate floors for individual Loans entered into in the ordinary course of business consistent with past practice, enter into any futures contract, option, swap agreement, interest rate cap, interest rate floor, or interest rate exchange agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets or interest-bearing liabilities to changes in market rates of interest;

(q) Make any material changes in policies or procedures in existence on the date of this Agreement with regard to underwriting, pricing, originating, acquiring, or selling extensions of credit, or the establishment of reserves with respect to possible loss thereon or the charge off of losses incurred thereon, investments, or asset/liability management, or in any other material banking policies or procedures, except as may be required by changes in applicable Law or GAAP or at the direction of a Governmental Entity;

(r) Other than in the ordinary course of business consistent with past practice, make or change any material election in respect of Taxes, settle or compromise any material Tax Liability, agree to an extension or waiver of the statute of limitations with respect to the assessment, collection, or determination of any material Taxes, enter into any closing agreement with respect to any material Taxes or surrender any right to claim a material Tax refund, adopt or change any method of accounting with respect to Taxes, or file any amended Tax Return;

(s) Take any action that is intended or could reasonably be expected to result in (i) any of the representations or warranties of the Community First Parties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VIII not being satisfied, or (iii) a breach or violation of any provision of this Agreement;

(t) Adopt or implement any change in its accounting principles, practices, or methods, other than as may be required by GAAP, regulatory guidelines, or policies imposed by any Governmental Entity;

(u) Except as set forth on Schedule 6.1(u) of the Community First Disclosure Memorandum, enter into any new line of business, introduce any new products or services, or change the manner in which its investment securities or loan portfolio is classified or reported;

(v) Make any written communications to the officers or employees of the Community First Parties or their Subsidiaries, or any oral communications presented to a significant portion of the officers or employees of the Community First Parties or their Subsidiaries, in each case that are substantially different than or include material information not contained in prior communications, pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, without first providing the Commerce Union Parties a copy or written description of the intended communication and providing the Commerce Union Parties with a reasonable period of time to review and comment on the communication;

(w) Except for non-structural repairs and maintenance, engage in or conduct any demolition, remodeling, or modifications or alterations to any of its business premises unless required by applicable Law, or fail to use commercially reasonable efforts to maintain its business premises or other assets in substantially the same condition as of the date hereof, ordinary wear and tear excepted;

(x) Subject any of its properties or assets to any Lien (other than Liens existing as of the date of this Agreement and other than in connection with securing advances, repurchase agreements, and other borrowings from the Federal Home Loan Bank and transactions in federal funds);

(y) Take any action or fail to take any action, which action or failure to act would prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(z) Agree to do, make any commitment to do, or adopt any resolutions of its board of directors (or other governing body) in support of, recommending, or proposing any of the foregoing.

Section 6.2 Commerce Union Party Forbearances. Except as expressly contemplated or permitted by this Agreement, as required by applicable Law or at the direction of a Governmental Entity, or with the prior written consent of CFI, which consent will not be unreasonably withheld, from the date of this Agreement until the Effective Time, neither Commerce Union nor Reliant shall, and each of Commerce Union and Reliant shall cause its Subsidiaries not to:

(a) Fail to use commercially reasonable efforts to maintain and preserve intact its business organizations and customer and other business relationships, or take any action that would adversely affect or delay, in any material respect, its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

(b) Amend its charter or bylaws in a manner that would materially and adversely affect the holders of CFI Common Stock or materially and adversely affect the holders of CFI Common Stock (as prospective holders of Commerce Union Common Stock) relative to other holders of Commerce Union Common Stock, provided that the Parties acknowledge and agree that Commerce Union may amend its charter and bylaws so as to change its name to “Reliant Bancorp, Inc.”;

(c) Make, declare, or pay any dividend on the Commerce Union Common Stock, other than dividends in an amount, on an annualized basis, whether paid annually, biannually, quarterly, or otherwise, consistent with past practice (it being agreed that any increase in the amount of any such divided not in excess of 10% on an annualized basis shall not be deemed to not be consistent with past practice);

(d) Merge or consolidate itself or any of its Subsidiaries with any other Person or engage in any similar business combination transaction (i) where it or its Subsidiary or another of its Subsidiaries, as applicable, is not the surviving Person or (ii) if the merger, consolidation, or transaction would be reasonably likely to cause the Closing to be materially delayed; restructure, reorganize, or completely or partially liquidate or dissolve it or any of its material Subsidiaries; or dispose of any ownership interest in any Subsidiary.

(e) Take any action that is intended or would reasonably be expected to result in (i) any of the representations or warranties of the Commerce Union Parties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VIII not being satisfied, or (iii) a breach or violation of any provision of this Agreement;

(f) Take any action or fail to take any action, which action or failure to act would prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(g) Agree to do, make any commitment to do, or adopt any resolutions of its board of directors (or other governing body) in support of, recommending, or proposing any of the foregoing.

Section 6.3 Absence of Control. It is the mutual intent of the Parties that (a) neither Commerce Union, Merger Sub, nor Reliant shall, by reason of this Agreement, be deemed to control, directly or indirectly, CFI or Bank or to exercise, directly or indirectly, a controlling influence over the management or policies of CFI or Bank and (b) neither CFI nor Bank shall, by reason of this Agreement, be deemed to control, directly or indirectly, Commerce Union or Reliant or to exercise, directly or indirectly, a controlling influence over the management or policies of Commerce Union or Reliant.

ARTICLE VII

COVENANTS

Section 7.1 Acquisition Proposals.

(a) The Community First Parties shall, and shall direct and use their reasonable best efforts to cause their Subsidiaries and their and their Subsidiaries’ Affiliates, directors, officers, employees, agents, and representatives (including without limitation any investment banker, financial advisor, attorney, accountant, or other representative retained by the Community First Parties or any of their Subsidiaries) to, immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Person other than the Commerce Union Parties with respect to the possibility, consideration, or consummation of any Acquisition Proposal, and will use their reasonable best efforts to enforce, and will direct and use their reasonable best efforts to cause their Subsidiaries to use their reasonable best efforts to enforce, any confidentiality, nondisclosure, or similar agreement relating to any Acquisition Proposal.

(b) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, except as otherwise expressly set forth in this Agreement, the Community First Parties shall not, and shall direct and cause their Subsidiaries and their and their Subsidiaries’ Affiliates, directors, officers, employees, agents, and representatives (including without limitation any investment banker, financial advisor, attorney, accountant, or other representative retained by the Community First Parties or any of their Subsidiaries) not to, directly or indirectly through another Person, (i) solicit, initiate, or knowingly encourage (including by way of furnishing information or assistance), or take any other action to knowingly facilitate or that would reasonably be expected to result in, any inquiries or discussions regarding, or the making of any proposal or offer that constitutes or would reasonably be expected to lead to, an Acquisition Proposal; (ii) provide any non-public information or data regarding the Community First Parties or any of their Subsidiaries to any Person other than the Commerce Union Parties relating to or in connection with any Acquisition Proposal or any inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal; (iii) continue or participate in any discussions or negotiations, or otherwise communicate in any way with any Person other than the Commerce Union Parties, regarding any Acquisition Proposal; (iv) approve, execute, enter into, or consummate, any indication of interest or letter of intent, or similar agreement, relating to any Acquisition Proposal or requiring the Community First Parties to abandon, terminate, or fail to consummate the transactions contemplated by this Agreement, or propose to do any of the foregoing; or (v) except in accordance with Section 7.7 in connection with and after making a CFI Change of Recommendation, make or authorize any statement, recommendation, endorsement or solicitation in support of any Acquisition Proposal; provided, however, that prior to the date the shareholders of CFI approve this Agreement, if the CFI board of directors determines in good faith, after consultation with its outside legal and financial advisors, that the failure to do so would be inconsistent with its fiduciary duties under applicable Law, the Community First Parties may, in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 7.1 that the CFI board of directors determines in good faith constitutes or is reasonably likely to result in a Superior Proposal, and subject to providing 24 hours prior written notice of their decision to take such action to the Commerce Union Parties and identifying the Person making the Superior Proposal and all of the material terms and conditions of such Superior Proposal and compliance with Section 7.1(c), (A) furnish information with respect to the Community First Parties and their Subsidiaries to any Person making such Superior Proposal pursuant to a confidentiality agreement on terms no more favorable to such Person than the terms contained in the Confidentiality Agreement (which confidentiality agreement shall not provide such Person the exclusive right to negotiate with the Community First Parties) and (B) participate in discussions or negotiations with such Person regarding such Superior Proposal.

(c) In addition to the obligations of the Community First Parties set forth above, the Community First Parties shall promptly (within not more than 24 hours) advise the Commerce Union Parties orally and in writing of their receipt of any Acquisition Proposal, or any request for nonpublic information or inquiry which would reasonably be expected to lead to an Acquisition Proposal, and shall keep the Commerce Union Parties informed, on a prompt basis, of any material changes in the status thereof, including the material terms and conditions thereof and any changes thereto, and shall provide to the Commerce Union Parties any material written materials received by the Community First Parties or any of their Subsidiaries in connection therewith. Additionally, the Community First Parties shall contemporaneously provide or make available to the Commerce Union Parties all material documentation or correspondence provided or made available to any third party pursuant to this Section 7.1 which has not been previously provided or made available to the Commerce Union Parties.

(d) Nothing contained in this Section 7.1 shall prohibit the Community First Parties, their boards of directors, or any of their Subsidiaries from taking and disclosing to their shareholders a position required by, or otherwise complying with, Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or Item 1012(a) of Regulation M-A; provided, however, that compliance with such rules or regulations shall not in any way limit or modify the effect that any action taken pursuant to such rules or regulations has under any other provision of this Agreement.

(e) Nothing contained in this Section 7.1 shall prevent CFI or Bank or their respective boards of directors from (i) taking the actions permitted by Section 7.7(b) of this Agreement or (ii) informing any Person who submits an unsolicited, bona fide Acquisition Proposal of their obligations pursuant to this Section 7.1.

Section 7.2 Notice of Certain Matters. Prior to the Effective Time, each Party shall promptly notify the other Parties of any fact, event, occurrence, circumstance, or condition known to it that (a) constitutes or has caused, or could reasonably be expected to cause, a material breach of any of the representations, warranties, covenants, or agreements of such Party set forth in this Agreement, provided, however, that no such notification shall (i) affect the representations, warranties, covenants, or agreements of the Parties, or the conditions to the obligations of the Parties, contained in this Agreement or (ii) be deemed to amend or supplement the Disclosure Memoranda; (b) has had, or would reasonably be expected to have, either individually or taken together with all other facts, events, occurrences, circumstances, and conditions known to such Party, a CFI Material Adverse Effect (as to any notice required to be given by the Community First Parties) or a Commerce Union Material Adverse Effect (as to any notice required to be given by the Commerce Union Parties); (c) would, or would reasonably be expected to, prohibit or materially impede or materially delay the consummation of the transactions contemplated by this Agreement. Further, each Party shall promptly give written notice to the other Parties of any notice or other communication from any third party alleging that the consent or approval of such third party is or may be required in connection with any of the transactions contemplated by this Agreement. Additionally, upon receiving notice that any officer of CFI or Bank (or any of their Subsidiaries) with a title of executive vice-president or higher intends to terminate his or her employment with CFI or Bank (or any of their Subsidiaries), the Community First Parties shall promptly give the Commerce Union Parties notice of the same. The failure of a Party to comply with this Section 7.2 shall not itself constitute the failure of any condition set forth in Section 8.2 or Section 8.3 to be satisfied unless the underlying fact, event, occurrence, circumstance, or condition would independently result in the failure of a condition set forth in Section 8.2 or Section 8.3 to be satisfied.

Section 7.3 Access and Information.

(a) Prior to the Effective Time, upon reasonable notice and subject to applicable Laws relating to the exchange of information, for the purpose of verifying the representations and warranties of the Community First Parties and compliance by the Community First Parties with their covenants and agreements set forth herein, and preparing for the Mergers and the other matters contemplated by this Agreement (including without limitation for purposes of integration planning), the Community First Parties shall, and shall cause their Subsidiaries to, afford to the Commerce Union Parties and their representatives (including without limitation their directors, officers, and employees and financial advisors, legal counsel, accountants, and other professionals retained by the Commerce Union Parties) reasonable access during normal business hours to the books, records, Contracts, properties, assets, personnel, and information technology systems of the Community First Parties and their Subsidiaries, as well as such other information relating to the Community First Parties or their Subsidiaries as the Commerce Union Parties may reasonably request. Likewise, prior to the Effective Time, upon reasonable notice and subject to applicable Laws relating to the exchange of information, for the purpose of verifying the representations and warranties of the Commerce Union Parties and compliance by the Commerce Union Parties with their covenants and agreements set forth herein, and preparing for the Mergers and the other matters contemplated by this Agreement, the Commerce Union Parties shall, and shall cause their Subsidiaries to, afford to the Community First Parties and their representatives (including without limitation their directors, officers, and employees and financial advisors, legal counsel, accountants, and other professionals retained by the Community First Parties) reasonable access during normal business hours to the books, records, Contracts, properties, assets, personnel, and information technology systems of the Commerce Union Parties and their Subsidiaries, as well as such other information relating to the Commerce Union Parties or their Subsidiaries as the Community First Parties may reasonably request.

(b) From the date of this Agreement until the Effective Time, each of the Parties shall reasonably promptly furnish to the other Parties (i) a copy of any report, application, notice, schedule, or other document or instrument filed with or received from any Governmental Entity (other than any such materials which such Party is not permitted to disclose under applicable Law) and (ii) such other information regarding its and its Subsidiaries’ business, properties, assets, or personnel as the other Parties may reasonably request.

(c) Any investigation by a Party or its representatives pursuant to this Section 7.3 shall be conducted in a manner that does not unreasonably interfere with the business operations of the party being investigated. No investigation by the Parties or their representatives pursuant to this Section 7.3 shall affect or be deemed to modify any of the representations, warranties, covenants, or agreements of the Parties set forth in this Agreement. Neither the Community First Parties or the Commerce Union Parties nor their respective Subsidiaries shall be required to provide access to or to disclose information pursuant to this Section 7.3 where such access or disclosure would violate or prejudice the rights of the Community First Parties’ or the Commerce Union Parties’, as the case may be, customers, jeopardize the attorney-client privilege of the Party in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense, or similar agreement between the Parties), or contravene any Law, fiduciary duty, or binding Contract entered into prior to the date of this Agreement. The Parties agree to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(d) The Confidentiality Agreement, to the extent the same is not inconsistent with any provision of this Agreement, will remain in full force and effect following the date of this Agreement, whether or not the Merger occurs, in accordance with its terms, and each of CFI and Bank, on the one hand, and Commerce Union and Reliant, on the other hand, shall hold all information furnished by or on behalf of the other Party or any of such Party’s Subsidiaries or representatives pursuant to this Agreement in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.

Section 7.4 Regulatory Filings; Consents and Approvals.

(a) The Parties shall cooperate with each other and use their respective reasonable best efforts to prepare all documentation, to make all filings, and to obtain all permits, consents, approvals, waivers, and authorizations of all Governmental Entities and other third parties, including the Regulatory Approvals, necessary or advisable to consummate the Mergers and the other transactions contemplated by this Agreement and to comply with the terms and conditions of all such permits, consents, approvals, waivers and authorizations of all such Governmental Entities and third parties. The Commerce Union Parties shall use their reasonable best efforts to make any initial application, notice, and waiver filings required by the Federal Reserve or the TDFI in connection with the Mergers on or before October 16, 2017. Each Party shall have the right to review in advance, and to the extent practicable each Party shall consult with the other Parties with respect to, in each case subject to applicable Laws relating to the exchange of information, all written applications, notices, and waiver requests, and any other written information, submitted to any Governmental Entity or other third party in connection with the transactions contemplated by this Agreement, provided that the Commerce Union Parties shall not be required to provide or make available to the Community First Parties the confidential portions of any filing made with a Governmental Entity that contain confidential supervisory information or other information filed under a claim of confidentiality. In exercising the foregoing rights, each Party agrees to act reasonably and as promptly as practicable. Each Party agrees that it shall consult with the other Parties with respect to the obtaining of all permits, consents, approvals, waivers, and authorizations of all Governmental Entities and other third parties, including the Regulatory Approvals, necessary or advisable to consummate the Mergers, and consider in good faith the views of the other Parties in connection with any proposed written communication with any Governmental Entity related to the transactions contemplated by this Agreement, and each Party shall keep the other Parties reasonably apprised of the status of material matters relating to the consummation of such transactions, and other transactions contemplated by this Agreement, and each Party shall keep the other Parties reasonably apprised of the status of material matters relating to the consummation of such transactions.

(b) Each Party agrees to, upon request, furnish the other Parties with all information concerning itself, its Subsidiaries, and its and its Subsidiaries’ directors, officers, and shareholders, as well as any other matters, as may be necessary or advisable in connection with any filing, notice, or application made or given by or on behalf of such other Parties or any of their Subsidiaries with or to any Governmental Entity or other third party.

(c) In furtherance and not in limitation of the foregoing, each of Commerce Union and Reliant, on the one hand, and CFI and Bank, on the other hand, shall, and shall cause its Subsidiaries to, use its reasonable best efforts to avoid the entry of, or to have vacated, lifted, reversed, or overturned, any decree, judgment, injunction, or other order, whether temporary, preliminary, or permanent, that would prevent or materially delay the Closing; provided that neither Commerce Union nor Reliant shall be required to agree or consent to, or enter into, any consent decree, hold separate orders, or otherwise, or agree to or effect any sale, divestiture, or disposition of any portion of the business of CFI, Bank, Commerce Union, or Reliant in order to avoid the entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated hereby.

Section 7.5 Further Assurances. Subject to the terms and conditions of this Agreement, each of the Parties agrees to use its reasonable best efforts to promptly take, or cause to be promptly taken, all actions, and to promptly do, or cause to be promptly done, all things, necessary, proper, or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as expeditiously as reasonably possible, including using its reasonable best efforts to obtain all necessary actions or non-actions, extensions, waivers, consents, and approvals from Governmental Entities, effecting all necessary registrations, applications, and filings (including without limitation filings under any applicable federal or state securities Laws), and obtaining any required contractual consents and regulatory approvals.

Section 7.6 Publicity. The Parties shall consult with each other before issuing any press release or making any public statements or disclosures (including without limitation written communications to shareholders) with respect to this Agreement or the transactions, including the Mergers, contemplated hereby and shall not issue any such press release or make any such public statements or disclosures without the prior consent of the other Parties, which consent shall not be unreasonably withheld; provided, however, that nothing contained in this Section 7.6 shall be deemed to prohibit a Party from making any disclosure that legal counsel to such Party advises such Party in writing is necessary in order to satisfy such Party’s disclosure obligations under applicable Law.

Section 7.7 CFI Shareholders Meeting.

(a) CFI and its board of directors shall take, in accordance with applicable Law and CFI’s charter and bylaws, all action necessary to call, give notice of, convene, and hold, as promptly as reasonably practicable after the date on which the Registration Statement becomes effective under the Securities Act, a meeting of CFI’s shareholders (including any adjournment or postponement thereof, the “CFI Meeting”) for the purpose of CFI’s shareholders considering and voting on approval of this Agreement and any other matters required to be approved by CFI’s shareholders in order to consummate the transactions contemplated by this Agreement, and, if mutually agreed upon by the Parties, any other matters of the type customarily brought before a meeting of shareholders to approve an agreement such as this Agreement. Except with the prior approval of the Commerce Union Parties (which will not be unreasonably withheld), no other matters shall be submitted for consideration by or the approval of CFI’s shareholders at the CFI Meeting. Subject to Section 7.7(b), (i) CFI and its board of directors shall at all times prior to and during the CFI Meeting recommend to CFI’s shareholders the approval of this

Agreement and the transactions contemplated hereby and shall take all reasonable and lawful action to solicit and obtain such approval and (ii) the CFI board of directors shall not withdraw, modify, or qualify in any manner adverse to the Commerce Union Parties its recommendation that CFI’s shareholders approve this Agreement and the transactions contemplated hereby, or take any other action or make any other public statement inconsistent with such recommendation (the actions prohibited by this clause (ii) being referred to as a “CFI Change of Recommendation”). Notwithstanding any CFI Change of Recommendation, unless this Agreement has been terminated, this Agreement shall be submitted to the shareholders of CFI at the CFI Meeting for the purpose of CFI’s shareholders considering and voting on approval of this Agreement and any other matters required to be approved by CFI’s shareholders in order to consummate the transactions contemplated by this Agreement. Additionally, unless this Agreement has been terminated, neither CFI nor Bank shall submit to or for a vote of its shareholder(s) any Acquisition Proposal.

(b) Notwithstanding the foregoing, the CFI board of directors may make a CFI Change of Recommendation if, but only if:

(i) The CFI board of directors determines in good faith (after consultation with and receiving and considering the advice of outside legal counsel and its financial advisors) that its failure to do so would be inconsistent with its fiduciary duties under applicable Law; and

(ii) In the event the CFI Change of Recommendation stems from or is a result of, or relates in any manner to, an Acquisition Proposal, (A) the Community First Parties have complied in all material respects with Section 7.1; (B) the CFI board of directors has determined in good faith, after giving effect to all of the adjustments which may be offered by the Commerce Union Parties pursuant to clause (D) below, that such Acquisition Proposal constitutes a Superior Proposal, (C) CFI notifies the Commerce Union Parties at least five Business Days in advance of its intention to effect a CFI Change of Recommendation in response to such Superior Proposal, and furnishes to the Commerce Union Parties the identity of the Person making such Superior Proposal, a copy of the proposed transaction agreements and all other documents relating to such Superior Proposal, and a reasonable description of the event or circumstances giving rise to its determination to take such action, and (D) prior to effecting the CFI Change of Recommendation, the Community First Parties shall, and shall cause their financial, legal, and other advisors to, for a period of five Business Days following CFI’s delivery of the notice referred to in clause (C) above, negotiate in good faith with the Commerce Union Parties (to the extent the Commerce Union Parties desire to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

(c) CFI shall adjourn or postpone the CFI Meeting if (i) as of the date of the CFI Meeting there are insufficient shares of CFI Common Stock represented (either in person or by proxy) to constitute the quorum necessary to conduct the business of the CFI Meeting or (ii) as of the date of the CFI Meeting CFI has not received proxies representing a sufficient number of shares necessary for the approval of this Agreement by the shareholders of CFI in accordance with CFI’s charter and bylaws and applicable Law; provided that CFI shall not be required to adjourn or postpone the CFI Meeting more than two times.

Section 7.8 Commerce Union Shareholders Meeting.

(a) Commerce Union and its board of directors shall take, in accordance with applicable Law and Commerce Union’s charter and bylaws, all action necessary to call, give notice of, convene, and hold, as promptly as reasonably practicable after the date on which the Registration Statement becomes effective under the Securities Act, a meeting of Commerce Union’s shareholders (including any adjournment or postponement thereof, the “Commerce Union Meeting”) for the purpose of

Commerce Union’s shareholders considering and voting on approval of the issuance by Commerce Union of the shares of Commerce Union Common Stock constituting the Merger Consideration pursuant to this Agreement (the “Stock Issuance Proposal”) and any other matters required to be approved by Commerce Union’s shareholders in order to consummate the transactions contemplated by this Agreement, and, if mutually agreed upon by the Parties, any other matters of the type customarily brought before a meeting of shareholders to approve matters such as the Stock Issuance Proposal. Subject to Section 7.8(b), (i) Commerce Union and its board of directors shall at all times prior to and during the Commerce Union Meeting recommend to Commerce Union’s shareholders the approval of the Stock Issuance Proposal and shall take all reasonable and lawful action to solicit and obtain such approval and (ii) the Commerce Union board of directors shall not withdraw, modify, or qualify in any manner adverse to the Community First Parties its recommendation that Commerce Union’s shareholders approve the Stock Issuance Proposal, or take any other action or make any other public statement inconsistent with such recommendation (the actions prohibited by this clause (ii) being referred to as a “Commerce Union Change of Recommendation”).

(b) Notwithstanding the foregoing, the Commerce Union board of directors may make a Commerce Union Change of Recommendation if, but only if, the Commerce Union board of directors determines in good faith (after consultation with and receiving and considering the advice of outside legal counsel) that its failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided that the board of directors of Commerce Union shall not make a Commerce Union Change of Recommendation under this Section 7.8(b) unless (i) Commerce Union gives CFI at least five Business Days’ prior written notice of the board of directors’ intention to take such action and a reasonable description of the events or circumstances giving rise to its determination to take such action and (ii) at the end of such notice period, the board of directors of Commerce Union takes into account any reasonable amendment or modification to this Agreement proposed by CFI and, after receiving the advice of its outside legal counsel and its financial advisor, determines in good faith that it would nevertheless be inconsistent with its fiduciary duties under applicable Law to continue to recommend that Commerce Union’s shareholders approve the Stock Issuance Proposal.

(c) Commerce Union shall adjourn or postpone the Commerce Union Meeting if (i) as of the date of the Commerce Union Meeting there are insufficient shares of Commerce Union Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Commerce Union Meeting, or (ii) as of the date of the Commerce Union Meeting, Commerce Union has not received proxies representing a sufficient number of shares of Commerce Union Common Stock necessary for the approval of the Stock Issuance Proposal; provided, that Commerce Union shall not be required to adjourn or postpone the Commerce Union Meeting more than one (1) time. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated, the Commerce Union Meeting shall be convened and this Agreement shall be submitted to the shareholders of Commerce Union at the Commerce Union Meeting for the purpose of Commerce Union’s shareholders considering and voting on the approval of the Stock Issuance Proposal and any other matters required to be approved by Commerce Union’s shareholders in order to consummate the transactions contemplated by this Agreement.

Section 7.9 Timing of Shareholders’ Meetings. Commerce Union and CFI shall use their respective reasonable best efforts to hold the Commerce Union Meeting and the CFI Meeting on the same date.

Section 7.10 Employee and Benefit Matters.

(a) Subject to applicable Law and the terms of the Commerce Union Parties’ employee benefit plans, Commerce Union or Reliant will, as soon as reasonably practicable after the Effective Time, provide employees of Bank who become employees of Commerce Union or Reliant at or immediately following the Effective Time (the “Continuing Employees”) with benefits that are no less favorable, in the aggregate, than that provided to similarly situated employees of the Commerce Union Parties as of the Closing Date. With respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) maintained by Commerce Union or Reliant, excluding both any retiree health care plans or programs maintained by Commerce Union or Reliant and any equity compensation or deferred compensation plans or arrangements maintained by Commerce Union or Reliant (collectively, “Employee Plans”), in which any Continuing Employees will participate effective as of or after the Effective Time, Commerce Union or Reliant, as appropriate, will recognize all years of service of Continuing Employees with the Community First Parties (and any predecessor entities to, or entities which previously have merged or consolidated with or into, any of the Community First Parties) for vesting and eligibility purposes (but not for benefit accrual purposes or purposes of early retirement subsidies under any Employee Plan that is a defined benefit pension plan) in any Employee Plan in which such Continuing Employees may be eligible to participate at or after the Effective Time; provided that such service shall not be recognized to the extent that (i) such recognition of service would result in a duplication of benefits or (ii) such service was not recognized under a corresponding Community First Benefit Plan. With respect to Employee Plans providing health care, dental, or vision coverage, the Commerce Union Parties will use commercially reasonable efforts to cause any pre-existing condition, eligibility waiting period, or other limitations or exclusions otherwise applicable under such plans to new employees not to apply to the Continuing Employees or their eligible spouses and eligible dependents who were covered under a similar Community First Benefit Plan immediately prior to the Effective Time. Further, if Continuing Employees experience a transition in health care, dental, or vision coverage during the middle of a plan year, the Commerce Union Parties will use commercially reasonable efforts to cause any successor Employee Plan providing health care, dental, or vision coverage for Continuing Employees to give credit towards satisfaction of any annual deductible limitation and out-of-pocket maximum applied under such successor plan for any deductible, co-payment, or other cost-sharing amounts previously paid by Continuing Employees in respect of their participation in the corresponding Community First Benefit Plan during the plan year of the successor Employee Plan prior to the transition effective date. The Parties acknowledge and agree that, to the extent permitted by applicable Law and the terms of any pertinent plan documents, the Commerce Union Parties may after the Effective Time maintain multiple benefit plans providing health care, dental, or vision coverage and/or multiple retirement savings plans.

(b) To the extent permitted by applicable Law, at the request of the Commerce Union Parties, the Community First Parties shall take, and shall cause their Subsidiaries to take, prior to the Effective Time, all actions reasonably requested by the Commerce Union Parties that are necessary or appropriate to (i) cause one or more of the Community First Benefits Plans (including without limitation the Community First Bank & Trust 401(k) Profit Sharing Plan, but excluding the CFI SERP and the related participation agreements thereunder) to terminate or be frozen as of or immediately prior to the Effective Time, (ii) cause benefit accruals and entitlements under any Community First Benefit Plan to cease as of or immediately prior to the Effective Time, (iii) cause the continuation at and after the Effective Time of any Contract or insurance policy relating to any Community First Benefit Plan for such period as may be requested by the Commerce Union Parties, or (iv) facilitate the merger of any Community First Benefit Plan into any employee benefit plan maintained by the Commerce Union Parties or their Subsidiaries. All resolutions, notices, or other documents adopted, issued, or executed in connection with the implementation of this Section 7.10(b) shall be subject to the Commerce Union Parties’ prior review and approval, which approval shall not be unreasonably withheld. Without limiting the foregoing, CFI shall take all such action as is necessary to suspend the CFI ESPP effective as of the date of this Agreement and to terminate the CFI ESPP effective as of immediately prior to the Effective Time.

(c) The Parties shall establish a cash-based retention program in the aggregate amount, and subject to such terms, conditions, and restrictions, set forth on Schedule 7.10(c) of the Commerce Union Disclosure Memorandum, to promote employee retention and to incentivize employee efforts to consummate the Mergers (the “Retention Program”). Subject to the terms, conditions, and restrictions set forth on Schedule 7.10(c) of the Commerce Union Disclosure Memorandum, amounts available under the Retention Program shall be allocated among the employees of Bank and its Subsidiaries identified, and in the amounts and on the other terms determined, by mutual reasonable agreement of the Chief Executive Officers of Reliant and Bank (or their designees).

(d) The Commerce Union Parties will provide to (i) employees of Bank immediately prior to the Effective Time who are not offered continued employment with Commerce Union or Reliant and (ii) Continuing Employees whose employment is involuntarily terminated by the Commerce Union Parties without cause during the six-month period immediately following the Effective Time (collectively, “Severed Employees”), and who are not otherwise entitled to contractual or other severance or change in control benefits, severance benefits in the amounts set forth on Schedule 7.10(c) of the Commerce Union Disclosure Memorandum taking into account the number of years of service of the Severed Employees with the Community First Parties prior to the Effective Time and the Commerce Union Parties thereafter; provided that it shall be a condition to payment of any such severance benefits that the Severed Employee executes a release of claims, which release shall be in a form that complies with Section 409A of the Code and is reasonably acceptable to the Commerce Union Parties. Any such payments of severance benefits (including the timing of the same) shall be in compliance with Section 409A of the Code. For purposes of this Section 7.10(c), “cause” shall have the same meaning as provided in any written employment agreement between any Severed Employee and Commerce Union and/or Reliant on the date such Severed Employee’s employment is terminated, or if no such definition or employment agreement exists, “cause” shall mean conduct amounting to (i) fraud or dishonesty against or to the Commerce Union Parties or their Subsidiaries, (ii) the Severed Employee’s willful misconduct, repeated refusal to follow the reasonable directions of his or her superiors, or knowing violation of Law in the course or scope of performance of services to or for the Commerce Union Parties or their Subsidiaries; (iii) repeated absences from work without a reasonable excuse; (iv) repeated intoxication with alcohol or drugs while on the premises of the Commerce Union Parties or their Subsidiaries during regular business hours; (v) a conviction or plea of guilty or nolo contendere to a felony or a crime involving dishonesty; or (vi) a breach or violation of the terms of any agreement to which the Severed Employee and the Commerce Union Parties or their Subsidiaries are parties.

(e) From and after the Effective Time, Commerce Union and/or Reliant, as applicable, shall assume and honor in accordance with their terms all written employment, severance, and change in control agreements between the Community First Parties or their Subsidiaries and any of their respective employees which are not terminated prior to or in connection with the consummation of the transactions contemplated in this Agreement and are in effect immediately prior to the Effective Time.

(f) Prior to the Effective Time, the Community First Parties shall use their reasonable best efforts to cause to be canceled those CFI Options set forth on Schedule 7.10(f) of the Community First Disclosure Memorandum on such terms as set forth on Schedule 7.10(f) of the Community First Disclosure Memorandum; provided, however, that cancellation of such CFI Options shall not be a condition to Commerce Union’s or Reliant’s obligations to close the Mergers.

(g) This Section 7.10 shall be binding upon and inure solely to the benefit of the Parties, and nothing in this Section 7.10, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.10. Nothing contained in this Section 7.10, express or implied, (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement or (ii) shall alter or limit the ability of the Surviving Corporation,

Commerce Union, or Reliant, or any of their Subsidiaries or Affiliates, to amend, modify, or terminate any benefit plan, program, agreement, or arrangement at any time assumed, established, sponsored, or maintained by any of them. The Parties acknowledge and agree that the provisions of this Section 7.10 shall not create any right in any employee of CFI or Bank or any of their Subsidiaries, or any other Person, to continued employment with the Surviving Corporation, Commerce Union, or Reliant, or any of their Subsidiaries or Affiliates (and shall not limit the right of the Surviving Corporation, Commerce Union, or Reliant, or any of their Subsidiaries or Affiliates, to terminate the employment of any employee), or any compensation or benefits of any nature or kind whatsoever.

Section 7.11 Indemnification.

(a) For a period of six years immediately following the Effective Time, the Surviving Corporation shall indemnify, defend, and hold harmless each of the current and former directors, officers and employees of CFI and Bank, determined as of immediately prior to the Effective Time (each, an “Indemnified Party”), against any and all costs and expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, and liabilities incurred in connection with any claim, action, suit, proceeding, or investigation, whether civil, criminal, administrative, or investigative, arising out of matters existing or occurring prior to the Effective Time, whether asserted or claimed prior to, at, or after the Effective Time, and based on or pertaining to the fact that he or she was a director or officer of CFI or Bank or was serving at the request of CFI or Bank as a director, officer, employee, agent, trustee, or partner of another corporation, partnership, trust, joint venture, employee benefit plan, or other entity, to the fullest extent such Indemnified Party would have been entitled to be so indemnified, defended, and held harmless, subject to applicable Law, under the charters and bylaws of CFI and Bank as in effect as of the date of this Agreement (including the provisions thereof, if any, relating to the advancement of expenses).

(b) Any Indemnified Party wishing to claim indemnification under this Section 7.11, upon learning of any such claim, action, suit, proceeding, or investigation, shall promptly notify the Surviving Corporation of the same; provided that the failure of the Indemnified Party to so notify the Surviving Corporation shall not relieve the Surviving Corporation of any liability it may have to such Indemnified Party if such failure does not actually and materially prejudice the Surviving Corporation. In the event of any such claim, action, suit, proceeding, or investigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to the Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that, (A) if the Surviving Corporation elects not to assume such defense or (B) if counsel for the Indemnified Party advises the Surviving Corporation that there are legal defenses available to the Indemnified Party that are different from or in addition to those available to the Surviving Corporation or that there are issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Party that make joint representation inappropriate, the Indemnified Party may retain its own legal counsel and the Surviving Corporation shall pay, as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Party (which may not exceed one firm in any jurisdiction unless there are multiple Indemnified Parties who have conflicts of interest), (ii) the Indemnified Party will cooperate in the defense thereof, (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent, which consent may be withheld or granted by the Surviving Corporation in its sole discretion, and (iv) the Surviving Corporation shall have no obligation hereunder in the event a federal or state banking agency or authority or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(c) Subject to the second sentence of this Section 7.11(c), for a period of six years immediately following the Effective Time, Commerce Union shall cause to be maintained in effect the current policies of directors’ and officers’ and, if applicable, fiduciary liability insurance maintained by CFI (provided that Commerce Union may substitute therefor policies with a comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insureds) with respect to claims against those individuals who are covered by CFI’s current policies of directors’ and officers’ and, if applicable, fiduciary liability insurance arising from facts or events which occurred at or before the Effective Time (including the transactions contemplated by this Agreement); provided, however, that Commerce Union shall not be obligated to expend for such insurance, on an annual basis, an amount in excess of 110% of the most recent annual premium paid by the Community First Parties for their existing policies of directors’ and officers’ and, if applicable, fiduciary liability insurance (the “Premium Cap”), and, if such premiums for such insurance would exceed the Premium Cap, then Commerce Union shall cause to be maintained policies of insurance which provide the maximum coverage available for an amount equal to the Premium Cap. In lieu of the foregoing, CFI, in consultation with Commerce Union, may (and, at the request of Commerce Union, CFI shall use its reasonable best efforts to) obtain at or prior to the Effective Time, at Commerce Union’s expense, a six-year “tail” policy under CFI’s existing directors’ and officers’ and, if applicable, fiduciary liability insurance policy, providing equivalent coverage to that described in the preceding sentence, if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed 250% of the most recent annual premium paid by the Community First Parties for their existing policies of directors’ and officers’ and, if applicable, fiduciary liability insurance (or such other amount as may be mutually agreed upon by the Parties).

(d) In the event the Surviving Corporation or any of its successors or assigns shall consolidate with or merge with or into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or shall transfer all or substantially all of its properties and assets to any other Person, then, and in each such case, the Surviving Corporation or its successors or assigns, as applicable, shall make proper provision so that the successors or assigns of the Surviving Corporation assume the obligations of the Surviving Corporation set forth in this Section 7.11.

(e) Any indemnification payments made pursuant to this Section 7.11 are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. § 1828(k)) and the regulations promulgated thereunder by the FDIC (12 C.F.R. Part 359).

Section 7.12 Registration Statement.

(a) As soon as reasonably practicable after the date of this Agreement, but in no event later than 40 Business Days following the date hereof, Commerce Union and CFI will prepare and file with the SEC the Joint Proxy Statement/Prospectus and Commerce Union will prepare and file with the SEC the Registration Statement (in which the Joint Proxy Statement/Prospectus will be included as a prospectus), which in each case shall comply with all of the requirements of the Exchange Act and the Securities Act (and the rules and regulations thereunder) applicable thereto. Each of Commerce Union and CFI shall its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as soon as practicable after the filing thereof. Commerce Union shall also use its reasonable best efforts to register or exempt from registration the Commerce Union Common Stock to be issued to holders of CFI Common Stock as Merger Consideration under the state securities or “blue sky” Laws of all applicable jurisdictions, and to keep the Registration Statement and such state securities Laws or “blue sky” registrations or exemptions current and in effect for so long as is necessary to consummate the transactions contemplated by this Agreement, and the Community First Parties shall furnish all information concerning the Community First Parties and their shareholders as may be reasonably requested by Commerce Union in connection with the same. Commerce Union shall have primary responsibility for preparing and filing the Registration Statement, provided that Commerce Union shall to the extent practicable afford the Community First Parties and their legal, financial, and accounting advisors a reasonable opportunity to review and provide comments on (i) the Registration Statement before it is filed with the SEC and (ii) all amendments and supplements to the Registration Statement and all responses to requests for additional information and replies to comments relating to the Registration Statement before the same are filed with or submitted to the SEC. Each Party, to the extent permitted by Law, shall deliver to the other Parties copies of all material filings, correspondence, orders, and documents with, to, or from Governmental Entities, and shall promptly relay to the other Parties the substance of any material oral communications with, to, or from Governmental Entities, in each case pertaining or relating to the Registration Statement or any documents or materials related thereto.

(b) The Parties shall cooperate in the preparation of the Registration Statement and the Joint Proxy Statement/Prospectus for the purpose of submitting this Agreement and the transactions contemplated hereby to the shareholders of CFI for approval and submitting the Stock Issuance Proposal to the shareholders of Commerce Union for approval. Each Party will as promptly as reasonably practicable after the date of this Agreement furnish all data and information relating to it and its Subsidiaries, and its and its Subsidiaries’ directors, officers, and shareholders, as the other Parties may reasonably request for the purpose of including such data and information in the Registration Statement and/or the Joint Proxy Statement/Prospectus. The Community First Parties expressly agree to cooperate with Commerce Union and its legal and accounting advisors in requesting and obtaining appropriate opinions, consents, and letters from its financial advisor(s) and independent auditor(s), and in taking such other actions as may be reasonably requested by Commerce Union, in connection with the Registration Statement or the Joint Proxy Statement/Prospectus. Each Party covenants and agrees that none of the information supplied or to be supplied by such Party for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement or any amendment or supplement thereto becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, (ii) the Joint Proxy Statement/Prospectus or any amendment or supplement thereto will, on the date the same is first mailed to shareholders of the Parties or at the time of the Commerce Union Meeting or the CFI Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, or (iii) any other document filed with any Governmental Entity in connection with the transactions contemplated by this Agreement will, at the time such document is filed, fail to comply as to form, in all material respects, with the provisions of applicable Law. The Joint Proxy Statement/Prospectus will comply as to form, in all material respects, with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by any Party with respect to statements made or incorporated by reference therein based on information supplied by any other Party for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus. Each Party covenants and agrees that, in the event such Party becomes aware of any information furnished by it that would cause any of the statements in the Registration Statement or the Joint Proxy Statement/Prospectus, or any other document filed with any Governmental Entity in connection with the transactions contemplated by this Agreement, to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, such Party will promptly inform the other Parties thereof in writing and take all necessary steps to correct the Registration Statement or Joint Proxy Statement/Prospectus, or other document, as applicable.

Section 7.13 Nasdaq Listing. Commerce Union shall use commercially reasonable efforts to cause the shares of Commerce Union Common Stock to be issued as Merger Consideration in accordance with this Agreement to be authorized for listing on Nasdaq (subject to official notice of issuance) prior to the Effective Time.

Section 7.14 Appointment of Directors. Prior to or at the Effective Time, each of Commerce Union and Reliant and its respective boards of directors shall take all action required to set its board of directors at 14 members and to elect or appoint to the board of directors of Commerce Union and the board of directors of Reliant, respectively, effective as of or immediately following the Effective Time, Robert E. (Brown) Daniel, Louis E. Holloway, and Rusty Vest, or, if any of them is unwilling or unable to serve, another member of CFI’s or Bank’s board of directors as of the date hereof mutually agreed upon by Commerce Union and CFI who continues to serve as a member of CFI’s or Bank’s, as applicable, board of directors until immediately prior to the Effective Time.

Section 7.15 Notice of Dissenters’ Rights Matters. The Community First Parties shall give the Commerce Union Parties prompt written notice of their receipt of any notice, demand, or other instrument or communication relating to dissenters’ rights (including any notice of intent to demand payment or any withdrawal of any such notice) provided by or behalf of any shareholder of CFI pursuant to Chapter 23 of the Corporation Act.

Section 7.16 Exemption from Section 16(b) Liability. Commerce Union acknowledges that, in order to most effectively compensate and retain those officers and directors of the Community First Parties that will become officers or directors of Commerce Union subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with or as a result of the transactions contemplated by this Agreement (the “CFI Insiders”), it is desirable that the CFI Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable Law in connection with the conversion or exchange of shares of CFI Common Stock in the Merger, and for that compensatory and retentive purpose agrees to the provisions of this Section 7.17. The board of directors of Commerce Union, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall prior to the Effective Time take all such action as may be reasonably required to cause any acquisitions of Commerce Union Common Stock by any CFI Insiders to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable Law.

Section 7.17 Hickman County Property. Prior to the Effective Time, the Community First Parties shall use their commercially reasonable efforts to enter the Hickman County Property into the State of Tennessee’s Voluntary Cleanup, Oversight, and Assistance Program, to execute a Brownfield Voluntary Agreement with the Tennessee Department of Environment and Conservation covering the Hickman County Property, and to obtain formal regulatory closure with respect to the Hickman County Property as demonstrated by the Community First Parties’ receipt of a no further action letter from the Tennessee Department of Environment and Conservation pursuant to such Brownfield Voluntary Agreement; provided, however, that the Parties hereto acknowledge and agree that it shall not be a condition to the Parties’ obligation to close the transactions contemplated by this Agreement that such a Brownfield Agreement shall have been executed or formal regulatory closure (including the receipt of a no further action letter from the Tennessee Department of Environment and Conservation) shall have been obtained.

ARTICLE VIII

CONDITIONS TO CONSUMMATION OF MERGER

Section 8.1 Conditions to Each Party’s Obligation to Consummate the Merger. The respective obligation of each Party to consummate the Merger and the other transactions contemplated by this Agreement is subject to the satisfaction or, to the extent permitted by applicable Law, written waiver by such Party prior to the Closing of each of the following conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions):

(a) Shareholder Approvals. This Agreement shall have been duly approved by the shareholders of CFI in accordance with CFI’s charter and bylaws and applicable Law, and the Stock Issuance Proposal shall have been duly approved by the shareholders of Commerce Union in accordance with the charter and bylaws of Commerce Union and applicable Law.

(b) Governmental Approvals. All approvals, consents, and waivers of or from Governmental Entities (including without limitation the Regulatory Approvals) required to consummate the transactions contemplated by this Agreement (including without limitation the Merger, the Second Step Merger, and the Bank Merger) shall have been obtained and shall be in full force and effect, and all statutory waiting periods in respect thereof shall have expired, and no such approval, consent, or waiver shall contain any condition, restriction, or requirement that would, individually or in the aggregate with one or more other such conditions, restrictions, or requirements, that would be so material and adverse with respect to the economic benefits to Commerce Union or its Affiliates of the operation of the Surviving Corporation and its Subsidiaries taken as a whole that a purchaser acting reasonably in the circumstances and in good faith would not have entered into this Agreement had such purchaser known and reasonably assessed that such condition(s), restriction(s), or requirement(s) would be imposed (any such condition, restriction, or requirement, a “Burdensome Condition”); provided, however, that (i) any condition, restriction, or requirement imposed by a Governmental Entity which is customarily imposed in published orders or approvals for transactions such as the Merger, the Second Step Merger, or the Bank Merger shall not be deemed to be a Burdensome Condition and (ii) prior to declaring a Burdensome Condition and electing not to consummate the transactions contemplated hereby as a result thereof, Commerce Union shall use commercially reasonable efforts to negotiate with the relevant Governmental Entity a modification to the condition, restriction, or requirement to reduce the burdensome nature thereof such that the condition, restriction, or requirement no longer constitutes a Burdensome Condition.

(c) No Injunction; Illegality. There shall not be in effect any order, decree, or injunction of any Governmental Entity that enjoins or prohibits the consummation of the Merger, the Second Step Merger, or the Bank Merger, and no Governmental Entity shall have instituted any action, suit, or proceeding for the purpose of enjoining or prohibiting the consummation of the Merger, the Second Step Merger, or the Bank Merger. No Law shall have been enacted, entered, promulgated, or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the Merger, the Second Step Merger, or the Bank Merger.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending such effectiveness shall be in effect, and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated, continuing, or threatened and unresolved.

(e) Nasdaq Listing. The shares of Commerce Union Common Stock that will be issued to holders of CFI Common Stock as Merger Consideration in the Merger pursuant to this Agreement shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

Section 8.2 Conditions to Obligations of Community First Parties. The obligation of each of CFI and Bank to consummate the Merger and the other transactions contemplated by this Agreement is also subject to the satisfaction or, to the extent permitted by applicable Law, written waiver by CFI and Bank prior to the Closing of each of the following conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions):

(a) Representations and Warranties of Commerce Union Parties. The representations and warranties of the Commerce Union Parties contained in Section 5.2(c) (Capitalization), Section 5.2(k)(i) (Absence of Certain Changes or Events), and Section 5.2(t) (Broker Fees) shall be true and correct in all respects (other than, in the case of Section 5.2(c) only, inaccuracies which, individually and in the aggregate, are de minimis in both amount and impact) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date). The representations and warranties of the Commerce Union Parties contained in Section 5.2(a) (Organization and Qualification) and Section 5.2(d) (Authority) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date). All other representations and warranties of the Commerce Union Parties contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct has not had or resulted in, and would not reasonably be expected to have or result in, individually or in the aggregate, a Commerce Union Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties containing or subject to a materiality or Commerce Union Material Adverse Effect qualifier shall be read without, and shall be deemed not to include or be subject to, any such qualifier.

(b) Performance of Obligations of Commerce Union Parties. The Commerce Union Parties shall have performed and complied with, in all material respects, all obligations and covenants required to be performed and complied with by them under this Agreement prior to or at the Effective Time.

(c) Officers’ Certificate. The Community First Parties shall have received a certificate, dated as of the Closing Date, signed by the chief executive officer and the chief financial officer of each of Commerce Union and Reliant, and otherwise in form and substance reasonably satisfactory to the Community First Parties, to the effect that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

(d) Tax Opinion. CFI shall have received an opinion from Bass, Berry & Sims PLC, legal counsel to CFI, dated as of the Closing Date and in form and substance reasonably satisfactory to CFI, to the effect that, on the basis of facts, representations, and assumptions set forth or referred to in such opinion, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, such counsel may require and rely upon representations contained in certificates of officers of the Community First Parties and the Commerce Union Parties, reasonably satisfactory in form and substance to such counsel.

Section 8.3 Conditions to Obligations of Commerce Union Parties. The obligation of each of Commerce Union, Merger Sub, and Reliant to consummate the Merger and the other transactions contemplated by this Agreement is also subject to the satisfaction or, to the extent permitted by applicable Law, written waiver by Commerce Union, Merger Sub, and Reliant prior to the Closing of each of the following conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions):

(a) Representations and Warranties of Community First Parties. The representations and warranties of the Community First Parties contained in Section 4.2(c) (Capitalization), Section 4.2(k)(i) (Absence of Certain Changes or Events), and Section 4.2(w) (Broker Fees) shall be true and correct in all respects (other than, in the case of Section 4.2(c) only, inaccuracies which, individually and in the aggregate, are de minimis in both amount and impact) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date). The representations and warranties of the Community First Parties contained in Section 4.2(a) (Organization and Qualification) and Section 4.2(d) (Authority) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date). All other representations and warranties of the Community First Parties contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct has not had or resulted in, and would not reasonably be expected to have or result in, individually or in the aggregate, a CFI Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties containing or subject to a materiality or CFI Material Adverse Effect qualifier shall be read without, and shall be deemed not to include or be subject to, any such qualifier.

(b) Performance of Obligations of Community First Parties. The Community First Parties shall have performed and complied with, in all material respects, all obligations and covenants required to be performed and complied with by them under this Agreement prior to or at the Effective Time.

(c) Officers’ Certificate. The Commerce Union Parties shall have received a certificate, dated as of the Closing Date, signed by the chief executive officer and the chief financial officer of each of CFI and Bank, and otherwise in form and substance reasonably satisfactory to the Commerce Union Parties, to the effect that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

(d) Tax Opinion. Commerce Union shall have received an opinion from Butler Snow LLP, legal counsel to Commerce Union, dated as of the Closing Date and in form and substance reasonably satisfactory to Commerce Union, to the effect that, on the basis of facts, representations, and assumptions set forth or referred to in such opinion, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, such counsel may require and rely upon representations contained in certificates of officers of the Community First Parties and the Commerce Union Parties, reasonably satisfactory in form and substance to such counsel.

(e) Director Resignations. Each member of the board of directors of CFI and each member of the board of directors of Bank shall have delivered to CFI and Bank, respectively, written resignations whereby such individuals resign from the CFI and Bank boards of directors effective as of the Effective Time, and the Community First Parties shall have delivered to the Commerce Union Parties such evidence of the same as the Commerce Union Parties shall reasonably request.

(f) Dissenting Shareholders. The holders of not more than 7.5% of the outstanding shares of CFI Common Stock shall have perfected and not effectively withdrawn or lost their rights to dissent from the Merger pursuant to Chapter 23 of the Corporation Act.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time or as otherwise indicated:

(a) By mutual written agreement of Commerce Union, Merger Sub, Reliant, CFI, and Bank.

(b) By the Commerce Union Parties (provided that neither Commerce Union, Merger Sub, nor Reliant is then in material breach of any representation, warranty, covenant, or agreement contained herein), in the event of a breach by CFI or Bank of any representation, warranty, covenant, or agreement contained in this Agreement, or by the Community First Parties (provided that neither CFI nor Bank is then in material breach of any representation, warranty, covenant, or agreement contained herein), in the event of a breach by Commerce Union, Merger Sub, or Reliant of any representation, warranty, covenant, or agreement contained in this Agreement, in either case which breach (i) individually or in the aggregate with all other such breaches would, if occurring or continuing on the Closing Date, result in the failure of any of the conditions set forth in Article VIII and (ii) has not been cured by the earlier of August 31, 2018, and 30 days after written notice to the breaching Party of such breach.

(c) By either the Commerce Union Parties or the Community First Parties, (i) in the event the shareholders of CFI fail to approve, by the requisite vote, this Agreement and the transactions contemplated hereby at the CFI Meeting, provided that the Community First Parties shall only be entitled to exercise their right of termination under this Section 9.1(c)(i) if the Community First Parties have complied in all material respects with, and there has been no material breach or violation by the Community First Parties of, their obligations and covenants set forth in Section 7.7, or (ii) in the event the shareholders of Commerce Union fail to approve, by the requisite vote, the Stock Issuance Proposal at the Commerce Union Meeting, provided that the Commerce Union Parties shall only be entitled to exercise their right of termination under this Section 9.1(c)(ii) if the Commerce Union Parties have complied in all material respects with, and there has been no material breach or violation by the Commerce Union Parties of, their obligations and covenants set forth in Section 7.8.

(d) By either the Commerce Union Parties or the Community First Parties, in the event any of the Regulatory Approvals shall have been denied by final and non-appealable action of a Governmental Entity or any application therefor shall have been permanently withdrawn at the direction of a Governmental Entity; provided, however, that the Commerce Union Parties shall not be entitled to exercise their right of termination under this Section 9.1(d) if such denial or withdrawal shall be due to the failure of Commerce Union, Merger Sub, or Reliant to perform or observe its obligations and covenants set forth in this Agreement, and that the Community First Parties shall not be entitled to exercise their right of termination under this Section 9.1(d) if such denial or withdrawal shall be due to the failure of CFI or Bank to perform or observe its obligations and covenants set forth in this Agreement.

(e) By either the Commerce Union Parties or the Community First Parties, in the event any court or other Governmental Entity of competent jurisdiction shall have issued a final, non-appealable order enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement; provided, however, that the Commerce Union Parties shall not be entitled to exercise their right of termination under this Section 9.1(e) if such action of such court or other Governmental Entity shall be due to the failure of Commerce Union, Merger Sub, or Reliant to perform or observe its obligations and covenants set forth in this Agreement, and that the Community First Parties shall not be entitled to exercise their right of termination under this Section 9.1(e) if such action of such court or other Governmental Entity shall be due to the failure of CFI or Bank to perform or observe its obligations and covenants set forth in this Agreement.

(f) By either the Commerce Union Parties or the Community First Parties, in the event the Merger is not consummated by August 31, 2018, unless (i) in the event of termination by the Commerce Union Parties, the failure to consummate the Merger by such date shall be due to the failure of Commerce Union, Merger Sub, or Reliant to perform or observe its obligations and covenants set forth in this Agreement, and (ii) in the event of termination by the Community First Parties, the failure to consummate the Merger by such date shall be due to the failure of CFI or Bank to perform or observe its obligations and covenants set forth in this Agreement.

(g) By the Commerce Union Parties, in the event that, prior to the approval of this Agreement by the shareholders of CFI in accordance with CFI’s charter and bylaws and applicable Law, (i) CFI or Bank materially breaches Section 7.1 or Section 7.7 or (ii) the board of directors of CFI does not publicly recommend in the Joint Proxy Statement/Prospectus the approval of this Agreement and the transactions contemplated hereby by the shareholders of CFI or, after having made such recommendation, subsequently makes a CFI Change of Recommendation.

(h) By the Commerce Union Parties, in the event a tender offer or exchange offer for 20% or more of any class or series of outstanding shares of CFI Stock is commenced (other than by the Commerce Union Parties) and the CFI board of directors recommends that the shareholders of CFI tender their shares in such tender offer or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten day business day period specified in Rule 14e-2(a) under the Exchange Act.

(i) By the Community First Parties, at any time prior to the approval of this Agreement by the shareholders of CFI in accordance with CFI’s charter and bylaws and applicable Law, for the purpose of entering into an agreement with respect to a Superior Proposal, provided that there has been no material breach by CFI or Bank of Section 7.1 or Section 7.7.

(j) By the Community First Parties, in the event that, prior to the approval of the Stock Issuance Proposal by the shareholders of Commerce Union in accordance with the charter and bylaws of Commerce Union and applicable Law, the Commerce Union board of directors (i) submits the Stock Issuance Proposal to the shareholders of Commerce Union without a recommendation for approval or makes a Commerce Union Change of Recommendation or (ii) materially breaches Section 7.8.

(k) By the Community First Parties, if both (i) the Average Closing Price (as defined below) is less than $19.52 and (ii) (A) the number obtained by dividing the Average Closing Price by the average closing price per share of Commerce Union Common Stock on Nasdaq for the 15 consecutive trading days ending on (and including) the date of this Agreement, rounded to four decimal places, is less than (B) the difference between (1) the number obtained by dividing the Index Value (as defined below) on the Determination Date (as defined below) by the Index Value on the Starting Date (as defined below), rounded to four decimal places, minus (2) 0.20. For purposes of this Section 9.1(k), the term “Average Closing Price” means the average closing price per share of Commerce Union Common Stock as reported on Nasdaq (or such other exchange or market as such shares shall then trade) for the 15 consecutive trading days ending on (and including) the Determination Date; the term “Determination Date” means that certain date which is the fifth Business Day prior to the Closing Date; the term “Index Value,” on a given date, means the closing index value for the SNL U.S. Bank Index as reported by Bloomberg, L.P.; and the term “Starting Date” means the date of this Agreement, or if the date of this Agreement is not a date on which the Index Value is available (an “Index Availability Date”) the Index Availability Date that is closest to, but prior to, the date of this Agreement.

Section 9.2 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article IX, this Agreement shall, subject to Section 9.3, become null and void and have no further force or effect and the Parties shall have no further or continuing liability or obligations under this Agreement, except that (a) Section 7.3(d), Section 7.6, this Section 9.2, Section 9.3, and Article X of this Agreement shall survive any termination of this Agreement and (b) notwithstanding anything to the contrary contained in this Agreement, no Party shall be relieved of or released from any liability or damages arising out of such Party’s fraud or willful or intentional breach of any provision of this Agreement.

Section 9.3 Termination Fee.

(a) In the event (i) this Agreement is terminated by the Commerce Union Parties pursuant to Section 9.1(b) and (ii) at any time after the date of this Agreement and at or before the CFI Meeting (including at or before any adjournment or postponement thereof) a bona fide Acquisition Proposal shall have been received by the Community First Parties, which has not been withdrawn prior to the date of the termination of this Agreement, and within 12 months of the date of such termination of this Agreement CFI enters into a definitive agreement with respect to, or consummates, any Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then CFI shall pay to the Commerce Union Parties a termination fee of $2,100,000 (the “Termination Fee”) on the earlier of the date of CFI’s execution of such definitive agreement or consummation of such Acquisition Proposal; provided that, for purposes of this Section 9.3(a), all references in the definition of Acquisition Proposal to “20%” shall instead be deemed to be references to “50%.”

(b) In the event this Agreement is terminated by the Commerce Union Parties pursuant to Section 9.1(g) or Section 9.1(h), the Community First Parties shall pay to the Commerce Union Parties the Termination Fee not later than two Business Days after the date of termination of this Agreement.

(c) In the event this Agreement is terminated by the Community First Parties pursuant to Section 9.1(i), the Community First Parties shall pay to the Commerce Union Parties the Termination Fee not later than two Business Days after the date of termination of this Agreement.

(d) In the event this Agreement is terminated by the Community First Parties pursuant to Section 9.1(j), the Commerce Union Parties shall pay to the Community First Parties the Termination Fee not later than two Business Days after the date of termination of this Agreement.

Any Termination Fee and other amounts payable in accordance with this Section 9.3 shall be paid by wire transfer of immediately available funds to an account designated by the Commerce Union Parties or the Community First Parties, as applicable. The Parties acknowledge that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement and that absent such agreements the Parties would not have entered into this Agreement. In the event a Party fails to timely make payment of any amounts due and payable by such Party under this Section 9.3, the Party failing to make such payment shall pay or reimburse the Party or Parties entitled to receive such payment all costs and expenses (including reasonable attorneys’ fees and expenses and court costs) incurred by such Party or Parties in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such amounts unpaid at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment. The Termination Fees and other amounts payable by the Parties pursuant to this Section 9.3 constitute liquidated damages and not a penalty and, except in the case of fraud or willful or intentional breach of this Agreement, shall be the sole monetary remedy of the Parties in the event this Agreement is terminated under the circumstances described in Sections 9.3(a)-(d).

ARTICLE X

MISCELLANEOUS

Section 10.1 Survival. None of the representations, warranties, covenants, or agreements contained in this Agreement shall survive the Effective Time (other than those covenants and agreements contained herein that by their express terms are to be observed or performed after the Effective Time) or the termination of this Agreement (other than Section 7.3(d), Section 7.6, Section 9.2, Section 9.3, and this Article X, each of which shall survive any such termination). Notwithstanding the foregoing or anything else in this Agreement to the contrary, none of the representations, warranties, covenants, or agreements contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive any Party hereto or any of its Affiliates of any defense, at law or in equity, which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

Section 10.2 Interpretation. When reference is made in this Agreement to an Article, Section, Exhibit, or Schedule, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement, unless otherwise indicated. The headings appearing in this Agreement have been inserted for purposes of convenience of reference only and shall not affect the meaning of, or be given any force or effect in the construction or interpretation of, this Agreement. Whenever the words “include,” “includes,” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not actually followed by such words. Any singular term used in this Agreement shall be deemed to include the plural, and any plural term the singular. Any gender reference in this Agreement shall be deemed to include all genders. All references in this Agreement to a specific statute shall be deemed to refer to all regulations and authoritative guidance issued thereunder, and all references in this Agreement to a statute, regulation, or other guidance shall also be deemed to refer to any superseding statute, regulation or guidance. Any document or item will be deemed “delivered,” “provided,” or “made available” to a Party within the meaning of this Agreement if such document or item is (a) made available to such Party specifically for review in person by another Party or its representatives, (b) contained and accessible to such Party for a continuous period of at least 48 hours immediately prior to the Parties’ execution of this Agreement (if to be delivered, provided, or made available prior to the date hereof) or the Closing Date (if to be delivered, provided, or made available prior to Closing) in the electronic data room hosted by Firmex established by the Community First Parties in connection with the transactions contemplated hereby (to which the Commerce Union Parties and their designated representatives had access rights during such period) or the electronic data room hosted by Firmex established by the Commerce Union Parties in connection with the transactions contemplated hereby (to which the Community First Parties and their designated representatives had access rights during such period), or (c) filed by a party with the SEC and publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC at least 48 hours immediately prior to the execution of this Agreement (if to be delivered, provided, or made available prior to the date hereof) or the Closing Date (if to be delivered, provided or made available prior to Closing). All references to “dollars” or “$” in this Agreement are to United States dollars. Whenever the words “as of the date hereof” are used in this Agreement, such date shall be deemed the date of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 10.3 Amendment; Waiver. This Agreement may be amended, modified, or supplemented at any time, either before or after approval of this Agreement by any Party’s shareholders, by, but only by, a written instrument executed by each of the Parties; provided, however, that, after the approval of this Agreement by a Party’s shareholders, there may not be, without further approval of such shareholders, any amendment, modification, or supplement of or to this Agreement that requires further approval of or by such shareholders under applicable Law. Prior to the Effective Time, any provision of this Agreement may be waived by the Party or Parties entitled to the benefits thereof, provided that any such waiver shall be in writing and executed by the Party or Parties granting such waiver.

Section 10.4 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument. A facsimile or other electronic copy of a signature page to this Agreement shall be deemed to be, and shall have the same force and effect as, an original signature page.

Section 10.5 Governing Law. This Agreement shall be governed by, and construed, interpreted, and enforced in accordance with, the laws of the State of Tennessee, without regard to conflict of laws principles.

Section 10.6 Expenses. Except as expressly otherwise provided in this Agreement, each Party shall be responsible for and pay all costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that the costs and expenses of printing and mailing the Joint Proxy Statement/Prospectus and all filing and other fees paid to the SEC in connection with the transactions contemplated herein shall be borne equally by the Commerce Union Parties, on the one hand, and the Community First Parties, on the other hand.

Section 10.7 Notices. All notices, requests, consents, and other communications required or permitted under or related to this Agreement shall be in writing and shall be deemed given, delivered, and effective (i) when delivered, if delivered personally, (ii) on the third Business Day after mailing, if mailed by first class United States Mail, postage prepaid and return receipt requested, or (iii) on the first Business Day after mailing, if sent by a nationally recognized overnight delivery service, in each case to the Parties at the following addresses (or such other addresses as the Parties may designate from time to time by notice given in accordance with this Section 10.7):

If to Commerce Union,
Merger Sub, or Reliant:	with a copy (which shall not constitute notice) to:

Commerce Union Bancshares, Inc.	Butler Snow LLP
Pioneer Merger Sub, Inc.	Attention: Adam G. Smith
Reliant Bank	150 3rd Avenue South, Suite 1600
Attention: DeVan D. Ard, Jr.	Nashville, Tennessee 37201
1736 Carothers Parkway, Suite 100
Brentwood, Tennessee 37027

If to CFI or Bank:	with a copy (which shall not constitute notice) to:

Community First, Inc.	Bass, Berry & Sims PLC
Community First Bank & Trust	Attention: D. Scott Holley
Attention: Louis E. Holloway	150 3rd Avenue South, Suite 2800
501 S. James M. Campbell Boulevard	Nashville, Tennessee 37201
Columbia, Tennessee 38401

Section 10.8 Entire Agreement; Third Party Beneficiaries. This Agreement, including and together with the Exhibits and Schedules hereto and the Disclosure Memoranda, and the Confidentiality Agreement (but only to the extent the Confidentiality Agreement is not inconsistent with any provision of this Agreement) represent the entire understanding of the Parties with respect to the transactions contemplated hereby and supersede any and all prior agreements, understandings, and arrangements, whether written or oral, between or among the Parties with respect to such subject matter. This Agreement is made solely for the benefit of the Parties hereto and their respective successors and permitted assigns, and no other Person shall acquire or have any rights under or by virtue of this Agreement, except that the Indemnified Parties (and their heirs and legal and personal representatives) are intended third-party beneficiaries of this Agreement to the extent, but only to the extent, provided in Section 7.11 and except for the rights, from and after the Effective Time, but only if the Effective Time shall occur, of holders of CFI Common Stock to receive the Merger Consideration in accordance with Article III and of the holders of CFI Equity Awards under Section 3.10.

Section 10.9 Severability. In the event any term or provision of this Agreement is held to be invalid, illegal, or unenforceable for any reason or in any respect, (a) such invalidity, illegality, or unenforceability shall in no event affect, prejudice, or disturb the validity, legality, or enforceability of the remainder of this Agreement, which shall be and remain in full force and effect enforceable in accordance with its terms, and (b) the Parties shall use their reasonable best efforts to substitute for such invalid, illegal, or unenforceable term or provision an alternative term or provision which, insofar as practicable, implements the original purposes and intent of this Agreement.

Section 10.10 Assignment. No Party may assign or delegate this Agreement or any of its rights, interests, duties, or obligations hereunder without the prior written consent of each of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 10.11 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties shall be entitled to specific performance of the terms of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any action or proceeding brought in accordance with Section 10.12, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party hereby further waives any defense in any action for specific performance that a remedy at law would be adequate and any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 10.12 Submission to Jurisdiction. EACH PARTY KNOWINGLY AND VOLUNTARILY HEREBY (A) IRREVOCABLY SUBMITS TO THE SOLE AND EXCLUSIVE JURISDICTION OF THE STATE COURTS OF THE STATE OF TENNESSEE LOCATED IN NASHVILLE, DAVIDSON COUNTY, TENNESSEE, OR IN THE EVENT (BUT ONLY IN THE EVENT) THAT NO SUCH STATE COURT HAS JURISDICTION, THE UNITED STATES DISTRICT COURT FOR THE MIDDLE DISTRICT OF TENNESSEE, NASHVILLE DIVISION (THE “TENNESSEE COURTS”), IN RESPECT OF ANY CLAIM, ACTION, SUIT, OR PROCEEDING UNDER, ARISING OUT OF, OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, (B) IRREVOCABLY WAIVES AND AGREES NOT TO ASSERT AS A DEFENSE IN OR TO ANY SUCH CLAIM, ACTION, SUIT, OR PROCEEDING THAT SUCH PARTY IS NOT SUBJECT TO THE JURISDICTION OF THE TENNESSEE COURTS, THAT SUCH CLAIM, ACTION, SUIT, OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN THE TENNESSEE COURTS OR THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE, OR THAT THIS AGREEMENT MAY NOT BE CONSTRUED, INTERPRETED,

OR ENFORCED IN OR BY THE TENNESSEE COURTS, AND (C) IRREVOCABLY AGREES THAT ALL CLAIMS A PART OF OR WITH RESPECT TO ANY SUCH CLAIM, ACTION, SUIT, OR PROCEEDING SHALL BE HEARD AND DETERMINED BY THE TENNESSEE COURTS. THE PARTIES HEREBY GRANT THE TENNESSEE COURTS JURISDICTION OVER THE PERSONS OF THE PARTIES AND, TO THE EXTENT PERMITTED BY LAW, OVER THE SUBJECT MATTER OF ANY SUCH CLAIM, ACTION, SUIT, OR PROCEEDING.

Section 10.13 Jury Trial Waiver. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVES ANY AND ALL RIGHTS SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION, SUIT, OR PROCEEDING UNDER, ARISING OUT OF, OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be executed by their duly authorized officers as of the date first above written.

COMMERCE UNION BANCSHARES, INC.

By:	/s/ DeVan D. Ard, Jr.
DeVan D. Ard, Jr.
President and Chief Executive Officer

PIONEER MERGER SUB, INC.

By:	/s/ DeVan D. Ard, Jr.
DeVan D. Ard, Jr.
President

RELIANT BANK

By:	/s/ DeVan D. Ard, Jr.
DeVan D. Ard, Jr.
President and Chief Executive Officer

COMMUNITY FIRST, INC.

By:	/s/ Louis E. Holloway
Louis E. Holloway
Chief Executive Officer

COMMUNITY FIRST BANK & TRUST

By:	/s/ Louis E. Holloway
Louis E. Holloway
Chief Executive Officer

(Signature Page to Agreement and Plan of Merger)